Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

OPHTHALMIC IMAGING SYSTEMS,

MV ACQUISITIONS LTD.

and

MEDIVISION MEDICAL IMAGING LTD.

Dated as of March 25, 2008

i

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v

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		Page
Section 9.06	Entire Agreement	77
Section 9.07	No Third-Party Beneficiaries	77
Section 9.08	Obligations of OIS and of MediVision	77
Section 9.09	Transfer Taxes	78
Section 9.10	Definitions	78
Section 9.11	Severability	78
Section 9.12	Interpretation; Construction	78
(a)	Headings, etc.	78
(b)	No Presumption	78
(c)	Disclosure Letters	78
Section 9.13	Assignment	78

LIST OF EXHIBITS

EXHIBIT A	VOTING AGREEMENT
EXHIBIT B	REGISTRATION RIGHTS AGREEMENT
EXHIBIT C	ROFR AGREEMENT
EXHIBIT D	LOCK-UP AND STANDSTILL AGREEMENT
EXHIBIT E	OIS ARTICLES AMENDMENTS
EXHIBIT F	SURVIVING CORPORATION DIRECTORS
EXHIBIT G	SURVIVING CORPORATION OFFICERS
EXHIBIT H	OIS DIRECTORS
EXHIBIT I	OIS AMENDED AND RESTATED BYLAWS
EXHIBIT J	SURVIVING CORPORATION MEMORANDUM OF ASSOCIATION
EXHIBIT K	OIS OPTION PLANS
EXHIBIT L	NEW INDEMNIFICATION LETTERS
EXHIBIT M	MERGER PROPOSAL
LIST OF SCHEDULES
SCHEDULE R-1	PRINCIPAL MV SHAREHOLDERS
ANNEX A	DEFINED TERMS

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated March 25, 2008, among OPHTHALMIC IMAGING SYSTEMS, a California corporation (“OIS”), MV ACQUISITIONS LTD., an Israeli company and a wholly-owned subsidiary of OIS (“Merger Sub”), and MEDIVISION MEDICAL IMAGING LTD., an Israeli company (“MediVision”; MediVision and Merger Sub are sometimes collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of the Agreement and in accordance with the Israeli Companies Law 5759 - 1999 (together with the rules and regulations promulgated thereunder, the “Israeli Companies Law”), OIS, Merger Sub and MediVision intend to effect the merger of Merger Sub with and into MediVision (the “Merger”), pursuant to which Merger Sub will cease to exist, MediVision’s outstanding shares will be converted into shares of OIS common stock, and MediVision will become a wholly-owned subsidiary of OIS, all in accordance with this Agreement; and

WHEREAS, (i) each of the audit committee and the board of directors of MediVision (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law) has: (A) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, MediVision and its shareholders; and (B) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) the board of directors of MediVision has determined: (A) that, considering the financial position of the Constituent Corporations, no reasonable concern exists that the Surviving Corporation (as defined in Section 1.01) will be unable to fulfill the obligations of MediVision to its creditors; and (B) to recommend to the shareholders of MediVision the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, MediVision currently owns approximately 56% of the issued and outstanding OIS Common Stock; and

WHEREAS, the Board of Directors of OIS (the “OIS Board”) has established a special committee composed of disinterested members of the OIS Board (the “OIS Special Committee”) to review and evaluate the terms and conditions, and determine the advisability, of a possible business combination with MediVision; and

WHEREAS, the OIS Special Committee has negotiated the terms and conditions of this Agreement on behalf of OIS and has (i) determined that the Merger is advisable for, fair to, and in the best interests of, OIS and its stockholders (other than MediVision and MediVision’s Affiliates) and (ii) recommended the approval of this Agreement by the OIS Board; and

WHEREAS, the OIS audit committee and the OIS Board each have, based upon the recommendation of the OIS Special Committee, (i) determined that the Merger is advisable for, fair to, and in the best interests of, OIS and its stockholders (other than MediVision and MediVision’s Affiliates), (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of this Agreement by the stockholders of OIS; and

WHEREAS, the board of directors of Merger Sub (A) approved the Agreement, the Merger, and the other transactions contemplated by this Agreement, (B) determined that, considering the financial position of the Constituent Corporations, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; and (C) determined to recommend to OIS, as its sole shareholder, the approval of this Agreement, the Merger, and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the parties identified in Schedule R-1 (such parties collectively being referred to herein as the “Principal MV Shareholders”) and OIS have entered into a Voting Agreement substantially in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, OIS intends that following consummation of the Merger hereunder, the Surviving Corporation shall continue to perform MediVision’s activities in Israel and other jurisdictions, substantially in the manner performed prior to the Merger contemplated hereunder; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, OIS, MediVision, and the Principal MV Shareholders are, as applicable, entering into: (i) a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”); (ii) a Right of First Refusal and Preemptive Rights Agreement substantially in the form attached hereto as Exhibit C (the “ROFR Agreement”); and (iii) a Lock-Up and Standstill Agreement substantially in the form attached hereto as Exhibit D (the “Standstill Agreement”); and

WHEREAS, on or prior to the date hereof, the Board of Directors of OIS has adopted (i) certain amendments (the “OIS Articles Amendments”) to the Articles of Incorporation of OIS (the “OIS Articles”), substantially in the form attached hereto as Exhibit E, and (ii) Amended and Restated Bylaws of OIS (the “OIS Amended and Restated Bylaws”), substantially in the form attached hereto as Exhibit I, to become effective at and subject to the occurrence of the Effective Time (as defined below) and, in the case of the OIS Articles Amendments and OIS Amended and Restated Bylaws, approval by the shareholders of OIS as provided for below; and

WHEREAS, certain amendments are to be adopted to the Articles of Association and the Memorandum of Association of MediVision as further detailed below, subject to (i) the occurrence of the Effective Time (as defined below) and (ii) approval by the shareholders of MediVision as provided for below; and

WHEREAS, MediVision, OIS and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01     The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Israeli Companies Law, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into MediVision in accordance with the Israeli Companies Law, and the separate corporate existence of Merger Sub shall thereupon cease; (b) MediVision shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of MediVision with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger in accordance with the Israeli Companies Law with such changes to MediVision’s Articles of Association and Memorandum of Association, Board of Directors and other issues as specifically further detailed herein; (c) MediVision shall become a direct wholly-owned subsidiary of OIS and shall succeed to and assume all of the rights, properties and obligations of Merger Sub; and (d) MediVision’s shares will be converted into Shares of OIS common stock.

Section 1.02     Closing. Unless otherwise mutually agreed in writing between MediVision and OIS, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the terms and conditions of this Agreement, at the offices of Vedder Price P.C., Chicago, Illinois, at a time and date to be designated by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at or before the Closing) or at such other time, date and location as the parties hereto shall mutually agree. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Friday, Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York or in the State of Israel.

Section 1.03     Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), Merger Sub shall, in coordination with MediVision, deliver (and OIS shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of such fact and the proposed date of the Closing and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with the Israeli Companies Law (the “Merger Certificate”) after notice that the Closing has occurred. The Merger shall become effective upon the issuance by the Companies Registrar, after the Closing, of the Merger Certificate (the “Effective Time”).

ARTICLE II

GOVERNING DOCUMENTS

Section 2.01     Surviving Corporation Memorandum of Association and Articles of Association. At the Effective Time, MediVision’s Memorandum of Association (the “Memorandum of Association”), substantially in the form attached hereto as Exhibit J, and Articles of Association (the “Articles”) as in effect immediately prior to the Effective Time (the Articles together with the Memorandum of Association, the “Charter”) shall be the Surviving Corporation’s Charter until thereafter changed or amended in accordance with the respective terms thereof and the Israeli Companies Law.

Section 2.02     OIS Articles and Bylaws. Subject to the occurrence of the Effective Time and to obtaining shareholder approval of the OIS Articles Amendments and the OIS Amended and Restated Bylaws, OIS shall take such actions, if any, as shall be necessary so that the OIS Articles Amendments and the OIS Amended and Restated Bylaws shall be and become effective at the Effective Time.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION AND OIS

Section 3.01     Surviving Corporation Directors. The parties hereto shall take all actions necessary so that the individuals listed on Exhibit F shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.

Section 3.02     Surviving Corporation Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, the individuals listed on Exhibit G shall become the officers of the Surviving Corporation holding such titles as shall be set forth opposite their names thereon until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.

Section 3.03     OIS Officers. The parties hereto shall take all actions necessary so that, as soon as practicable following the Closing, the officers of OIS shall consist of Gil Allon, as Chief Executive Officer, and Ariel Shenhar, as Chief Financial Officer and Secretary, each to serve subject to the pleasure of the Board of Directors of OIS.

Section 3.04     OIS Directors. The parties hereto shall take all actions necessary so that, as soon as practicable following the Closing, the Board of Directors of OIS, as well as its chairman and vice chairman, shall consist of such persons as would be nominated in accordance with the Voting Agreement if an election of directors were being held, and as set forth on Exhibit H.

Section 3.05     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MediVision or (b) otherwise carry out the provisions of this Agreement, MediVision and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of MediVision or otherwise to take any and all such action.

ARTICLE IV

EFFECT OF THE MERGER ON

CAPITAL STOCK; CONVERSION OF CERTIFICATES

Section 4.01     Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any share capital of MediVision:

(a)        Conversion Shares. Each ordinary share, par value NIS 0.1 per share, of MediVision (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, shall be automatically converted into 1.66 shares (the “Conversion Ratio”) of the Common Stock, no par value (the “OIS Common Stock”), of OIS (the “Conversion Shares”). Following the Effective Time, each certificate (a “Certificate”) representing any of the Shares and non-certificated Shares deposited at the CIK (the “CIK Shares”) shall thereafter represent only the right to receive the Conversion Shares and any dividends or other distributions pursuant to Section 4.02(b).

(b)	[Intentionally Omitted].

(c)        Merger Sub. At the Effective Time, all of the ordinary shares, par value NIS 0.1 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ordinary share, par value NIS 0.1 per share, of the Surviving Corporation.

(d)        MediVision. At the Effective Time, all Shares shall be owned by OIS and will be registered in its name in the shareholders registry of MediVision after presentation of the Shares to a credit institution which is empowered to exchange such Shares for the Merger Consideration.

Section 4.02	Conversion of Shares.

(a)        Conversion Fund. Prior to the Effective Time, OIS shall, after consultation with MediVision, appoint a bank or trust company that maintains offices in Israel and the United States and Belgium to act as conversion agent (the “Conversion Agent”) for providing the Conversion Shares following the Effective Time upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.02(g)) or CIK Shares. Prior to or as soon as practicable after the Effective Time, OIS shall deposit or shall cause to be deposited, with the Conversion Agent, for the benefit of the holders of Shares, (i) certificates representing the aggregate number of shares of OIS Common Stock to be issued in the Merger; and (ii) such cash in an amount sufficient for payment of any dividends and distributions to which holders of Shares may be entitled (such cash and certificates for shares of OIS Common Stock being hereinafter referred to as the “Conversion Fund”). Following the Effective Time, subject to surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.02(g)) or the CIK Shares, the Conversion Agent shall deliver the Conversion Shares and cash in an amount sufficient for payment of any dividends or distributions contemplated to be paid in respect of the Shares pursuant to this Agreement, out of the Conversion Fund. Conversion of any CIK Shares shall be effected in accordance with OIS’s customary procedures with respect to securities represented by book entry. Except as contemplated in this Agreement, the Conversion Fund shall not be used for any other purpose.

(b)	Surrender of Certificates; Payment.
(i)	Conversion Procedures.

(A)      Promptly after the Effective time, OIS shall instruct the Conversion Agent to mail to each holder of record of Conversion Shares (i) a letter of transmittal, in a form to be agreed upon by the parties hereto, and (ii) instructions for use in effecting surrender by such holder of its Certificates to the Conversion Agent in consideration for the Conversion Shares (collectively, the “Letters of Transmittal”).

(B)      The holder of each Certificate, upon the surrender of such Certificate by such holder to the Conversion Agent (or the delivery of the affidavit and bond, if any, specified in Section 4.02(g)), together with a Letter of Transmittal duly completed and validly executed by such holder in accordance with the instructions thereto, and such other documents as may reasonably be required by the Conversion Agent, shall, subject to Section 4.02(e) be entitled to receive in exchange for such Certificate a certificate representing the number of shares of OIS Common Stock for which the Shares theretofore represented by such Certificate may be converted pursuant to Section 4.01, and such surrendered Certificate shall forthwith thereafter be cancelled and retired.

(C)      Each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive, upon conversion as contemplated in this Section 4.02, the Conversion Shares to which the holder of the Shares formerly represented by such Certificate is entitled to receive in the Merger.

(c)        Distributions with Respect to Unconverted Shares. All shares of OIS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by OIS in respect of the OIS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of OIS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the OIS Common Stock shall be paid to any holder of any unsurrendered Certificate or CIK Share until such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(g)) or CIK Share is surrendered for conversion in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(g)) or CIK Share, there shall be issued to the holder of the certificates representing whole shares of OIS Common Stock issued in conversion thereof, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date and payment date after the Effective Time and on or prior to such surrender date, that were received by the Conversion Agent with respect to such whole shares of OIS Common Stock held by it and (ii) at the appropriate payment date as determined by the Conversion Agent, the dividends or other distributions paid and received by the Conversion Agent with respect to such whole shares of OIS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)        Transfers. From and after the Effective Time, there shall be no transfers on the share transfer books of MediVision of the Shares that were outstanding immediately prior to the Effective Time.

(e)        Fractional Shares. No certificate or scrip representing fractional shares of OIS Common Stock shall be issued upon the surrender of certificates formerly representing Shares or otherwise in the Merger, and in lieu thereof, any fractional share of OIS Common Stock shall be rounded up to the nearest whole Share of OIS Common Stock; provided that, prior to applying such rounding mechanism with respect to any holder of Shares, all Shares held by such holder shall be aggregated, taking into account all certificates formerly representing Shares delivered by such holder and the aggregate number of Shares represented thereby, and after giving effect to the exercise of any MediVision Options or MediVision Rights to be exercised by such holder in connection with the Closing.

(f)         Termination of Conversion Fund. Any portion of the Conversion Fund that remains unclaimed by MediVision shareholders for 180 days after the Effective Time shall be delivered to OIS. Any holder of Shares who has not theretofore complied with this Article IV shall thereafter look only to OIS for delivery of the Conversion Shares, without any interest thereon. Notwithstanding the foregoing, none of OIS, the Surviving Corporation, the Conversion Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.01(d)(i)) or other entity of any kind or nature.

(g)        Lost, Stolen, Destroyed or Unissued Certificates. If any Certificate shall have been lost, stolen, destroyed or never issued, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, destroyed or never issued and, if required by OIS, the posting by such Person of a bond in customary amount and upon such terms as may be required by OIS as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Conversion Agent will issue, in exchange for such lost, stolen, destroyed or never issued Certificate, the shares of OIS Common Stock and any cash, unpaid dividends or other distributions that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen, destroyed, or never issued Certificate been surrendered.

(h)        Withholding Rights. Each of OIS, the Surviving Corporation, and the Conversion Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, MediVision Options or MediVision Rights (collectively, the “Holders”), such amounts as OIS, the Surviving Corporation or the Conversion Agent reasonably determines it may be required to deduct and withhold with respect to the making of any payment pursuant to this Agreement under the Internal Revenue Code of 1986, as amended, and by rules and regulations promulgated thereunder (the “Code”), the Israeli Income Tax Ordinance [New Version], 1961, as amended and the regulations promulgated thereunder (the “Ordinance”), or any other applicable United States, state, local, Israeli or foreign Tax (as defined in Section 5.01(l)) Law, provided, however, that (i) if the Israeli Withholding Tax Ruling (as defined in Section 6.12(c)(ii)) is obtained, deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling; (ii) if a Withholding Tax Extension (as defined in Section 6.12(c)(ii)) is obtained, the parties shall fully comply with the provisions of any such Withholding Tax Extension with respect to Taxes covered thereby; and (iii) if any holder of record of Shares provides the Conversion Agent or OIS with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of Israeli Tax from the Conversion Shares in a form reasonably satisfactory to OIS, then the deduction and withholding of any such Taxes under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Conversion Shares payable to such holder of record of Shares shall be made only in accordance with the provisions of such approval; provided, further, that OIS shall be entitled but not obligated to deduct and withhold from any shares of OIS Common Stock payable or otherwise deliverable by withholding a portion or all of such shares otherwise deliverable and selling such shares to cover its withholding obligations. MediVision shall provide, as requested by OIS or the Conversion Agent, copies (or originals) of all withholding documentation and related information that may be necessary to determine whether any payment is subject to withholding and to calculate the proper amount (if any) required to be withheld with respect to any payment to any Holder contemplated under this Agreement. To the extent that amounts are so withheld by OIS or any party on OIS’s behalf, such withheld amounts (i) shall be remitted by the party who withheld such amounts to the applicable Governmental Entity when and as lawfully required and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by OIS.

(i)         Uncertificated MediVision Shares. OIS shall cause the Conversion Agent to (i) issue in registered form, as of the Effective Time, to each holder of CIK Shares, that number of whole shares of OIS Common Stock that such holder is entitled to receive in respect of each such CIK Share pursuant to this Article IV and (ii) mail to each such holder the Letter of Transmittal and such other materials to be reasonably agreed by OIS and MediVision prior to the Effective Time advising such holder of the effectiveness of the Merger and the conversion of such holder’s Shares into the Conversion Shares pursuant to the Merger and a check (after giving effect to any required Tax withholdings) for any cash in payment of any dividend or other distribution in respect of such CIK Shares, in each case without any action by such holders.

Section 4.03     Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or the issued and outstanding shares of OIS Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, or other similar transaction, then the Conversion Shares shall be equitably adjusted and, as so adjusted shall, from and after the date of such event, be the Conversion Shares or other dependent item.

Section 4.04	Treatment of Stock Options and Warrants.

(a)        Stock Options. At the Effective Time, each outstanding option to purchase Shares (a “MediVision Option”) under the Option Plans (as defined in Section 5.01(b)(i)(A)), whether or not exercisable and whether or not vested, shall be assumed by OIS such that it is converted into an option (a “Replacement Option”) to purchase a number of shares of OIS Common Stock equal to the number of Shares underlying such MediVision Option multiplied by the Conversion Ratio, at an exercise price per share of Common Stock equal to the exercise price per Share of such MediVision Option as in effect immediately prior to the Closing divided by the Conversion Ratio and with such other terms and conditions as were applicable to such MediVision Option (including any repurchase rights or vesting provisions); provided, that OIS shall use its reasonable efforts to effect the conversion in such a manner that the Replacement Options shall have the same tax attributes as the MediVision Options; provided, however, that (i) the exercise price and the number of shares of OIS Common Stock purchasable pursuant to the Replacement Options shall be determined in a manner consistent with the requirements of Sections 409A, 422 and 424(a) of the Code, as applicable; (ii) for the purposes of converting option exercise prices, euros will be converted into U.S. dollars at the exchange rate prevailing at the close of business on the trading date prior to the date of this Agreement; and (iii) the Replacement Options will be issued pursuant to the terms of the OIS Option Plans. For purposes of this Section 4.04(a), OIS shall be considered to have used its "reasonable efforts" to effect the conversion of the MediVision Options so that the Replacement Options have the same tax attributes as the MediVision Options in the following circumstances: (i) if the Options Tax Ruling is not issued prior to the Effective Date, OIS issues “Nonqualified Stock Options,” meaning options which do not qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), for all of the Replacement Options; and (ii) if the Options Tax Ruling is issued prior to the Effective Date, (A) for the MediVision Options with favorable tax treatment under Israeli tax law as described in Section 6.12(c)(i) (“Favorable MV Options”), OIS coordinates the issuance of such Replacement Options with the Options Tax Ruling so that ISOs may be issued to the extent such conversion is permitted and consistent with Sections 422 and 424(a) of the Code, and (B) for the non-Favorable MV Options, OIS issues Nonqualified Stock Options for such Replacement Options.

(b)        Warrants. At the Effective Time, each outstanding warrant or other right (other than the MediVision Options) to purchase Shares (a “MediVision Right”) shall be assumed by OIS such that it is converted into a warrant or other right of corresponding nature (a “Replacement Right”) to purchase a number of shares of OIS Common Stock equal to the number of Shares underlying such MediVision Right multiplied by the Conversion Ratio, at an exercise price per share of common stock equal to the exercise price per Share of such MediVision Right as in effect immediately prior to the Closing divided by the Conversion Ratio and with such other terms and conditions as were applicable to such MediVision Right

(including any repurchase rights or vesting provisions); provided, however, that (i) the exercise price and the number of shares of OIS Common Stock purchasable pursuant to the Replacement Rights shall be determined in a manner consistent with the requirements of Section 409A of the Code, as applicable; (ii) in the case of any MediVision Rightto which Section 422 of the Code applies, the exercise price and the number of shares of OIS Common Stock purchasable pursuant to the Replacement Rights shall be determined in accordance with the foregoing, subject to such adjustments as are necessary to satisfy the requirements of Section 424(a) of the Code; (iii) for the purposes of converting warrant exercise prices, euros will be converted into U.S. dollars at the exchange rate prevailing at the close of business on the trading date prior to the date of this Agreement; and (iv) to the extent the provisions of any MediVision Right are inconsistent with this Section 4.04(b), the provisions of such MediVision Right shall be controlling; and (v) the Replacement Rights will be issued pursuant to the terms of the existing warrant.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01     Representations and Warranties of MediVision. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to OIS by MediVision concurrently with the execution and delivery of this Agreement (the “MediVision Disclosure Letter”), MediVision hereby represents and warrants to OIS and Merger Sub that:

(a)        Organization and Qualification. Each of MediVision and each of its Subsidiaries (as defined below) is a legal entity duly organized and validly existing under the Laws (as defined in Section 5.01(j)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a MediVision Material Adverse Effect (as defined below). MediVision has made available to OIS complete and correct copies of MediVision’s and its Subsidiaries’ Charter or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither MediVision nor any of its Subsidiaries is in violation of any provisions of its Articles of Association or comparable governing documents. No dissolution, revocation or forfeiture proceedings regarding MediVision or any of its Subsidiaries have been commenced. The minute books of MediVision and its Subsidiaries made available to OIS or its representatives contain accurate records of all meetings of their boards of directors, all committees of the boards of directors and all of their shareholders’ meetings in the last five years. Section 5.01(a) of the MediVision Disclosure Letter contains a correct and complete list of each jurisdiction where MediVision and each of its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; provided, however, that (A) CCS Pawlowski GmbH (“CCS”) shall in any event be deemed a Subsidiary of MV and (B) OIS and its Subsidiaries shall not be deemed to be Subsidiaries of MediVision; and (ii) “MediVision Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business, results of operations or prospects of MediVision and its Subsidiaries taken as a whole or preventing, materially delaying or materially impairing MediVision’s or its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement; provided, however, that the term “MediVision Material Adverse Effect” shall exclude events, changes, circumstances and states of facts (I) that result or arise from events, changes, circumstances or states of facts generally affecting any industry in which MediVision or any of its Subsidiaries operates or the economy in any of the countries in which MediVision or any of its Subsidiaries operates, (II) that result or arise from events, changes, circumstances or states of facts affecting general worldwide economic or capital market conditions, which in the case of each of the immediately preceding clause (I) and this clause (II) do not materially disproportionately affect MediVision or any of its Subsidiaries, or (III) that result or arise from the execution of this Agreement or the announcement of the transactions contemplated hereby.

(b)	Capitalization.

(i)        The registered and authorized share capital of MediVision consists of 10,000,000 Shares, of which 6,807,299 Shares were outstanding as of the close of business on December 31, 2007. All of the outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in material compliance with any preemptive or similar rights of any Person, whether contractual or under any applicable Law or any of MediVision’s governing documents. All of the outstanding Shares have been issued in material compliance with all applicable securities Laws. Other than as set forth in Section 5.01(b)(i) of the MediVision Disclosure Letter, MediVision does not hold any dormant shares, and no shares are held in treasury by MediVision or held by any of its Subsidiaries. MediVision has no Shares reserved for issuance, other than as set forth in Section 5.01(b)(i) of the MediVision Disclosure Letter and except that, as of December 31, 2007, (A) there were 500,000 Shares reserved for issuance pursuant to MediVision’s 1999 Share Option Plan, of which 354,088 Shares were subject to outstanding options to purchase Shares and 145,912 Shares were available for future grants, and 500,000 Shares reserved for issuance pursuant to MediVision’s 2004 Option Plan, of which 409,401 Shares were subject to outstanding options to purchase Shares and 90,599 Shares were available for future grants (collectively, the “Option Plans”), and (B) there were at least 268,156 Shares reserved for issuance upon the exercise of a warrant issued by MediVision to the United Mizrachi Bank Ltd. Section 5.01(b)(i) of the MediVision Disclosure Letter includes a correct and complete list, as of the date of this Agreement, of each outstanding share option, restricted share grant, and any other share related rights issued under the Option Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of share capital or other securities of each of MediVision’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and was issued in material compliance with any preemptive or similar rights of any Person, whether contractual or under any applicable Law or any of the governing documents of any such Subsidiary and is owned by MediVision or by a direct or indirect wholly-owned Subsidiary of MediVision, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”). Except as set forth in Section 5.01(b)(i) of the MediVision Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate MediVision or any of its Subsidiaries to issue or sell any shares of share capital or other securities of MediVision or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of MediVision or any of its Subsidiaries, and no securities or obligations evidencing any such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Option Plans or warrants or convertible loan set forth in Section 5.01(b)(i) of the MediVision Disclosure Letter (including payment therefor), such Shares will be duly authorized, validly issued, fully paid and nonassessable. MediVision does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of MediVision on any matter.

(ii)       The Shares are listed for trading on the Euronext Stock Exchange in Brussels, Belgium. Such listing is in complete force and effect as of the date hereof. MediVision has not received any notice regarding a potential delisting of the Shares from trading on the Euronext Stock Exchange and is not aware of any noncompliance on its part with any listing or maintenance requirements of the Euronext Stock Exchange applicable to it.

(iii)      Section 5.01(b)(iii) of the MediVision Disclosure Letter sets forth (A) each of MediVision’s Subsidiaries, the ownership interest of MediVision in each such Subsidiary, and identity and ownership interest of any other Person or Persons in each such Subsidiary and (B) any share capital, equity interest or other direct or indirect ownership interest held by MediVision or its Subsidiaries in any other Person (including OIS). MediVision holds shares in the amount of 37,800 euros in CCS, representing 63% of all outstanding and issued shares of CCS. Neither MediVision nor CCS is bound by any Contract relating to CCS or its ownership or governance that would be violated or breached by the consummation of the Merger or any of the other transactions contemplated hereby, and the consummation of the Merger and the other transactions contemplated hereby will not have a MediVision Material Adverse Effect on any of MediVision’s rights or shares it currently holds in CCS.

(iv)      The financial statements (Bilanzen) required to be filed with the commercial registry (Handelsregister) annually by CCS pursuant to German law (Paragraphs 325 and 326 Handelsgesetzbuch) have been or will have been filed prior to Closing in accordance with German law (EHUG). No fines have been assessed as in connection with the failure to have made any such filings.

(v)       To the best of MediVision’s knowledge, and based on examinations conducted by MediVision, there are no more than 35 (thirty-five) MediVision shareholders that are Israeli residents.

(c)	Corporate Authority; Approval and Fairness.

(i)        MediVision has all requisite corporate power and authority and has taken all corporate action (subject only to the approval of this Agreement and the Merger by the Requisite MediVision Vote (as hereinafter defined)) necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by MediVision and constitutes a valid and binding agreement of MediVision, enforceable against MediVision in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (the “Bankruptcy and Equity Exception”). The “Requisite MediVision Vote” means the affirmative vote of holders of 75% of the voting Shares of MediVision present and voting in person or by proxy (not including abstainees) at the shareholders’ meeting duly called and held for such purpose, provided that either (A) such vote also includes the affirmative vote of the holders of at least one-third of all of the Shares held by shareholders present and voting in person or by proxy who do not have a personal interest (as defined in the Israeli Companies Law) in the Merger and the other transactions contemplated hereby, or (B) the total votes cast against the Merger by shareholders present and voting in person or by proxy who do not have a personal interest in the Merger do not exceed 1% of MediVision’s issued and outstanding share capital (excluding dormant shares).

(ii)       (A) Each of the audit committee and the board of directors of MediVision has: (I) unanimously determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, MediVision and its shareholders; (II) approved this Agreement and the Merger and the other transactions contemplated hereby; and (III) made all other affirmative determinations required to be made by it in connection with this Agreement, the Merger and the other transactions contemplated hereby under the Israeli Companies Law; and (B) the board of directors of MediVision has: (I) resolved to recommend approval of this Agreement, the Merger and the other transactions contemplated hereby to the general meeting of MediVision’s shareholders (the “MediVision Recommendation”) and directed that this Agreement be submitted to the general meeting of MediVision’s shareholders for their approval; and (II) received the opinion of its financial advisor, BDO Ziv Haft Consulting & Management Ltd., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to OIS. It is agreed and understood that such opinion is for the benefit of MediVision’s board of directors and may not be relied on by OIS or Merger Sub.

(d)         Governmental Filings; No Violations; Etc.

(i)        No notices, reports or other filings are required to be made by MediVision with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MediVision from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (except as may not have a MediVision Material Adverse Effect) (each, a “Governmental Entity”) in connection with the execution and delivery of this Agreement by MediVision and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of MediVision and its Subsidiaries immediately following the Effective Time, other than (A) as contemplated by Sections 1.03, 6.04, 6.13 and 7.01(f), (B) necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations pursuant to Section 1.03, (C) filing a draft of the S-4 Registration Statement with the Commission Bancaire Financiere et des Assurances (“CBFA”) prior to or concurrently with the filing of such document with the Securities Exchange Commission (“SEC”), (D) filing an application for delisting of the Shares from Euronext and filing an application, if necessary, for an exemption from any requirement to list the OIS Common Stock on the Euronext Stock Exchange, (E) filing application to, and receiving the approval of, the Israeli Tax Authority with respect to the Merger, (F) filings with, and approval by, the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (“OCS”) to the change in ownership of MediVision to be effected by the Merger (the “OCS Approval”), (G) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”) of the change in ownership of MediVision to be effected by the Merger (the “Investment Center Approval”), (H) obtaining the Options Tax Ruling (as defined in Section 6.12(c)(i)), (I) completing the process of de-listing MediVision’s shares from the Euronext Stock Exchange, and (J) other filings and recordation as required by Governmental Entities (defined below) other than those in the United States or Israel, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a MediVision Material Adverse Effect.

(ii)       Other than as set forth in Section 5.01(d)(ii) of the MediVision Disclosure Letter, execution, delivery and performance of this Agreement by MediVision does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Association of MediVision or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of MediVision or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon MediVision or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.01(d)(i), under any Law to which MediVision or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on MediVision or any of its

Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, has not had and would not reasonably be expected to have a MediVision Material Adverse Effect. Section 5.01(d)(ii) of the MediVision Disclosure Letter sets forth a correct and complete list of material Contracts of MediVision and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii)      Other than as described in Section 5.01(d)(iii) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which MediVision or any of its Subsidiaries (or, after giving effect to the Merger, OIS or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv)      Other than as described in Section 5.01(d)(iv) of the MediVision Disclosure Letter, except for: (A) relationships with MediVision or any of its Subsidiaries as an officer, director, or employee thereof (and compensation by MediVision or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment; and (B) relationships with MediVision as shareholders or option holders therein, to the knowledge (as defined below) of MediVision, MediVision does not have knowledge of any of the directors or officers, or the shareholders of MediVision, or any known member of any of their families or Affiliates, presently being a party to, or having been a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with MediVision or any of its Subsidiaries. MediVision does not have knowledge of any of the officers, directors or Shareholders having any known interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of MediVision, except for the normal rights of a Shareholder, and except for rights under the Option Plans. MediVision and its Subsidiaries have not, since July 1, 2004, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of MediVision or (y) materially modified any term of any such extension or maintenance of credit. As used in this Agreement, (i) “knowledge” of MediVision means the actual knowledge of MediVision’s officers; (ii) “knowledge” of OIS or Merger Sub means the actual knowledge of such party’s officers; and (iii) “Affiliate” of any Person has the meaning defined in Rule 2b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)         MediVision Reports; Financial Statements.

(i)        To the best of MediVision’s Knowledge, MediVision has filed or furnished, as applicable, on a timely basis all forms, all material statements, certifications, reports and documents required to be filed or furnished by it with or to the Euronext Stock Exchange (the forms, statements, reports and documents filed with or furnished to the Euronext Stock Exchange and those filed or furnished subsequent to the date hereof including any amendments thereto, the “MediVision ESE Reports”). To the best of MediVision’s Knowledge, each of the MediVision ESE Reports, at the time of its filing or being furnished complied, or after an amendment was filed complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of Law and any rules and regulations applicable to the MediVision ESE Reports. To the best of MediVision’s Knowledge, as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the MediVision ESE Reports did not, and any MediVision ESE Reports filed with or furnished to the Euronext Stock Exchange subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each English language translation of a non-English language document filed as an exhibit to, or incorporated by reference into, any MediVision ESE Report constitutes a true, correct and complete translation of the original document in all material respects.

(ii)       In connection with publication of a prospectus in Belgium in the year 2000, MediVision has been granted from the Israeli Securities Authority (the “ISA”) an exemption from the requirement to publish such prospectus and from the reporting duties generally applicable to Israeli public companies under the Israeli Securities Law 1968 and any regulation promulgated thereunder (“Israeli Securities Law”), subject to such qualifications as stated in such exemption.

(iii)      MediVision is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Euronext Stock Exchange and with the corporate governance requirements of the Israeli Companies Law.

(iv)      MediVision does not maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by MediVision is recorded and reported on a timely basis to the individuals responsible for the preparation of MediVision’s filings with the Euronext Stock Exchange and other public disclosure documents. MediVision and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are generally executed in accordance with management’s general or specific authorizations; (ii) transactions are generally recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is generally permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. MediVision’s management has disclosed to MediVision’s auditors and the audit committee of MediVision’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to materially adversely affect MediVision’s ability to record, process, summarize and report financial information and has identified for MediVision’s auditors and audit committee of MediVision’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MediVision’s internal control over financial reporting. MediVision has made available to OIS (i) the material information relating to any such disclosure made by management to MediVision’s auditors and audit committee since December 31, 2000 and (ii) any material communication since December 31, 2000 made by management or MediVision’s auditors to its audit committee. Since December 31, 2000, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from MediVision employees regarding questionable accounting or auditing matters, have been received by MediVision. MediVision has made available to OIS the material information relating to all such material complaints or concerns relating to other matters made since December 31, 2000 and through the date hereof. No attorney representing MediVision or any of its Subsidiaries, whether or not employed by MediVision or any of its Subsidiaries, has reported to MediVision any evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by MediVision or any of its officers, directors, employees or agents to MediVision’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors.

(v)       Each of the consolidated balance sheets included in or incorporated by reference into any MediVision Reports (including the related notes and schedules) fairly presents, or, in the case of MediVision Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of MediVision and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into MediVision Reports (including any related notes and schedules) fairly presents, or, in the case of MediVision Reports filed after the date hereof, will fairly present, in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with International Accounting Standards (“IAS”) consistently applied during the periods involved, except as may be noted therein.

(vi)      MediVision has previously furnished to OIS a complete and correct copy of any material amendments or modifications, which have not yet been filed with the Euronext Stock Exchange but which are required to be filed, to agreements, documents or other instruments which previously had been filed by MediVision with the Euronext Stock Exchange.

(vii)     MediVision has recorded and will report for the three-month period ended September 30, 2007 the financial results described in Section 5.01(e)(vii) of the MediVision Disclosure Letter.

(viii)    MediVision has made available to OIS all material position papers with respect to accounting policies and practices, including any quarterly position made available to MediVision’s principal financial and accounting officer, its audit committee or its independent registered public accounting firm; MediVision’s revenue recognition policies and practices are and have been in compliance in all material respects with all applicable rules, regulations and statements of the Eurenext Stock Exchange with respect thereto; and MediVision’s controls over its revenue recognition policies and practices have been communicated to and applied in all material respects by its sales organization.

(ix)      Neither MediVision nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a MediVision ESE Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with IAS and the rules of the Euronext Stock Exchange and which are not so reported and which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of MediVision and its Subsidiaries taken as a whole, except liabilities permitted to be incurred under this Agreement.

(f)         Absence of Certain Changes. Since September 30, 2007, MediVision and its Subsidiaries have conducted their respective businesses only in accordance with, and have not engaged in any material transaction other than as contemplated by this Agreement or in accordance with, the ordinary and usual course of such businesses and there has not been:

(i)        any event, development or circumstance involving, or any change in the financial condition, properties, assets, liabilities, or results of operations of MediVision or any of its Subsidiaries or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to September 30, 2007) which, individually or in the aggregate, has had or would reasonably be expected to have a MediVision Material Adverse Effect;

(ii)       any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by MediVision or any of its Subsidiaries, whether or not covered by insurance;

(iii)      any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of MediVision or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to MediVision or to any wholly-owned Subsidiary of MediVision) or any repurchase, redemption or other acquisition by MediVision or any of its Subsidiaries of any outstanding shares of share capital or other securities of MediVision or any of its Subsidiaries;

(iv)      any material change in any method of accounting or accounting practices by MediVision or any of its Subsidiaries;

(v)       (A) any material increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee which would have a material effect, except to the extent required by applicable Laws;

(vi)      any event, development or circumstance as a result of which MediVision incurred a material Tax liability not in the ordinary course of business; or

(vii)	any agreement to do any of the foregoing.
(g)	Litigation and Liabilities.

(i)        Except as set forth in Section 5.01(g)(i) of the MediVision Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to MediVision’s knowledge, threatened against MediVision or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a MediVision Material Adverse Effect or (B) obligations or liabilities of MediVision or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed in a MediVision ESE Report, or any other facts or circumstances known to MediVision that could reasonably be expected to result in any claims against, or obligations or liabilities of, MediVision or any of its Subsidiaries, including those relating to environmental and occupational safety and health matters, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a MediVision Material Adverse Effect. Neither MediVision nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has had, or would reasonably be expected to have, a MediVision Material Adverse Effect.

(ii)       MediVision has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) payable or otherwise owing in connection with the Contingent Liabilities.

(h)	Employee Benefits.

(i)         Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(A)      “Employee ” shall mean any current, former or retired employee, officer or director of MediVision or any of its Subsidiaries;

(B)      “MediVision Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any MediVision Employment Agreement (as defined herein)) providing for pension, retirement, savings, day or dependent care, accident, disability, medical, dental, health, life (including any individual life insurance policy to which MediVision or whether or not MediVision is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock or stock-related awards, bonus, incentive, performance awards, leave of absence, layoff, vacation pay, compensation, severance pay, termination pay, legal services, cafeteria, worker’s compensation fringe benefits or other employee benefits or remuneration of any kind, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any othertype of “Fund” as defined in the Israeli Supervision Over Financial Services Law, whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which MediVision is a party or by which MediVision is bound; (b) with respect to which MediVision has made any payments or contributions or may otherwise have any material liability (whether or not MediVision maintains such plan, trust, arrangement, contract, agreement or policy); or (c) which is adopted, maintained, contributed to, or required to be contributed to, by MediVision or any Subsidiary under which any Employee, or any beneficiary thereof, is covered, is eligible for coverage or has any benefit rights;

(C)      “MediVision Employment Agreement” shall mean each management, employment or other agreement, contract or understanding between MediVision or any Subsidiary and any Employee; and

(ii)       A true and complete list of all material MediVision Benefit Plans and all MediVision Employment Agreements are listed in Section 5.01(h)(ii) of the MediVision Disclosure Letter and true and correct copies of all MediVision Benefit Plans and all MediVision Employment Agreements listed in Section 5.01(h)(ii) of the MediVision Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any MediVision Benefit Plans, and all amendments thereto, have been provided to OIS on or prior to the date hereof.

(iii)      Except as set forth in Section 5.01(h)(i) of the MediVision Disclosure Letter:

(A)      All MediVision Benefit Plans and all MediVision Employment Agreements comply in all material respects with applicable Law.

(B)      None of the MediVision Benefit Plans nor any of the MediVision Employment Agreements contain any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements under such MediVision Benefit Plans, MediVision Employment Agreements or other provisions, which would cause an increase in liability of MediVision as a result of the transactions contemplated by this Agreement or any related action thereafter. Each MediVision Benefit Plan has received a favorable determination letter and MediVision is not aware of any facts or circumstances that might jeopardize the qualified status of any such MediVision Benefit Plan.

(C)      All accrued contributions and other payments to be made by MediVision to any MediVision Benefit Plan and under any MediVision Employment Agreement through the date of the recent balance sheet have been made in accordance with GAAP and consistent with past practice or reserves adequate for such purposes as of the date of the recent balance sheet have been set aside therefor and reflected on the recent balance sheet. MediVision is not in material default in performing any of its contractual obligations under any of the MediVision Benefit Plans or any related trust agreement or insurance contract or any MediVision Employment Agreement, and there are no material outstanding liabilities of any MediVision Benefit Plan other than liabilities for benefits to be paid to participants in such MediVision Benefit Plan.

(D)      There is no pending litigation or, to the knowledge of MediVision, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the MediVision Benefit Plans or any of the fiduciaries thereof, or with respect to the administration of any of the MediVision Benefit Plans now or heretofore maintained by MediVision which alleges violations of applicable Law.

(E)       Each MediVision Benefit Plan and each MediVision Employment Agreement is and has been in compliance in all material respects with, and each such plan and each such agreement is and has been operated in accordance with, the documents governing such plan and in accordance with all applicable Laws, rules and regulations, including, without limitation, the Israeli Tax Authority, the Ordinance or any other applicable Law. All reporting and disclosure requirements and all other applicable Law have been satisfied in all material respects with respect to each of the MediVision Benefit Plans. There have been no prohibited transactions with respect to any of the MediVision Benefit Plans and any of the MediVision Employment Agreements.

(F)       MediVision is not required to contribute to a MediVision Benefit Plan and has not been so required during the five-year period ending on the Closing Date.

(i)         Employees. Except as set forth in Section 5.01(i) of the MediVision Disclosure Letter, (A) neither MediVision nor any Subsidiary is a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees, except extension orders (tzavei harchava) under Israeli Law, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by Law; (B) neither MediVision nor any Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of Employees; (C) all of the Employees are “at will” employees, subject to termination notice provisions provided by applicable Law; (D) there is no Contract between MediVision or any Subsidiary and any Employee; and/or (E) MediVision and its Subsidiaries’ obligations to provide statutory severance pay pursuant to the Israeli Severance Pay Law (5723-1963) and vacation pursuant to the Israeli Annual Leave Law 1951 or in each case any Law of any other jurisdiction or any Contract are fully funded or accrued on MediVision’s financial statements, and MediVision does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. Except as set forth in

Section 5.01(i) of the MediVision Disclosure Letter, MediVision has no knowledge of any circumstance that could give rise to any valid claim by a current or former Employee for compensation on termination of employment beyond those paid or reserved for; all material amounts that MediVision is legally or contractually required either (x) to deduct from Employees’ salaries or to transfer to Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from Employees’ salaries and benefits and to pay to any Governmental Entity have, in each case, been duly deducted, transferred, withheld and paid in a timely manner (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and MediVision does not have any outstanding material obligation to make any such deduction, transfer, withholding or payment; and except as set forth in Section 5.01(i) of the MediVision Disclosure Letter, MediVision and its Subsidiaries are in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment, including, but not limited to, the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758-1998), and the Israeli Employment by Human Resource Contractors Law 1996. All material obligations of MediVision and its Subsidiaries with respect to statutorily required severance payments to Employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds and/or to the extent required have been reserved for in the MediVision Financial Statements. Except as set forth in Section 5.01(i) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries has any Employees whose employment would require special licenses or permits, and there are no unwritten policies or customs of MediVision or any of its Subsidiaries which could entitle any Employees to benefits in addition to what they are entitled by Law. Except as set forth in Section 5.01(i) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries has engaged any consultants, sub-contractors, sales agents or freelancers who, according to Law, would be entitled to the rights of an employee vis-à-vis MediVision or any Subsidiary, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. For purposes of this Agreement, the term “Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time on the business of MediVision or a Subsidiary (each of whom shall be so identified in Section 5.01(i) of the MediVision Disclosure Letter). In addition, MediVision has provided to OIS a correct and complete summary of the calculations concerning the components of the Employees’ salaries, including any components that are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; any and all agreements with human resource contractors, or with consultants, sub-contractors, sales agents or freelancers; a summary of its and its Subsidiaries’ policies, procedures and customs regarding termination of Employees; and a summary of any dues it pays to the Histadrut Labor Organization or any other labor organization and whether MediVision participates in the expenses of any worker’s committee (Va’ad Ovdim).

(j)         Compliance with Laws. The businesses of each of MediVision and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign Law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to MediVision or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a MediVision Material Adverse Effect. No investigation or review by any Governmental Entity with respect to MediVision or any of its Subsidiaries is pending or, to MediVision’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a MediVision Material Adverse Effect. No change is required in MediVision’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and MediVision has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be expected to have a MediVision Material Adverse Effect. MediVision and its Subsidiaries each has obtained and is in substantial compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary or appropriate to conduct its business as presently conducted and contemplated to be conducted, except for those the absence of which, or failure to be in compliance with, would not, individually or in the aggregate, be reasonably likely to have a MediVision Material Adverse Effect.

(k)        Environmental Matters. Except as may not have a MediVision Material Adverse Effect, (i) MediVision and its Subsidiaries are not in violation of any Environmental Law (as defined below); (ii) no real property currently or, to MediVision’s knowledge, formerly owned or operated by MediVision or any of its Subsidiaries is, or with respect to formerly owned or operated properties, to MediVision’s knowledge is, contaminated with any Hazardous Substances (as defined below) or requires remediation under any Environmental Law; (iii) MediVision and its Subsidiaries do not have knowledge of being subject to liability for any off-site disposal or contamination; (iv) MediVision and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law; and (v) to MediVision’s knowledge, there are no circumstances involving MediVision or any of Subsidiaries that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, except, in each case, for any such claims that have not had and would not be reasonably likely to have a MediVision Material Adverse Effect.

As used herein, “Environmental Law” means any Law relating to the protection of the environment or human health and safety, and “Hazardous Substance” means any mixture or material containing any material that is listed, classified or regulated by any government authority or any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

(l)	Tax Returns and Payments.

(i)        Each of MediVision and its Subsidiaries (w) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are complete and accurate in all material respects and prepared in substantial compliance with all applicable Laws; (x) with respect to any Tax Returns that are required to be filed after the date hereof but prior to the Effective Time, each of MediVision and its Subsidiaries shall prepare in good faith and duly and timely file

(taking into account any extension of time within which to file) all such Tax Returns and such Tax Returns shall be complete and accurate in all material respects and prepared in substantial compliance with all applicable Laws; (y) has paid all Taxes (as defined below) that it is (or was) required to pay, whether or not shown as due on such Tax Returns, and has withheld all Taxes it has been obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established and which are set forth in Section 5.01(l)(i) of the MediVision Disclosure Letter; and (z) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. MediVision and its Subsidiaries have complied in all material respects with all applicable Laws relating to Taxes. Except as set forth in Section 5.01(l)(i) of the MediVision Disclosure Letter, there are no pending, or to MediVision’s knowledge, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters involving MediVision or any of its Subsidiaries. MediVision has made available to OIS true and correct copies of the Israeli Tax Returns and German income and VAT Tax Returns filed by MediVision and its Subsidiaries for each of the fiscal years ended December 31, 2006, 2005 and 2004; neither MediVision nor any of it Subsidiaries has filed (and was not required to file) any income or VAT Tax Returns in any jurisdictions other than Israel and Germany for such fiscal periods, and no claims have been made by any other jurisdiction that MediVision and/or its Subsidiaries is or may be subject to income or VAT taxation by that jurisdiction. The unpaid Taxes of MediVision and its Subsidiaries (A) did not, as of the date hereof, exceed the reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (B) will not exceed such reserves as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of MediVision and its Subsidiaries in filing their Tax Returns. Neither MediVision nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. MediVision and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Entity and, to MediVision’s knowledge, subject to receipt of the Investment Center Approvals and the other Approvals required herein, the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement or order.

(ii)       There are no Tax sharing agreements or similar agreements under which MediVision or any of its Subsidiaries could be liable for the Taxes of any Person that is neither MediVision nor a current Subsidiary of MediVision. There are no material Liens for Taxes on any of MediVision’s assets except for Taxes not yet due or payable. Except as would not reasonably be expected to have a MediVision Material Adverse Effect, all intercompany transactions and charges between and among MediVision and any of its Subsidiaries or OIS or any of its subsidiaries are at arm’s-length terms or other terms permitted by applicable Laws with respect to Taxes.

(iii)      MediVision is not currently a “Passive Foreign Investment Company” within the meaning of Section 1297(a) of the Code (“PFIC”) and was not a PFIC during its 2004, 2005 and 2006 Tax years.

(iv)      No elections have been made under U.S. Treasury regulations Section 301.7701-3 with respect to MediVision or any of its Subsidiaries.

(v)       None of the payments or distributions to any of the Holders (as defined in Section 4.02(h) herein) contemplated by this Agreement will be subject to Tax withholding pursuant to the provisions of Code Section 3406, and MediVision has obtained (or will obtain) all necessary documentation and information from the relevant Holder(s) to properly substantiate any applicable exception from the Tax withholding provisions of Code Section 3406 and will provide any such documentation and information to OIS prior to the Closing.

(vi)      Neither MediVision nor any of its Subsidiaries is (or has been) a “controlled foreign corporation” within the meaning of Code Section 957.

(vii)     Neither MediVision nor any of its Subsidiaries has been (or held, directly or indirectly, an interest in) a United States real property corporation within the meaning of Code Section 897(c)(2).

(viii)    Neither MediVision nor any of its Subsidiaries is “engaged in trade or business within the United States” within the meaning of Code Section 882 or otherwise subject to U.S. federal income tax on a net income basis.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States, federal, state, local and foreign (including, without limitation, Israeli and German) income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, property, withholding, excise, production, value added, occupancy, alternative or add-on minimum and other taxes, duties or assessments of any nature whatsoever, together with all interest, indexation penalties and other penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, amendments, schedules, estimates and information returns) required to be supplied, or supplied, to a Tax authority relating to Taxes.

(m)	Tax Matters.

(i)        Section 5.01(m)(i) of the MediVision Disclosure Letter lists each material Tax or other incentive granted to or enjoyed by MediVision and its Subsidiaries under the Laws of the State of Israel or any other jurisdiction (the “Grants”). The copies of the up-to-date report listing all grants received by MediVision from the OCS, all applications for Grants and of all letters of approval, and supplements thereto that MediVision has made available to OIS are true, correct and complete copies; Section 5.01(m)(i) of the MediVision Disclosure Letter details all material undertakings of MediVision given in connection with the Grants. MediVision and its Subsidiaries have complied with all material requirements of Law to be entitled to claim all Grants. Without limiting the generality of the above, Section 5.01(m)(i) of the MediVision Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of MediVision and its Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS or any other Governmental Entity to MediVision and the composition of such obligations or amount by the product or product family to which it relates. MediVision is in compliance, in all material respects, with the terms and conditions of the Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. To MediVision’s knowledge, subject to receipt of the Investment Center Approval, the OCS Approval and the other approvals of Governmental Entities specified as required herein, consummation of the Merger will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed Tax incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by Section 5.01(m)(i) of the MediVision Disclosure Letter, prior to the consummation of the Merger to preserve the entitlement of the Surviving Corporation or its Subsidiaries to any such Tax incentive. MediVision is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants. None of the products currently manufactured and sold by MediVision, directly or indirectly, uses any technology that was developed using funding provided by the OCS (“OCS Funded Technology”), nor is any of the technology contained in any of the products currently manufactured or sold by MediVision or products that are currently proposed by MediVision based on the OCS Funded Technology. To MediVision’s knowledge, there has been no indication from any Israeli Tax authority that the consummation of the Merger would adversely affect the Surviving Corporation’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by MediVision as of the Closing Date.

(ii)       Other than contractual undertakings to employees, directors and contractors as detailed in Section 5.01(m)(ii) of the MediVision Disclosure Letter, neither MediVision nor any Subsidiary has adopted or currently operates any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its employees, directors or contractors. MediVision has complied in all material respects with all requirements of such Section 102 of the Ordinance and the regulations promulgated thereunder and with the requirements of Section 3(i) of the Ordinance with respect to the grant of options to contractors, except as set forth in Section 5.01(m)(ii) of the MediVision Disclosure Letter.

(iii)      As of and immediately before the Effective Time, neither Medivision nor any of its Subsidiaries (that are not considered domestic corporations within the meaning of Code section 7701(a)(4)) will have any accumulated or current earnings and profits as determined under U.S. Treasury regulations Section 1.367(b)-2(d) and all relevant U.S. tax principles.

(n)        Labor Matters. Except as set forth in Section 5.01(n) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization or employer organization other than extension orders (tzavei harchava) under Israeli Law, nor is MediVision or any of its Subsidiaries the subject of any material proceeding asserting that MediVision or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to MediVision’s knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving MediVision or any of its Subsidiaries. To MediVision’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of MediVision or any of its Subsidiaries. MediVision is not party to any or bound by any agreements, Contracts or other agreements or understandings with a labor union or labor organization (collectively, the “MediVision Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the MediVision Labor Agreements.

(o)	Intellectual Property.

(i)        MediVision owns or has a valid right to use all Intellectual Property used in its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a MediVision Material Adverse Effect. Section 5.01(o)(i) of the MediVision Disclosure Letter sets forth all (x) Registered Intellectual Property owned by MediVision, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (y) material Intellectual Property Contracts to which MediVision or any Subsidiary is a party, or is bound by or has rights under (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for MediVision or any Subsidiary). Except as set forth in Section 5.01(o)(i) of the MediVision Disclosure Letter, each of MediVision and each of its Subsidiaries has exclusive ownership of all Intellectual Property owned by it, free and clear of all Liens, exclusive licenses and non-exclusive licenses other than those granted in connection with the sale of products in the ordinary course of business. The Intellectual Property owned by MediVision and its Subsidiaries is to MediVision’s knowledge valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting MediVision’s or any of its Subsidiaries’ use thereof or its rights thereto. MediVision is aware of no facts that would materially adversely affect its or any of its Subsidiaries’ ability to utilize such Intellectual Property as intended, including any patents or other Intellectual Property of others that could be infringed by the manufacture, use, or sale of products derived from such Intellectual Property. To MediVision’s knowledge, neither MediVision nor any Subsidiary has infringed or otherwise violated the Intellectual Property rights of any third party and, except as set forth in Section 5.01(o)(i) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries has received any notice or claim challenging MediVision’s or any Subsidiary’s ownership of any of the Intellectual Property owned by MediVision or any Subsidiary or claiming that MediVision or any Subsidiary infringes or misappropriates the Intellectual Property of any third party.

(ii)       Without limiting the foregoing, except as set forth in Section 5.01(o)(ii) of the MediVision Disclosure Letter, MediVision owns all Intellectual Property related to the Integrated Retina Imager (“IRI”). Section 5.01(o)(ii) of the MediVision Disclosure Letter sets forth all Contracts to which MediVision or any Subsidiary is a party, or is bound by or has rights under, relating to the IRI, its development, or the Intellectual Property related thereto. Except as set forth in Section 5.01(o)(ii) of the MediVision Disclosure Letter, MediVision has exclusive ownership of all Intellectual Property related to the IRI, free and clear of all Liens, exclusive licenses and non-exclusive licenses other than those granted in connection with the sale of products in the ordinary course of business. The Intellectual Property relating to the IRI is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting MediVision’s use thereof or its rights thereto. MediVision is aware of no facts that would adversely affect its ability to utilize such Intellectual Property as intended, including any patents or other Intellectual Property of others that could be infringed by the manufacture, use, or sale of products derived from such Intellectual Property.

(iii)      MediVision and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all trade secrets that are owned, used or held by MediVision or any Subsidiary (“MediVision Trade Secrets”), and to MediVision’s knowledge, such MediVision Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. To MediVision’s knowledge, no Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by MediVision or any Subsidiary in the furtherance of its business, which patents or applications have not been assigned to MediVision or a Subsidiary. All current Employees and all former Employees that were involved in the development of MediVision Products or Intellectual Property have executed valid intellectual property and confidentiality agreements for the benefit of MediVision or a Subsidiary in a form that MediVision has prior to the date of this Agreement provided to OIS. Every material contract or agreement under which Intellectual Property was developed, created or otherwise made, for MediVision or a Subsidiary, assigns all rights to Intellectual Property to MediVision or a Subsidiary.

(iv)      Neither MediVision nor any Subsidiary has granted any licenses or other rights to third parties to use its Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms that have been previously provided to OIS.

(v)       The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by MediVision and its Subsidiaries in connection with their business and have not materially malfunctioned or failed within the past three years. To MediVision’s knowledge, no person has gained unauthorized access to the IT Assets.

(vi)      MediVision has source code for each version of software owned by it or any Subsidiary and used in the past five years. The source code for such software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software in all material respects will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. To MediVision’s knowledge, except as set forth in Section 5.01(o)(vi) of the MediVision Disclosure Letter, none of the software owned by MediVision or any Subsidiary contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property, including any GNU or GPL libraries or code.

(vii)     Section 5.01(o)(vii) of MediVision Disclosure Letter contains a list, together with applicable Export Control Classification Number (ECCN), of all software that is sold, licensed, leased or otherwise distributed by MediVision or its Subsidiaries or resellers (the “Software Products”), indicating, in each case, the name, owner and most recent version of the Software Product and information regarding any third-party code that is embedded in such Software Product. For the avoidance of doubt, software that is obtained under a “limited license” or open source license shall be considered “third-party code.”

(viii)    For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all Registered (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, trade names, and other indicia of origin, all applications and registrations for the foregoing; (B) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) copyrightable published works of authorship including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“IT Assets” means MediVision’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers and workstations.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(p)        Insurance. MediVision and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring MediVision or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; MediVision and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by MediVision or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither MediVision nor any such Subsidiary has been refused any insurance coverage sought or applied for during the last three years; and neither MediVision nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a MediVision Material Adverse Effect. No policy of insurance will lapse or terminate as a result of the Merger.

(q)        Material Contracts and Governmental Contracts. (i) As of the date of this Agreement, except as described in the relevant subsection of Section 5.01(q) of the MediVision Disclosure Letter, neither MediVision nor any of its Subsidiaries is a party to or bound by, or has rights under:

(A)      any lease of real or personal property providing for annual rentals of $100,000 or more;

(B)      (i) any Contract for the purchase of raw materials that is reasonably likely to require payments of $100,000 or more in any year; (ii) any Contract for the acquisition of or investment in capital equipment for an aggregate purchase price or investment value of $100,000 or more; (iii) any Contract authorizing the distribution or resale by any Person of any of MediVision’s products or services or (iv) any Contract for the sale or rental of products or services that is reasonably likely to result in payments to MediVision and its Subsidiaries of $100,000 or more in any year;

(C)      any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to MediVision or any of its Subsidiaries or in which MediVision owns more than a 5% voting or economic interest, or any interest valued at more than $100,000 without regard to percentage voting or economic interest;

(D)      any Contract (other than among direct or indirect wholly-owned Subsidiaries of MediVision) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(E)       any non-competition Contract or other Contract that (i) purports to limit in any material respect either the type of business in which MediVision or any of its Subsidiaries (or, after the Effective Time, OIS or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (ii) could require the disposition of any material assets, line of business or product line of MediVision or any of its Subsidiaries or, after the Effective Time, OIS or any of its Subsidiaries, (iii) grants “most favored nation” status including any that, following the Merger, would apply to OIS and its Subsidiaries, including MediVision and its Subsidiaries or (iv) prohibits or limits the rights of MediVision or any of its Subsidiaries in any material respect to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(F)       any Contract to which MediVision or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(G)      any Contract between MediVision or any of its Subsidiaries and any director or officer of MediVision or any Person beneficially owning five percent (5%) or more of the outstanding Shares;

(H)      any Contract providing for indemnification by MediVision or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to MediVision and its Subsidiaries and (y) entered into in the ordinary course of business;

(I)        any Contract that contains a put, call or similar right pursuant to which MediVision or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(J)       any dealer, distributor, joint marketing or development Contract currently in force under which MediVision or any Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any Contract pursuant to which MediVision or any Subsidiary has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by MediVision or any Subsidiary and which may not be canceled without penalty upon notice of 90 days or less;

(K)      any Contract or commitment currently in force to license any third party to manufacture or reproduce any MediVision Product, service or technology or any Contract or commitment currently in force to sell or distribute any MediVision Products, service or technology involving amounts in excess of $250,000 per annum, except agreements with distributors or sales representatives in the ordinary course of business cancelable without penalty upon notice of 90 days or less;

(L)       any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than trade payables incurred and extensions of credit to customers granted in the ordinary course of business;

(M)     any settlement agreement under which MediVision or any Subsidiary has material ongoing obligations;

(N)      all Contracts relating to the governance or shareholding of CCS, including any Contracts between MediVision and the other shareholder of CCS that affect or may affect such governance or shareholding;

(O)      all Contracts relating the development or ownership of the IRI or the Intellectual Property relating thereto;

(P)       any Contract or commitment not otherwise disclosed pursuant to one of the other clauses of this Section 5.01(q) involving in excess of $100,000 being paid by or to MediVision or any Subsidiary in any 12-month period;

(Q)      any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a MediVision Material Adverse Effect (the Contracts described in clauses (A)-(P), together with all exhibits and schedules to such Contracts, being the “MediVision Material Contracts”).

(ii)       A true and correct copy of each MediVision Material Contract has previously been delivered to OIS, and each such Contract is a valid and binding agreement of MediVision or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither MediVision nor any of its Subsidiaries nor, to MediVision’s knowledge, any other party thereto is in default with respect to a material obligation under or material breach in any respect under the terms of any such Contract.

(iii)      Neither MediVision nor any Subsidiary is party to any material Contract to which the other ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(r)	Property.

(i)        Neither MediVision nor any of its Subsidiaries owns any real property. MediVision and each of its Subsidiaries has good and marketable title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all material property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and no such material property and assets are subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice or Tax Liens for current Taxes not yet due and payable and for which adequate reserves have been established in the consolidated balance sheets referenced in Section 5.01(e)(v).

(ii)       Section 5.01(r)(ii) of the MediVision Disclosure Letter sets forth a list of all real properties leased or otherwise used by MediVision or any Subsidiary (the “MediVision Leased Property”). Section 5.01(r)(ii) of the MediVision Disclosure Letter contains a description of the MediVision Leased Property, including their size and location. Except as set forth in Section 5.01(r)(ii) of the MediVision Disclosure Letter, there is no outstanding Tax, levy or charge of any kind whatsoever in respect of the MediVision Leased Property or in connection with MediVision’s or any of its Subsidiaries’ use or right in such properties (except municipal taxes due from time to time), and neither MediVision nor any of its Subsidiaries is under any obligation to pay such Taxes, levies or charges to any third party, including any Governmental Entity or the Israeli Land Administration. Except as set forth in Section 5.01(r)(ii) of the

MediVision Disclosure Letter, MediVision and each of its Subsidiaries has obtained all required approvals, authorizations and permits from any Governmental Entity in connection with all real property held by it or to which it is entitled or in which it has rights (including building permits), and all of such approvals, authorizations and permits are in full force and effect, except where the lack thereof does not constitute a MediVision Material Adverse Effect. To MediVision’s knowledge, there are no outstanding claims or proceedings commenced by any third party (including any Governmental Entity) in connection with MediVision’s or any of its Subsidiaries’ possession or use of the MediVision Leased Property.

(iii)      The lease agreements entered into by MediVision and its Subsidiaries in connection with the MediVision Leased Property are in full force and effect and enforceable, and, to the knowledge of MediVision, there are no existing material defaults of MediVision and its Subsidiaries or any other party to the leases thereunder, and neither MediVision nor its Subsidiaries has received or given notice of default or claimed default with respect to such leases, nor is there, to the knowledge of MediVision, any event that with notice or lapse of time, or both, would constitute a material default thereunder. Other than the lease agreements referred to above, MediVision and its Subsidiaries have no other interests of any type in any real property.

(s)        Encryption and Other Restricted Technology. MediVision’s and its Subsidiaries’ business as currently conducted does not involve the use or development of, or engagement in, technology whose development, commercialization or export is restricted under Israeli Law, and MediVision’s and its Subsidiaries’ business as currently conducted does not require MediVision or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

(t)         Warranties/Product Liability. Except as set forth on Section 5.01(t) of the MediVision Disclosure Letter and except as specifically reflected, reserved against or otherwise disclosed in the Financial Statements or incurred since the date thereof in the ordinary course of business except as does not constitute a MediVision Material Adverse Effect, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by MediVision or any Subsidiary or any services provided by MediVision or any Subsidiary (a “MediVision Product”), or claim or lawsuit involving a MediVision Product that is pending or, to MediVision’s knowledge, threatened, by any Person, and (ii) there has not been, nor is there under consideration by MediVision or any of its Subsidiaries, any MediVision Product recall or post-sale warning of a material nature concerning any MediVision Product. All MediVision Products comply in all material respects with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such MediVision Products.

(u)        Product Certifications. The product certifications (“MediVision Product Certifications”) given or granted by manufacturers, manufacturers associations, technical associations, or similar bodies, or by any Governmental Entity, in each case with respect to MediVision Products set forth on Section 5.01(u) of the MediVision Disclosure Letter, are all the MediVision Product Certifications relating to MediVision’s business, and constitute all the MediVision Product Certifications necessary for MediVision and its Subsidiaries to conduct their respective businesses as currently conducted, and are listed in Section 5.01(u) of the MediVision Disclosure Letter, except as does not constitute a MediVision Material Adverse Effect. MediVision has not made any material modifications or updates to the MediVision Products which would require MediVision Product Certifications different from or in addition to those set forth on Section 5.01(u) of the MediVision Disclosure Letter and, other than as set forth on Section 5.01(u) of the MediVision Disclosure Letter, to MediVision’s knowledge, none of the MediVision Product Certifications would be terminated, rescinded or modified as a result of this Agreement or the completion of the Merger.

(v)        Questionable Payments. To the knowledge and belief of MediVision within the last two years, no current or former director, executive, officer, representative, agent or employee of MediVision or any of its Subsidiaries (when acting in such capacity or otherwise on behalf of MediVision or any of its Subsidiaries or any of their predecessors): (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (iv) has made any false or fictitious entries on the books and records of MediVision or any of its Subsidiaries; (v) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of MediVision or any of its Subsidiaries; or (vi) made any material favor or gift that is not deductible for income tax purposes using corporate funds or otherwise on behalf of MediVision or any of its Subsidiaries.

(w)       Brokers and Finders. Neither MediVision nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that MediVision has employed BDO Ziv Haft Consulting & Management Ltd. as its financial advisor. MediVision has made available to OIS a complete and accurate copy of all agreements pursuant to which BDO Ziv Haft Consulting & Management Ltd. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(x)        Bank Accounts. Section 5.01(x) of the MediVision Disclosure Letter sets forth the names and location of all banks, depositaries and other financial institutions in which MediVision or any of its Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

(y)        Completeness of Disclosure. No representation or warranty by MediVision in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 5.02     Representations and Warranties of OIS and Merger Sub. Except as set forth in the OIS Reports (as defined below) or the corresponding sections or subsections of the disclosure letter delivered to MediVision by OIS concurrently with the execution of this Agreement (the “OIS Disclosure Letter”), OIS and Merger Sub, jointly and severally, hereby represent and warrant to MediVision as of the date of this Agreement that:

(a)	Organization, Good Standing and Qualification.

(i)        Each of OIS and any of its subsidiaries, including Merger Sub is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. OIS and each of its subsidiaries are qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have an OIS Material Adverse Effect (as defined below). OIS has made available to MediVision complete and correct copies of OIS’s and each of its subsidiaries, including Merger Sub’s articles of incorporation and bylaws or other governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither OIS nor any of its Subsidiaries is in violation of any provisions of their respective articles of incorporation or comparable governing documents. No Dissolution, revocation or forfeiture proceedings regarding OIS or any of its subsidiaries, including Merger Sub have been commenced. Section 5.02(a)(i) of the OIS Disclosure Letter contains a correct and complete list of each jurisdiction in which OIS and each of its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term “OIS Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business results of operations or prospects of OIS and Merger Sub taken as a whole or preventing, materially delaying or materially impairing OIS’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, provided, however, that the term “OIS Material Adverse Effect” shall exclude events, changes, circumstances and states of facts (i) that result or arise from events, changes, circumstances or states of facts generally affecting any industry in which OIS or any of its Subsidiaries operates or the economy in any of the countries in which OIS or any of its Subsidiaries operates, (ii) that result or arise from events, changes, circumstances or states of facts affecting general worldwide economic or capital market conditions, which in the case of each of the immediately preceding clause (i) and this clause (ii) do not materially disproportionately affect OIS or any of its Subsidiaries, or (iii) that result or arise from the execution of this Agreement or the announcement of the transactions contemplated hereby.

(ii)       The shares of OIS Common Stock are not listed for trading on any national securities exchange, including Nasdaq, but their trading prices are quoted on the OTC Bulletin Board.

(b)        Capitalization of Merger Sub. The registered and authorized share capital of Merger Sub consists of 100 ordinary shares, par value NIS 1.0 per share. All of the issued and outstanding shares of Merger Sub have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with any preemptive or similar rights of any Person, whether contractual or under any applicable Law or any of Merger Sub’s governing documents. All of the outstanding shares of Merger Sub have been issued in material compliance with all applicable Laws. All of the issued and outstanding shares of Merger Sub are, at the date of this Agreement, owned by OIS or a subsidiary thereof, and at the Effective Time will be owned by OIS or a subsidiary thereof, and there are (i) no other shares of share capital or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of share capital or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c)        Capitalization of OIS. The authorized capital stock of OIS consists of 35,000,000 shares of OIS Common Stock, of which 16,866,831 shares were outstanding as of the close of business on 12-31-2007, and 20,000,000 shares of Preferred Stock, no par value (the “OIS Preferred Shares”), of which no shares are outstanding. All of the outstanding shares of OIS Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with any preemptive or similar rights of any Person, whether contractual or under any applicable Law or any of OIS’s governing documents. All of the outstanding shares have been issued in material compliance with all applicable securities Laws. Other than as set forth in Section 5.02(c) of the OIS Disclosure Letter, OIS does not hold any dormant shares, and no shares are held in treasury by OIS or held by any of its Subsidiaries. OIS has no OIS Common Stock or OIS Preferred Shares reserved for issuance, except that, as of 12-31-2007, there were 2,641,018 shares of OIS Common Stock reserved for issuance pursuant to Ophthalmic Imaging Systems 1997 Stock Option Plan, Ophthalmic Imaging Systems 2000 Stock Option Plan, Ophthalmic Imaging Systems 2003 Stock Option Plan, and Ophthalmic Imaging Systems 2005 Stock Option Plan, of which 2,358,686 shares were subject to outstanding options to purchase shares and 282,332 shares were available for future grants (collectively, the “OIS Option Plans”). A copy of each of the OIS Option Plans is attached hereto as Exhibits K-1, K-2, K-3 and K-4. Other than Merger Sub and Abraxas Medical Solutions, Inc., OIS has no Subsidiaries. Each of the outstanding shares of capital stock of each of OIS’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by OIS or by a direct or indirect wholly owned subsidiary of OIS free and clear of any Lien, was issued in compliance with any preemptive or similar rights of any Person, whether contractual or under any applicable Law or any of OIS governing documents and has been issued in material compliance with all applicable Laws. Section 5.02(c) of the OIS Disclosure Letter includes a correct and complete list, as of the date of this Agreement, of each outstanding share option, restricted share grant, and any other share-related rights (including share appreciation rights) issued under the OIS Stock Option Plans, including the holder, date of grant, term, number of shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Except as set forth in Section 5.02(c) of the OIS Disclosure Letter, or as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate OIS or any of its subsidiaries to issue or to sell any shares of capital stock or other securities of OIS or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of OIS or any of its subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares in accordance with the terms of the Option Plans set forth in Section 5.02(c) of the OIS Disclosure Letter, such shares will be duly authorized, validly issued, fully paid and nonassessable. OIS does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of OIS on any matter. Section 5.02(c) of the OIS Disclosure Letter sets forth (A) each of OIS’s subsidiaries, the ownership interest of OIS in each such subsidiary, and identity and ownership interest of any other Person or Persons in each such subsidiary and (B) any capital stock, equity interest or other direct or indirect ownership interest held by OIS or Merger Sub or ABRAXAS MEDICAL SOLUTIONS INC. in any other Person.

(d)	Corporate Authority; Approval and Fairness.

(i)        Subject to the vote of holders of capital stock of OIS necessary to approve (A) the issuance of OIS Common Stock as contemplated by this Agreement, (B) the Merger, and (C) the OIS Articles Amendments and the OIS Amended and Restated Bylaws, and to the adoption of this Agreement by OIS as the sole stockholder of Merger Sub, each of OIS and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and all ancillary agreements, schedules, appendices and other documents attached thereto or entered into in connection therewith to which OIS is a party, including, but not limited to, the Voting Agreement, the Registration Rights Agreement, and the ROFR Agreement (collectively, the “Agreements”) and to consummate the transactions contemplated thereby. Each of such Agreements has been duly executed and delivered by OIS and is a valid and binding agreement of such corporation, and, where applicable, Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The requisite vote of the shareholders of OIS to approve the Merger and the Agreements (which vote is also sufficient to approve the other actions referred to above) is the affirmative vote of the holders of at least 75% of the outstanding shares of OIS Common Stock, including the affirmative vote of the holders of a majority of such shares that are not beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, as such terms are used in OIS’s Articles of Incorporation, and the requisite vote of the shareholders of Merger Sub to approve the Merger and the Agreements (which vote is also sufficient to approve the other actions referred to above) is the affirmative vote of the holders of at least 50% of the outstanding shares of Merger Sub (collectively, the “Requisite OIS Vote”).

(ii)       The board of directors of OIS has (A) unanimously determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, OIS and its shareholders, approved this Agreement and the Merger and the other transactions contemplated hereby and thereby, and made all other affirmative determinations required to be made by it in connection with this Agreement, the Merger and the other transactions contemplated hereby under any applicable Israeli Law, and resolved to recommend that holders of OIS Common Stock vote in favor of the Merger, the issuance of OIS Common Stock necessary to consummate the Merger, the Articles Amendments, the Amended and Restated Bylaws, and the other transactions contemplated by this Agreement (collectively, the “OIS Recommendation”), and directed that the same be submitted to the holders of the outstanding shares of OIS Common Stock for their approval, (B) received the opinion of its financial advisor, Westwood Capital LLC, to the effect that the Merger is fair to the public shareholders of OIS from a financial point of view, a copy of which opinion has been delivered to MediVision (it being agreed and understood that such opinion is for the benefit of OIS’s board of directors and special committee thereof and may not be relied on by MediVision). When issued in accordance with the terms of this Agreement, the OIS Common Stock issued as a result of the Merger will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights other than those granted to the Principal MediVision Shareholders as set forth in the ROFR Agreement.

(e)        Merger Sub Board Approval. The board of directors of Merger Sub has unanimously: (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholder, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (B) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (C) determined to recommend that the shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(f)	Compliance; Permits.

(i)        Neither OIS nor Merger Sub nor any other subsidiary of OIS is in conflict with, or in default or violation of, (A) any Law applicable to OIS or Merger Sub or any other subsidiary of OIS by which its or any of their respective properties is bound, or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which OIS or Merger Sub or any other subsidiary of OIS is a party or by which OIS or Merger Sub or any other subsidiary of OIS or their respective properties is bound, except for such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have an OIS Material Adverse Effect. No investigation or review by any Governmental Entity is, to the knowledge of OIS, pending or threatened against OIS or Merger Sub or any other subsidiary of OIS, nor to the knowledge of OIS, has during the past three years any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have an OIS Material Adverse Effect.

(ii)       OIS and its subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders and approvals and other authorizations from Governmental Entities to test, manufacture, market, sell or distribute their respective products, to own, lease and operate their respective properties and assets, or carry on their respective businesses as they are now being conducted or otherwise which are material to the operation of the business of OIS and its subsidiaries taken as a whole (collectively, the “OIS Permits”). All such OIS Permits are in full force and effect, and as of the date of this Agreement, none of the OIS Permits has, during the past three years, been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of OIS, threatened in writing, except where such failure to be in full force and effect or such withdrawal, revocation, suspension or cancellation would not reasonably be expected to have an OIS Material Adverse Effect. OIS has been, during the past three years, and is in compliance in all material respects with the terms of the OIS Permits and any conditions placed thereon, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have an OIS Material Adverse Effect.

(g)	Governmental Filings; No Violations; Etc.

(i)        Other than with respect to procedures under the Israeli Companies Law and the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.03, (B) under the HSR Act, the Securities Act and the Exchange Act, and (C) required to be made under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by OIS or Merger Sub or any subsidiary of OIS with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by OIS or Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by OIS and Merger Sub or any subsidiary of OIS and the consummation of the Merger and the other transactions contemplated hereby or in connection with the continuing operation of the business of OIS following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have an OIS Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)       OIS maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.

(iii)      The execution, delivery and performance of this Agreement by OIS and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws or articles of association of OIS and Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of OIS pursuant to, any Contracts binding upon OIS, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with any Laws to which OIS and Merger Sub are subject or (C) any change in the rights or obligations of any party under any Contract binding on OIS, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a OIS Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iv)      Other than as described in Section 5.02(g)(iv) of the OIS Disclosure Letter, neither OIS nor Merger Sub nor any other subsidiary of OIS is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which OIS or Merger Sub or any other subsidiary of OIS may engage or the manner or locations in which any of them may so engage in any business.

(v)       Other than as described in Section 5.02(g)(v) of the OIS Disclosure Letter, except for: (A) relationships with OIS or Merger Sub or any other subsidiary of OIS as an officer, director, or employee thereof (and compensation by OIS or Merger Sub or any other subsidiary of OIS in consideration of such services) in accordance with the terms of their employment; and (B) relationships with OIS as shareholders or option holders therein, to the knowledge (as defined below) of OIS, none of the directors or officers, or the shareholders of OIS, or any known member of any of their families or Affiliates, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with OIS or Merger Sub or any other subsidiary of OIS. None of the officers, directors or Shareholders has any known interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of OIS, except for the normal rights of a Shareholder, and except for rights under the OIS Option Plans. OIS and Merger Sub and any other subsidiary of OIS have not, since October 1, 2004, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of OIS or (y) materially modified any term of any such extension or maintenance of credit. As used in this Agreement, “knowledge” of (i) OIS means the actual knowledge of OIS’s officers; and (ii) OIS or Merger Sub means the actual knowledge of such party’s officers.

(h)	OIS Reports; Financial Statements.

(i)        OIS has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act and any other applicable securities laws and any rules and regulations promulgated thereunder (the forms, statements, reports and documents filed with or furnished to the SEC and those filed or furnished subsequent to the date hereof, including any amendments thereto, are referred to herein as the “OIS Reports”). Each of the OIS Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, any other applicable securities laws and any rules and regulations promulgated thereunder applicable to the OIS Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the OIS Reports did not and any OIS Reports filed or furnished with the SEC subsequent to the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)       OIS is in compliance in all material respects with the applicable rules and regulations of the OTC Bulletin Board and with the corporate governance requirements of the California Corporations Code.

(iii)      Since December 31, 2003, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from OIS employees regarding questionable accounting or auditing matters, have been received by OIS. No attorney representing OIS or any of its Subsidiaries, whether or not employed by OIS or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by OIS or any of its officers, directors, employees or agents to OIS’s audit committee (or other committee designated for the purpose) of the board of directors.

(iv)      Each of the balance sheets included in or incorporated by reference into any OIS Reports (including the related notes and schedules) fairly presents or, in the case of OIS Reports to be filed after the date hereof, will fairly present, in all material respects the financial position of OIS as of its date, and each of the statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into OIS Reports (including any related notes and schedules) fairly presents or, in the case of OIS Reports to be filed after the date hereof, will fairly present, in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of OIS for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(v)       OIS’s revenue recognition policies and practices are and have been in compliance in all material respects with all applicable rules, regulations and statements in compliance with GAAP.

(vi)      Neither OIS nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a OIS Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the rules of the OTC Bulletin Board and which are not so reported and which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of OIS and its Subsidiaries taken as a whole, except liabilities permitted to be incurred under this Agreement.

(i)         Absence of Certain Changes. Since September 30, 2007, OIS has conducted its business only in the ordinary course (excepts for transactions between OIS and MediVision) and, except as set forth in Section 5.02(i) of the OIS Disclosure Letter, there has not been:

(i)        any event, development or circumstance involving, or any change in the financial condition, properties, assets, liabilities, or results of operations of OIS or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) which, individually or in the aggregate, has had or would reasonably be expected to have a OIS Material Adverse Effect;

(ii)       any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by OIS or any of its Subsidiaries, whether or not covered by insurance;

(iii)      any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of OIS or any of its Subsidiaries or any repurchase, redemption or other acquisition by OIS of any outstanding shares of capital stock or other securities of OIS or any of its Subsidiaries;

(iv)      any material change in any method of accounting or accounting practices by OIS;

(v)       any material transaction other than as contemplated by this Agreement that would require OIS to file a current report on Form 8-K that it has not so filed;

(vi)      any event, development or circumstance as a result of which OIS incurred a material Tax liability not in the ordinary course of business; or

(vii)	any agreement to do any of the foregoing.

(j)         Brokers and Finders. Neither OIS nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that OIS has employed Westwood Capital, LLC as its financial advisors.

(k)        Litigation. There is no suit, claim, action, arbitration, proceeding pending or, to the knowledge of OIS, investigation pending or threatened against OIS or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity that could, if adversely determined, have an OIS Material Adverse Effect or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Effective Time. Except as disclosed by OIS in the OIS Disclosure Letter, neither OIS nor Merger Sub nor any other subsidiary of OIS is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the Merger or other transactions contemplated hereby.

(l)	OIS Employee Matters and Benefit Plans.

(i)         Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(A)      “OIS Employee” shall mean any current, former or retired employee, officer or director of OIS or any of its Subsidiaries;

(B)      “OIS Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any OIS Employment Agreement, as defined herein) providing for compensation, severance, termination pay, bonus, incentive compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation and other insurance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded; and

(C)      “OIS Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between OIS or any of its Subsidiaries and any OIS Employee as to which OIS has incurred material liability.

(ii)        OIS Employee Plan Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have an OIS Material Adverse Effect, each OIS Employee Plan and OIS Employment Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Laws.

(m)       Employment Matters. Except as would not reasonably be expected, individually or in the aggregate, to have an OIS Material Adverse Effect, and subject to Section 5.02(m) of the OIS Disclosure Letter, with respect to OIS’s Employees, OIS is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting labor, employment and employment practices.

(n)        Intellectual Property. OIS’s and each of its subsidiaries’ trademarks, patents, copyrights and trade secrets are sometimes referred to hereinafter as the “OIS Trademarks,” “OIS Patents,” “OIS Copyrights” and “OIS Trade Secrets,” respectively.

(i)	Trademarks.

(A)      All OIS Trademark registrations are currently in compliance in all material respects with all legal requirements (including, where applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the OIS Trademark in question.

(B)      No material registered OIS Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the

United States Patent and Trademark Office or other applicable Governmental Entity. To OIS’s knowledge, no such action has been threatened in writing within the one (1) year period prior to the date of this Agreement.

(C)      To OIS’s knowledge, there has been no prior use of any material OIS Trademark by any third party that confers upon such third party superior rights in any such OIS Trademark.

(ii)	Patents.

(A)      All OIS Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the OIS Patent in question.

(B)      No OIS Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or other applicable Governmental Entity. To OIS’s knowledge, no such action has been threatened in writing within the one (1) year period prior to the date of this Agreement.

(C)      To OIS’s knowledge, there is no patent or patent application of any person that conflicts in any material respect with any OIS Patent or invalidates any claim OIS has in any OIS Patent.

(iii)	Trade Secrets.

(A)      OIS has taken reasonable steps in accordance with normal industry practice to protect OIS’s rights in confidential information and OIS Trade Secrets.

(B)      Except as would not be materially adverse to OIS or its business, OIS enforces and has enforced a policy of requiring each relevant employee, consultant and contractor to execute “work for hire” (or similar arrangements under Applicable Law), proprietary information, confidentiality and assignment agreements substantially in OIS’s standard forms that effectively and exclusively assign to OIS or Merger Sub or any other subsidiary of OIS rights to any Intellectual Property relating to the business of OIS or Merger Sub or any other subsidiary of OIS in the course of performance of work for OIS or Merger Sub or any other subsidiary of OIS. Except under confidentiality obligations, there has been no disclosure by OIS or any subsidiary of material confidential information or OIS Trade Secrets. OIS has provided MediVision with a copy of its trade secret protection policy.

(iv)       License Agreements. There is no material outstanding or, to OIS’s knowledge, threatened dispute or disagreement with respect to (A) any license agreements granting to OIS or Merger Sub or any other subsidiary of OIS any material right to use or practice any rights under any Intellectual Property, other than software commercially available on reasonable terms to any person for a license fee of no more than One Hundred Thousand Dollars ($100,000) in the aggregate or (B) any license agreements under which OIS or Merger Sub or any other subsidiary of OIS licenses software or grants other rights in or rights to use or practice under any Intellectual Property, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to OIS or Merger Sub or any other subsidiary of OIS did not exceed One Hundred Thousand Dollars ($100,000) in the aggregate (collectively, “License Agreements”).

(v)        Ownership; Sufficiency of IP Assets. OIS or one of its subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in their respective business as currently conducted.

(vi)       Protection of IP. OIS has taken reasonable and customary steps to protect the Intellectual Property of OIS or Merger Sub or any other subsidiary of OIS.

(vii)      No Infringement by OIS. The products used, manufactured, marketed, sold or licensed by OIS, and all Intellectual Property used in the conduct of OIS’s businesses, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(viii)     No Pending or Threatened Infringement Claims. No litigation is now or, within the five (5) years prior to the date of this Agreement, was pending and, to OIS’s knowledge, no notice or other claim has been received by OIS within the one (1) year prior to the date of this Agreement, nor is OIS aware of any facts or circumstances that in OIS’s reasonable judgment could be expected to give rise to any material claim, (A) alleging that OIS or Merger Sub or any other subsidiary of OIS has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to OIS.

(ix)       No Infringement by Third Parties. To OIS’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by OIS or Merger Sub or any other subsidiary of OIS, and no such claims have been brought against any third party by OIS or Merger Sub or any other subsidiary of OIS.

(x)        Assignment; Change of Control. The execution, delivery and performance by OIS of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of OIS’s or Merger Sub or any other subsidiary of OIS’s rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

(xi)       Software. The Software owned or purported to be owned by OIS or Merger Sub or any other subsidiary of OIS was either (A) developed by employees of

OIS or Merger Sub or any other subsidiary of OIS within the scope of their employment; (B) developed by independent contractors who have assigned their rights to OIS or any of its Subsidiaries pursuant to written agreements; or (C) otherwise acquired by OIS or a subsidiary from a third party. To OIS’s knowledge, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than OIS or Merger Sub or any other subsidiary of OIS, except for such materials or development environments obtained by OIS or Merger Sub or any other subsidiary of OIS from other persons who make such materials or development environments commercially available to purchasers or end-users. OIS has source code for each version of software owned by it or Merger Sub or any other subsidiary of OIS and used in the past five (5) years. The source code for such software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. To OIS’s knowledge, except as set forth in Section 5.02(n)(xi) of the OIS Disclosure Letter, none of the software owned by OIS or any other subsidiaries of OIS contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property, including any GNU or GPL libraries or code. For purposes of this Section, “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(o)        Taxes. (A) OIS and its subsidiaries have duly and timely filed all material income Tax Returns required to be filed (after taking into account all available extensions) and have timely paid the Taxes shown on such Tax Returns, except, in each case, where the failure to so file or pay would not have an OIS Material Adverse Effect. (B) As of the date of this Agreement, no material claim for assessment or collection of Taxes is presently being asserted against OIS or its subsidiaries, and neither OIS nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority relating to a material Tax, nor does OIS have knowledge of any such threatened action, proceeding or investigation. (C) Neither OIS nor any of its subsidiaries is a party to or bound by any obligation under any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement. There are no Tax sharing agreements or similar agreements under which OIS or any of its subsidiaries could be liable for the Taxes of any Person that is neither OIS nor OIS’s subsidiary. There are no material Liens for Taxes on any of OIS assets except for Taxes which have accrued but are not yet due or payable. Except with respect to those intercompany transactions which can be reasonably expected not to cause an OIS Material Adverse Effect, all intercompany transactions between and among OIS or any of its subsidiaries or Merger Sub or any of its subsidiaries are at arm’s-length terms or other terms permitted by applicable Laws with respect to Taxes.

(p)	Capital Adequacy.

(i)        OIS represents that immediately after the Merger and the consummation of other transactions contemplated hereby, OIS (and any successor company), will not be insolvent (as defined under the U.S. Bankruptcy Code (the “Bankruptcy Code”) and in equity) and that the Merger and the other transactions contemplated hereby and any borrowing by OIS or related entities (including the incurring of any obligation or granting of any security by OIS or any successor company in connection with such transactions) will not have the effect of hindering, delaying or defrauding any creditors of OIS (or any successor company). OIS further represents that (i) upon consummation of the Merger, and within the meaning of Section 548 of the Bankruptcy Code, OIS (and any successor company) (A) will have adequate capitalization, (B) will not have an unreasonably small capital with respect to the business or transactions engaged in, (C) will not have incurred debts prior to the Effective Date that would be beyond the ability of OIS (or any successor company) to pay as such debts mature, and (D) will have adequate cash to satisfy the obligations of OIS or MediVision in existence prior to the Effective Date as they become due.

(ii)       OIS has either (i) sufficient cash and available credit facilities, or (ii) sufficient cash and firm commitments for credit facilities and equity contributions in either case in an aggregate amount sufficient to consummate the Merger and the transaction contemplated hereby in accordance with the terms hereof.

(q)        Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have an OIS Material Adverse Effect, (A) OIS and each of its subsidiaries are in compliance with all applicable Environmental Laws and (B) there are no pending or, to the knowledge of OIS, threatened claims, suits, proceedings, orders, notices of violation, requests for information or administrative hearings or, to the knowledge of OIS, investigations against OIS or Merger Sub or any other subsidiary of OIS under Environmental Laws.

(r)         Restriction on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon OIS or Merger Sub or any other subsidiary of OIS to which OIS or Merger Sub or any other subsidiary of OIS is a party which prohibits or impairs any business practice of OIS as currently conducted or Merger Sub or any other subsidiary of OIS, except as would not, individually or in the aggregate, reasonably be expected to have an OIS Material Adverse Effect.

(s)        Required OIS Stockholder Vote. The issuance of OIS Common Stock in the Merger pursuant to this Agreement requires the approval of a majority of the votes cast at a meeting at which there is a quorum by the holders of OIS Common Stock, and no other vote of the holders of any class or series of capital stock of OIS is required to approve or authorize this Agreement or the consummation of the transaction contemplated hereby.

(t)         Insurance. For the six-year period prior to the date hereof, OIS maintained a program of liability insurance, which covered liabilities from products or product defects, consisting of claims-made policies with coverage totaling at least $1,000,000 for each year (the

“Product Liability Insurance Policies”), substantially all of which amount, as of the date hereof, is available for the satisfaction of claims. The Product Liability Insurance Policies have been maintained and not revoked. There is no material product liability claim against OIS or any Subsidiary of OIS pending under any Product Liability Insurance Policy as to which coverage has been denied by the underwriters of such policies.

(u)        Material Contracts. As of the date of this Agreement, except as described in the relevant subsection of Section 5.02(u) of the OIS Disclosure Letter neither OIS nor its subsidiaries is a party to or bound by, or has rights under:

(i)        Any Contract for the acquisition of or investment in capital equipment for an aggregate purchase price or investment value of $500,000 or more;

(ii)       any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to OIS or any of its subsidiaries or in which OIS owns more than a 5% voting or economic interest, or any interest valued at more than $500,000 without regard to percentage voting or economic interest;

(iii)      any Contract (other than among direct or indirect wholly owned subsidiaries of OIS) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;

(iv)      any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which OIS or Merger Sub or any other subsidiary of OIS (or, after the Effective Time, OIS or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets, line of business or product line of OIS or Merger Sub or, after the Effective Time, OIS or Merger Sub, or any other subsidiary of OIS or (C) prohibits or limits the rights of OIS or Merger Sub or any other subsidiary of OIS in any material respect to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(v)       any Contract between OIS or Merger Sub or any other subsidiary of OIS and any director or officer of OIS or any Person beneficially owning five percent or more of the outstanding Shares;

(vi)      any Contract providing for indemnification by OIS or Merger Sub or any other subsidiary of OIS of any Person, except for any such Contract that is (x) not material to OIS and Merger Sub or any other subsidiary of OIS and (y) entered into in the ordinary course of business;

(vii)     any Contract that contains a put, call or similar right pursuant to which OIS or Merger Sub or any other subsidiary of OIS could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000.

(viii)    Any other Contract or group of related Contacts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have an OIS Material Adverse Effect (the Contracts described in clauses (v) and (viii), together with all Exhibits and schedules to such Contracts, being the “OIS Material Contracts”.

(v)	Property.

(i)        Neither OIS nor any of its subsidiaries owns any real property. OIS and each of its subsidiaries has good and marketable title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all material property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its subsidiaries, and no such material property and assets are subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice or Tax Liens for current Taxes not yet due and payable.

(ii)       There are no real properties leased or otherwise used by OIS or Merger Sub or any other subsidiary of OIS (the “OIS Leased Property”) that are not listed in the OIS Reports or set forth on Section 5.01(v)(ii) of the OIS Disclosure Letter. Except as set forth in Section 5.02(v)(ii) of the OIS Disclosure Letter, there is no outstanding Tax or levy in respect of the OIS Leased Property or in connection with OIS’s or any of its subsidiaries’ use or right in such properties (except municipal Taxes due from time to time) for which OIS or any of its subsidiaries is directly liable under the terms of use of such Lease Property. Except as set forth in Section 5.02(v)(ii) of the OIS Disclosure Letter, OIS and each of its subsidiaries have obtained all required approvals, authorizations and permits from any Governmental Entity in connection with all real property held by it or to which it is entitled or in which it has rights (including building permits), and all of such approvals, authorizations and permits are in full force and effect, except where the lack thereof does not constitute an OIS Adverse Effect. To OIS’s knowledge, there are no outstanding claims or proceedings commenced by any third party (including any Governmental Entity) in connection with OIS’s or any of its subsidiaries’ possession or use of the OIS Leased Property.

The lease agreements entered into by OIS and its subsidiaries in connection with the OIS Leased Property are in full force and effect and enforceable, and, to the knowledge of OIS, there are no existing material defaults of OIS and its subsidiaries or any other party to the leases thereunder. Other than the lease agreements referred to above, OIS and its subsidiaries have no other interests of any type in any real property.

(w)       Encryption and Other Restricted Technology. OIS’s and its subsidiaries’ business as currently conducted does not involve the use or development of, or engagement in, technology whose development, commercialization or export is restricted under U.S. Law, and OIS’s business as currently conducted does not require OIS or Merger Sub or any other subsidiary of OIS to obtain a license from the U.S. government or an authorized body thereof pursuant to any Law regulating the development, commercialization or export of technology.

(x)        Warranties/Product Liability. Except as set forth on Section 5.02(x) of the OIS Disclosure Letter and except as specifically reflected, reserved against or otherwise disclosed in the Financial Statements or incurred since the date thereof in the ordinary course of business except as does not constitute an OIS Material Adverse Effect, (A) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by OIS or Merger Sub or any other subsidiary of OIS or any services provided by OIS or any subsidiary (an “OIS Product”), or claim or lawsuit involving an OIS Product which is pending or, to OIS’s knowledge, threatened by any Person, and (B) there has not been, nor is there under consideration by OIS or any of its subsidiaries, any OIS Product recall or post-sale warning of a material nature concerning any OIS Product. All OIS Products comply in all material respects with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such OIS Products.

(y)        Product Certifications. All the OIS product certifications (the “OIS Product Certifications”) relating to OIS’s business, constitute all the OIS Product Certifications necessary for OIS and its subsidiaries to conduct their business as currently conducted, except for such OIS Product Certifications which do not constitute an OIS Material Adverse Effect.

(z)        Questionable Payments. To the knowledge of OIS, within the last two years, no current or former director, executive, officer, representative, agent or employee of OIS or Merger Sub or any other subsidiary of OIS (when acting in such capacity or otherwise on behalf of OIS or any of its subsidiaries or any of their predecessors): (i) has used or is using any corporate funds for any unlawful expenses relating to political activity or for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (ii) has made any false or fictitious entries on the books and records of OIS or Merger Sub or any subsidiary of OIS; (iii) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of OIS or Merger Sub or any subsidiary of OIS.

(aa)      Completeness of Disclosure. No representation or warranty by OIS in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

ARTICLE VI

COVENANTS

Section 6.01	Interim Operations

(a)        MediVision. MediVision covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (unless OIS shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws and the terms of this Agreement, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as OIS may approve in writing or (iii) as set forth in Section 6.01(a) of the MediVision Disclosure Letter, MediVision will not and will not permit its Subsidiaries to:

(i)        adopt or propose any change in its articles of association or other applicable governing instruments;

(ii)       merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)      acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in the MediVision Disclosure Letter;

(iv)      issue (other than on exercise of MediVision Options or MediVision Rights set forth in the Disclosure Letter), sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities or rights convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, including any MediVision Options or MediVision Rights;

(v)       create or incur any Lien material to it or any of its Subsidiaries on any of its assets or any of its Subsidiaries’ assets;

(vi)      make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries);

(vii)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to MediVision or to any wholly-owned Subsidiary of MediVision) or enter into any agreement with respect to the voting of its capital stock;

(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)      incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $100,000 in the aggregate or (y) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (B) guarantees by MediVision of indebtedness of its wholly-owned Subsidiaries incurred in compliance with this Section 6.01 or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $100,000 of notional debt in the aggregate;

(x)       except as set forth in the capital budgets set forth in Section 6.01(a)(x) of the MediVision Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(xi)      make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xii)     settle any litigation or material claim, or other proceedings before a Governmental Entity, other than a settlement reimbursable from insurance or calling solely for a cash payment in an amount less than $250,000 and including a full release of MediVision and its affiliates, as applicable;

(xiii)    except as contemplated by this Agreement, make any material Tax election, make any change in any method of accounting for Tax purposes or make any application with any Governmental Entity or seek any Tax ruling from a Governmental Entity, if there is a risk that such ruling may result in any terms, restrictions, liabilities or obligations being imposed on MediVision (or any MediVision Subsidiary) or its shareholders (including OIS or its Subsidiaries);

(xiv)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement;

(xv)     except as required pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 5.01 of the MediVision Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors, officers or Employees or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IAS, or (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;

(xvi)    take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xvii)   purchase or otherwise acquire, or sell, gift, or otherwise transfer to any Person any shares of OIS Common Stock;

(xviii)  take any action that would reasonably be expected to result in a material increase in Tax liability (or a corresponding loss of Tax attributes) other than in the ordinary course of business; or

(xix)	agree, authorize or commit to do any of the foregoing.

(b)        OIS. OIS covenants and agrees as to itself and Merger Sub and any other subsidiary of OIS that, after the date hereof and prior to the Effective Time (unless MediVision shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their and their subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as MediVision may approve in writing or (iii) as set forth in Section 6.01(b) of the OIS Disclosure Letter, OIS will not and will not permit Merger Sub and any other subsidiary of OIS to:

(i)        adopt or propose any change in its articles of association or other applicable governing instruments;

(ii)       merge or consolidate itself or Merger Sub or other subsidiary of OIS with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)      acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in the OIS Disclosure Letter;

(iv)      issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or any of its subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities or rights convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)       create or incur any Lien material to it or any of its subsidiaries on any of its assets or any of its subsidiaries;

(vi)      make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries);

(vii)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to OIS or to any wholly-owned Subsidiary of OIS) or enter into any agreement with respect to the voting of its capital stock;

(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)      incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $2,000,000 in the aggregate or (y) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (B) guarantees by OIS of indebtedness of its wholly-owned Subsidiaries incurred in compliance with this Section 6.01 or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $1,000,000 of notional debt in the aggregate;

(x)       except as set forth in the capital budgets set forth in Section 6.01(b)(x) of the OIS Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $50,000 in the aggregate;

(xi)      make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xii)     except as contemplated by this Agreement, make any material Tax election or make any application with any Governmental Entity or seek any tax ruling from a Governmental Entity, if there is a risk that such ruling may result in any terms, restrictions, liabilities or obligations being imposed on OIS (or any OIS Subsidiary) or its shareholders;

(xiii)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement;

(xiv)    except as required pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 5.02 of the OIS Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors, officers or Employees or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;

(xv)     take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xvi)    purchase or otherwise acquire, or sell, gift, or otherwise transfer to any Person any shares of OIS Common Stock;

(xvii)   take any action that would reasonably be expected to result in a material increase in Tax liability (or a corresponding loss of Tax attributes) other than in the ordinary course of business; or

(xviii)	agree, authorize or commit to do any of the foregoing.
Section 6.02	Acquisition Proposals.

(a)        No Solicitation or Negotiation. Each party agrees that, until the earlier of (i) the termination of this Agreement pursuant to its terms and (ii) the Effective Time, neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and it shall instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants, and other agents, advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other agents, advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)        initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii)       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person who has made, or proposed to make, any Acquisition Proposal; or

(iii)      otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction outside the ordinary course of business involving MediVision or any of its Significant Subsidiaries; or (B) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of the equity securities of MediVision or 20% or more of the consolidated total assets (including, without limitation, equity interests in MediVision’s Subsidiaries) of MediVision, in each case other than the transactions contemplated by this Agreement. Each party agrees to pay the other parties liquidated damages in the sum of USD $2,000,000 (two million U.S. dollars) if this Agreement is terminated as a result of a breach of this Section 6.02(a)(iii) by such party.

(b)        No Change in Recommendation; No Alternative Acquisition Agreement. The board of directors of each of the parties and any committee thereof shall not:

(i)        Withhold or withdraw, or qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner reasonably likely to be adverse to the other party, the Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an

Acquisition Proposal at any time beyond 20 business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

(ii)       Cause or permit such party to enter into or approve any letter of intent, terms sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement for any Acquisition Proposal.

(c)        Certain Permitted Disclosure. Nothing contained in this Section 6.02 shall be deemed to prohibit any party from complying with their disclosure obligations under Israeli or U.S. federal Law or Belgian Law with regard to the transactions underlying this Agreement.

(d)        Notice. Each party agrees that it will promptly (and, in any event, within 24 hours) notify the other party if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, and subject to any applicable confidentiality obligations, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other party informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in such party’s intentions as previously notified.

Section 6.03	Information Supplied.

(a)        Filing of S-4. Shares of OIS Common Stock to be issued to MediVision Shareholders hereunder (except the Principal MediVision Shareholders) shall be registered for trade and freely tradable on the OTC. OIS shall, with the full cooperation of MediVision, prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and OIS shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by OIS in connection with the issuance of shares of OIS Common Stock in the Merger, including shares underlying MediVision’s employees options issued under this Agreement (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) in each case as promptly as reasonably practicable following the date of this Agreement. OIS shall coordinate the contents of the S-4 Registration Statement with MediVision, as it applies to MediVision and/or the requirements of Belgian authorities. OIS and MediVision each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of each of MediVision and OIS, and will take any action and file all documents required so that the OIS Common Stock included in the S-4 Registration Statement will be registered for trade and freely tradable without any restriction on their resale except to the extent provided under this Agreement or under Rule 145 of the Securities Act. OIS shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and will pay all expenses incident thereto. No filing of, or amendment or supplement to, the Prospectus/Proxy

Statement or the S-4 Registration Statement shall be made by OIS without providing MediVision with the reasonable opportunity to review and comment thereon and without the prior consent of MediVision, which consent shall not be unreasonably withheld or delayed. OIS will promptly advise MediVision of the receipt of any comments from the SEC to the S-4 Registration Statement and when the S-4 Registration Statement or any amendment hereto has become effective, and OIS will furnish MediVision with copies of all such documents.

(b)        No Untrue Statement, etc. MediVision and OIS each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of each of MediVision and OIS to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MediVision and OIS will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of (i) the Securities Act and the rules and regulations thereunder; (ii) the Exchange Act; (iii) the requirements of the Israeli Companies Law and the Israeli Securities Law; (iv) the requirements of Belgian Authorities.

Section 6.04	Merger Proposal.

(a)        Proposal. As promptly as practicable after the execution and delivery of this Agreement: (i) each of MediVision and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit M (each, a “Merger Proposal”) to be executed in accordance with the Israeli Companies Law; (ii) MediVision shall call the MediVision Shareholders Meeting (as defined in Section 6.05) and (iii) MediVision and Merger Sub shall jointly deliver the Merger Proposals to the Companies Registrar within three (3) days from the calling of such shareholders’ meetings. Each of MediVision and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with the Israeli Companies Law and the regulations promulgated thereunder.

(b)        Certain Notices. Promptly after MediVision and Merger Sub shall have complied with Section 6.04(a) above and with Section 6.04(b)(i) and (ii) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, MediVision and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of MediVision and, if applicable, Merger Sub, shall:

(i)        Publish a notice to its creditors stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, MediVision’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as MediVision or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers circulated in Israel and one widespread daily newspaper circulated in Belgium, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a newspaper circulated in New York City, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable Law and regulations; and

(ii)       Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that MediVision or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 6.04(b)(i) above.

Section 6.05     MediVision Shareholders Meeting. MediVision will take, in accordance with applicable Law and its articles of association, all action necessary to convene a meeting of holders of Shares (the “MediVision Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC to consider and vote for the approval of this Agreement, the Merger and the other transactions contemplated hereunder and to cause such vote to be taken. MediVision’s board of directors shall recommend such approval and shall take all lawful action to solicit such approval. Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder and the Articles of Association of MediVision, the MediVision Shareholders Meeting shall be held (on a date selected by MediVision and consented to by OIS) as promptly as practicable after the date hereof. MediVision shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Shareholder Meeting in compliance with all applicable legal requirements, including the Israeli Companies Law, the Israeli Securities Law, the Articles of Association of MediVision, and the rules of the Euronext Stock Exchange. MediVision may adjourn or postpone the MediVision Shareholders Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/Proxy Statement to MediVision’s shareholders in advance of a vote on this Agreement, and the Merger and the other transactions contemplated by this Agreement; or (ii) if, as of the time for which the MediVision Shareholders Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MediVision Shareholders Meeting. MediVision’s obligation to call, give notice of, convene and hold the MediVision Shareholders Meeting in accordance with this Section 6.05 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to MediVision of any Acquisition Proposal.

Section 6.06	OIS and Merger Sub Shareholders Meetings.

(a)        OIS Stockholders Meeting. OIS will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of OIS Common Stock (the “OIS Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote for the approval of the issuance of OIS Common Stock in the Merger and the adoption of the OIS Articles of Amendments and OIS Amended and Restated Bylaws and to cause such vote to be taken. OIS’s board of directors shall recommend such approval and OIS shall take all lawful action to solicit such approval. Subject to the notice requirements of the Exchange Act and the rules and regulations promulgated thereunder and the certificate of incorporation and bylaws of OIS, the OIS Stockholders Meeting shall be held as promptly as practicable after the date hereof. Pursuant to the terms of this Section 6.06, OIS shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of OIS Common Stock in the Merger. OIS shall call, notice, convene, hold, conduct and solicit all proxies in connection with the OIS Stockholders Meeting in compliance with all applicable legal requirements, including the Exchange Act and the articles of incorporation and bylaws of OIS. OIS may adjourn or postpone the OIS Stockholders Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/Proxy Statement to OIS’s stockholders in advance of a vote on the issuance of the OIS Common Stock in the Merger; or (ii) if, as of the time for which the OIS Stockholder Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of OIS Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the OIS Stockholders Meeting.

(b)        Merger Sub Shareholder Meeting. Promptly after the occurrence or waiver of all other conditions for Closing, Merger Sub shall hold its general meeting, and OIS (as the sole shareholder of Merger Sub) shall approve this Agreement, the Merger, and the other transactions contemplated by this Agreement at such general meeting.

Section 6.07	Filings; Other Actions; Notification Comfort Letters.

(a)        Notification Letters. MediVision and OIS each shall use their reasonable best efforts to cause to be delivered to the directors of each party a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

(b)        Best Efforts. Subject to the terms and conditions set forth in this Agreement, MediVision and OIS shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity to consummate the Merger or any of the other transactions contemplated by this Agreement.

(c)        Governmental Entities. Subject to applicable Laws relating to the exchange of information, each party shall have the right to direct all matters with any Governmental Entity relating to it consistent with its obligations hereunder; provided that OIS and MediVision shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to OIS or MediVision, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing rights, each of MediVision and OIS shall act reasonably and as promptly as practicable.

(d)        Information. MediVision and OIS each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of OIS, MediVision or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(e)        Communications with Governmental Entities, etc. Subject to applicable Law and the instructions of any Governmental Entity, MediVision and OIS each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by OIS or MediVision, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. MediVision and OIS each shall give prompt notice to the other of any change that is reasonably likely to result in a MediVision Material Adverse Effect or an OIS Material Adverse Effect, respectively, or of any failure to the other party’s conditions to effect the Merger. Neither MediVision nor OIS shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(f)         Third-Party Consents. Each party will use its commercially reasonable efforts to obtain, as soon as practicable following the date hereof, any consents, waivers and approvals under its any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.08     Access. Subject to applicable Law, upon reasonable notice, each of MediVision and OIS shall (and shall cause its Subsidiaries to) afford the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.08 shall affect or be deemed to modify any representation or warranty made by MediVision, OIS or Merger Sub herein, and provided, further, that the foregoing shall not require MediVision or OIS (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of MediVision or OIS, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if MediVision or OIS, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of MediVision or OIS, as the case may be, or any of its Subsidiaries. All requests for information made pursuant to this Section 6.08 shall be directed to the executive officer or other Person designated by MediVision or OIS, as the case may be.

Section 6.09     Publicity. The initial press release regarding the Merger shall be a joint press release, and thereafter MediVision and OIS each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

Section 6.10     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by OIS and MediVision.

Section 6.11     Other Actions by MediVision and OIS Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of OIS and MediVision and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(a)        Section 16 Matters. The board of directors of OIS shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares or MediVision Options into OIS Common Stock or options to purchase OIS Common Stock, as the case may be, and (ii) the acquisition of OIS Common Stock pursuant to the terms of this Agreement by officers and directors or employees of MediVision who may become subject to the reporting requirements of Section 16(a) of the Exchange Act.

Section 6.12	Israeli and Belgian Approvals.

(a)        Government Filings. Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. MediVision and OIS shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the Investment Center Approval, the OCS Approval and any other consents and Approvals that may be required pursuant to Israeli legal requirements in connection with the Merger and the other transactions contemplated by this Agreement and to provide the OCS Notification. In this connection OIS shall provide to the Investment Center and to the OCS any information, and shall execute any undertakings, reasonably and customarily requested by such authorities as a condition to either or both of the Investment Center Approval and the OCS Approval.

(b)        Legal Proceedings. MediVision and OIS each shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to any Governmental Entity regarding the Merger. MediVision and OIS will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger or any of the other transactions contemplated by this Agreement pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade Law, MediVision and OIS will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

(c)	Israeli Tax Rulings.

(i)        As soon as reasonably practicable, and to the extent legally required, after the execution of this Agreement, MediVision shall instruct its Israeli tax advisors and accountants to prepare and file with the Israeli Tax Authority an application for a ruling confirming that the conversion or assumption by OIS of MediVision Options into Replacement Options pursuant to Section 4.04(a) will not result in a taxable event with respect to such MediVision Options pursuant to Section 3(i) or Section 102 of the Ordinance and, with respect to such MediVision Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of such MediVision Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). Each of MediVision and OIS shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to reasonably cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling. Subject to the terms and conditions hereof, MediVision shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Options Tax Ruling, as promptly as practicable.

(ii)       As soon as reasonably practicable after the execution of this Agreement, MediVision shall instruct its Israeli tax advisors and accountants to prepare and file with the Israeli Tax Authority an application for a ruling that will be in form and substance to OIS’s reasonable satisfaction that (A) with respect to holders of Shares of MediVision that are non-Israeli residents (as defined in the Ordinance), exempting OIS, the Conversion Agent and the Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Conversion Shares, or clarifying that no such obligation exists or (B) with respect to holders of Shares of MediVision that are Israeli residents (as defined in the Ordinance): (I) exempting OIS, the Conversion Agent and the Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Conversion Shares, or clarifying that no such obligation exists, or (II) clearly instructing OIS, Conversion Agent or the Surviving Corporation how such withholding at source is to be executed, and, in particular, with respect to the classes or categories of holders or former holders of the Shares or MediVision Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”), such ruling to be in form and substance to OIS’s reasonable satisfaction. Each of MediVision and OIS shall cause their respective Israeli advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding Tax Ruling. Subject to the terms and conditions hereof, MediVision shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Withholding Tax Ruling as promptly as practicable. If the Israeli Withholding Tax Ruling is not obtained until the Closing Date, MediVision shall instruct its Israeli counsel, advisors and accountants to promptly apply to the relevant Tax authorities for an extension of time with respect to the obligation to deduct or withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement (such extension, if granted by the Israeli Tax Authorities, is referred to in this Agreement as a “Withholding Tax Extension”), such Withholding Tax Extension to be in form and substance to OIS’s reasonable satisfaction. If the Israeli Withholding Tax Ruling is not obtained at least seven (7) days prior to the date of the MediVision Shareholders Meeting, OIS shall provide to MediVision a written notice stating whether it intends to withhold Israeli Tax at source from the Conversion Shares payable or otherwise deliverable pursuant to this Agreement to holders of Shares of MediVision that are non-Israeli residents (as this term is defined in the Ordinance), and such written determination shall be communicated to the holders of Shares of MediVision as soon as possible and in any event no later than five (5) days prior to the date of MediVision Shareholders Meeting in accordance with applicable Law.

(d)	Israeli Securities Matters.

(i)        As soon as reasonably practicable, and to the extent legally required, after the execution of this Agreement, OIS shall, and MediVision shall cooperate with OIS to, prepare and file with the ISA a prospectus containing the Prospectus/Proxy Statement and any additional disclosures and that complies in form and substance with applicable Israeli Law and regulations in connection with the issuance of shares of OIS Common Stock in the Merger (the “Israeli Prospectus”). OIS and MediVision each shall use its reasonable best efforts to cause the ISA to issue a permit for the use of the Israeli Prospectus in connection with the Merger, and promptly thereafter mail the Israeli Prospectus to the shareholders of each of MediVision and OIS residing in Israel. In addition, no filing of, or amendment or supplement to, the Israeli Prospectus shall be made by OIS without providing MediVision with the reasonable opportunity to review and comment thereon and without the prior consent of MediVision, which consent shall not be unreasonably withheld or delayed. OIS promptly will advise MediVision of the receipt of any comments from the ISA to the Israeli Prospectus and when any amendment thereto (if any) has been filed, and OIS will furnish MediVision with copies of all such documents.

(ii)       MediVision and OIS each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (A) the Israeli Prospectus will, at the time the Israeli Prospectus is filed in accordance with applicable Israeli Law and regulations, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Israeli Prospectus will, at the date of mailing to shareholders and at the times of the meeting of shareholders of each of MediVision and OIS to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)        Belgian Securities Matters. MediVision shall use its reasonable best efforts to obtain the approvals necessary to cause the Shares to be de-listed from the Euronext Stock Exchange, as soon as practicable following the Effective Time.

(f)         Regulatory Filings. Each of MediVision and OIS shall cause all documents that it is responsible for filing with any Governmental Entity or other publication under this Section 6.12 to comply as to form and substance in all material respects with the applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any such document or filing, MediVision or OIS, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with applicable Government Entity, such amendment or supplement.

Section 6.13     Merger Sub Obligations. OIS shall cause Merger Sub to comply with all of its obligations under this Agreement.

Section 6.14     Employee Benefits. OIS agrees that it shall cause the Surviving Corporation to maintain all MediVision Benefit Plans in accordance with their terms as in effect immediately before the Effective Time subject to any amendment or termination thereof that may be permitted by the terms of such plan and applicable Law.

Section 6.15	Directors and Officers Indemnification.

(a)       From and after the Effective Time, OIS will cause the Surviving Corporation to fulfill and honor, subject to any limitations under applicable law, in all respects the obligations of MediVision pursuant to the indemnification agreements in the form provided in Exhibit L (the “New Indemnification Letters”) as shall be in effect prior to the Effective Time, which New Indemnification Letters shall be entered into between MediVision and its current and former directors and officers (the “Indemnified Parties”), subject to and immediately after the adoption by the general meeting of the shareholders of MediVision of Merger Sub’s Articles of Association.

(b)       OIS, from and after the Effective Time and for a period of seven years following the Effective Time, undertakes to cause the Surviving Corporation to fulfill and honor in all respects such undertakings of MediVision pursuant to the New Indemnification Letters.

(c)       OIS shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy or policies of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope at least as favorable as MediVision’s existing directors’ and officers’ liability insurance coverage for a period of seven years after the Effective Time; provided, however, that, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.15(c) of the MediVision Disclosure Letter, the “Current Premium”), then in each case during such seven-year period OIS shall and shall cause the Surviving Corporation to use commercially reasonable efforts to obtain D&O Insurance in such amount and scope as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium. OIS shall be responsible for payment of the annual premium for the D&O Insurance Policy. OIS shall have the sole right to select the provider of the D&O Insurance Policy.

(d)       OIS shall cause the D&O Insurance maintained by OIS for its officers and directors to be extended to cover those individuals who were officers or directors of MediVision as of the date hereof; provided, that such coverage shall provide substantially similar protections as the current OIS officers and directors are entitled to.

(e)       Following the Merger, OIS shall and shall cause the Surviving Corporation to keep in effect for seven years after the Effective Time all provisions in the Surviving Corporation’s memorandum of association and articles of association that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of MediVision at least to the extent that are presently indemnified by MediVision and any such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would not adversely effect the rights of past or present officers and directors to indemnification and advancement of expenses for occurrences prior to the Effective Time.

(f)        If OIS and/or the Surviving Company and/or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that such successors and assigns shall assume all of the obligations set forth in this Section 6.15.

The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with his or her departure from MediVision or its Subsidiaries unless a release of the provisions of this Section is specifically provided for in such release.

ARTICLE VII

CONDITIONS

Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)        Shareholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by (i) holders of Shares constituting the Requisite MediVision Vote, and (ii) holders of shares of OIS Common Stock constituting the Requisite OIS Vote for the Merger and all of the other transactions contemplated by this Agreement.

(b)        Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(c)        S-4. The S-4 Registration Statement shall have become effective under the Securities Act and the OIS Common Stock included in the S-4 Registration Statement will be registered for trade and freely tradable without any restriction on their resale except to the extent provided under the Securities Act and the Israeli Prospectus shall have received the permit of the ISA. No stop order suspending the effectiveness of the S-4 Registration Statement or of the Israeli Prospectus shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC or the ISA.

(d)        Belgian Governmental Entity Approvals. All Belgian Governmental Entity approvals to the extent required pursuant to all legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained.

(e)        Israeli Governmental Entity Approvals. The following Israeli Governmental Entity approval to the extent required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained: the OCS Approval; approval of the Israeli Tax Authority (including the rulings referred to below); and the Investment Center Approval.

(f)         Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar, and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of MediVision and Merger Sub.

(g)        Governmental Consents. Other than the filings pursuant to Section 1.03 and the filing of the OIS Articles Amendments, all other approvals or consents of any Governmental Entity required to be obtained in connection with the Merger and the consummation of the other transactions contemplated hereby by MediVision, OIS and Merger Sub (“Governmental Consents”) shall have been obtained. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would be reasonably likely to have a MediVision Material Adverse Effect or a OIS Material Adverse Effect (either before or after giving effect to the Merger and measuring “materiality” for purposes of determining a OIS Material Adverse Effect in terms of the level of adverse effect that would constitute a MediVision Material Adverse Effect if such effect were to occur with respect to a comparable amount of assets, licenses, operations, rights, product lines, businesses or interest therein of the MediVision and its Subsidiaries), or could reasonably be expected to substantially impair the benefits to OIS reasonably expected, as of the date hereof, to be realized from consummation of the Merger.

(h)        Collaboration Agreement. OIS and Agfa Gevaert N.V. shall have executed a collaboration agreement with respect to Picture Archiving and Communications Systems (PACS), in form and substance reasonably satisfactory to the parties thereto.

Section 7.02     Conditions to Obligations of OIS and Merger Sub. The obligations of OIS and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by OIS at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of MediVision set forth in the first sentence of Section 5.01(b)(i) shall be true and correct at and as of the Effective Time except in any de minimis respect; (ii) the representations and warranties of MediVision set forth in this Agreement that are qualified by a “MediVision Material Adverse Effect” or other materiality qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time and (iii) the other representations and warranties of MediVision set forth in this Agreement that are not qualified by a “MediVision Material Adverse Effect” or other materiality qualification shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct as would not have, or not would reasonably be expected to have, individually or in the aggregate, a MediVision Material Adverse Effect, provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period. In addition, OIS shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of MediVision to the effect that such Officers have read this Section 7.02(a) and that the conditions set forth in this Section 7.02(a) have been satisfied.

(b)        Performance of Obligations of MediVision. MediVision shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OIS shall have received a certificate signed on behalf of MediVision by the Chief Executive Officer of MediVision to such effect.

(c)        No Restraints. There shall not be threatened in writing, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair OIS’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of MediVision or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of OIS or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in any respect OIS’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(d)        No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a MediVision Material Adverse Effect.

(e)        Israeli Tax Status. Neither OIS nor MediVision shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the consummation of the Merger will jeopardize or adversely affect the tax status and benefits of MediVision, and OIS shall have received a certificate to such effect signed on behalf of MediVision by the Chief Executive Officer and the Chief Financial Officer of MediVision.

(f)         Legal Opinions. OIS shall have received the opinion of Israeli counsel to MediVision, limited to issues of Israeli law applicable to the Merger and the other transactions contemplated hereunder, dated the Closing Date, in form and substance reasonably satisfactory to OIS.

(g)        Accountant Letters. MediVision and OIS shall each have received, in form and substance reasonably satisfactory to OIS, from Fahn Kane & Co. (Grant Thornton Israel), the “notification” letter described in Section 6.07(a).

(h)        Resignations. Each director of MediVision shall have delivered a resignation letter effective as of the Closing.

(i)         Consents Under Contracts. All consents, waivers and approvals under any of the MediVision Material Contracts required to be obtained in the connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including those listed in the MediVision Disclosure Letter) shall have been obtained, in form and substance reasonably satisfactory to OIS and without any conditions not reasonably satisfactory to OIS.

(j)         Fairness Opinion. The fairness opinion of OIS’s financial advisor shall not have been withdrawn or modified in a way materially adverse to OIS or its shareholders.

Section 7.03     Conditions to Obligation of MediVision. The obligation of MediVision to effect the Merger is also subject to the satisfaction or waiver by MediVision at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of OIS and Merger Sub set forth in the first sentence of Section 5.02(b) and in the first sentence of Section 5.02(c) shall be true and correct at and as of the Effective Time except in any de minimis respect, (ii) the representations and warranties of OIS set forth in this Agreement that are qualified by a OIS Material Adverse Effect or other materiality qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time and (iii) the other representations and warranties of OIS set forth in this Agreement that are not so qualified by a OIS Material Adverse Effect or materiality qualification shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct as would not have individually or in the aggregate a OIS Material Adverse Effect; provided, however, that with respect to clauses (i) and (ii) hereof representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) and (ii), as applicable) only as of such date or period. In addition, MediVision shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of OIS to the effect that such Officers have read this Section 7.03(a) and that the conditions set forth in this Section 7.03(a) have been satisfied.

(b)        Performance of Obligations of OIS and Merger Sub. Each of OIS and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MediVision shall have received a certificate signed on behalf of OIS and Merger Sub by the Chief Executive Officer of OIS to such effect.

(c)        Replacement Options. A Stock Option Agreement between OIS and each of the MediVision Employees in form and substance reasonably satisfactory to OIS.

(d)       Replacement Rights. A Warrant to purchase shares of OIS Common Stock issued to each holder of MediVision Rights in form and substance reasonably satisfactory to OIS.

(e)	Legal Opinions.

(i)        MediVision shall have received the opinion of United States counsel to OIS, solely with respect to U.S. Law, dated the Closing Date, in form and substance reasonably satisfactory to MediVision.

(ii)       MediVision shall have received the opinion of Israeli counsel to OIS, solely with respect to Israeli Law, dated the Closing Date, in form and substance reasonably satisfactory to MediVision.

(f)         Fairness Opinion. The fairness opinion of MediVision’s financial advisor shall not have been withdrawn or modified in a way materially adverse to MediVision or its shareholders.

(g)        No Restraints. There shall not be threatened in writing, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an order or (ii) to limit or otherwise detrimentally affect any of OIS’s obligations hereunder or its ability to perform same in accordance herewith.

(h)        No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, an OIS Material Adverse Effect.

(i)         Israeli Tax Status and Approval. MediVision shall have received from the Israeli Tax Authority the rulings specified in Section 6.12(c), including the Israeli Withholding Tax Ruling and any other Rulings required under the provisions of Section 6.12.

(j)         Other Israeli Governmental Entity Approvals. The following Israeli Governmental Entity approvals of the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained: the Israeli Office of Chief Scientist and the Israeli Investment Center.

(k)        Consents Under Contracts. All consents, waivers and approvals under any of the MediVision Material Contracts required to be obtained in the connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including those listed in the MediVision Disclosure Letter) shall have been obtained, in form and substance reasonably satisfactory to MediVision.

ARTICLE VIII

TERMINATION

Section 8.01     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders or stockholders of MediVision and OIS, respectively, referred to in Section 7.01(a), by mutual written consent of MediVision and OIS by action of their respective boards of directors.

Section 8.02     Termination by Either OIS or MediVision. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either OIS or MediVision if (a) the Merger shall not have been consummated by December 31, 2008 or such other date mutually agreeable by the parties hereto, whether such date is before or after the date of approval by the shareholders of MediVision or the stockholders of OIS (the “Termination Date”), (b) approval of this Agreement by the shareholders of MediVision shall not have been obtained at the MediVision Shareholders Meeting or at any adjournment or postponement thereof, (c) approval of the Merger and the other transactions contemplated hereby shall not have been obtained at the OIS Stockholders Meeting or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of MediVision or stockholders of OIS); provided, that the right to terminate this Agreement pursuant to Section 8.02(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

Section 8.03     Termination by MediVision. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of MediVision at any time prior to the Effective Time (a) if there has been a breach of any representation, warranty, covenant or agreement made by OIS or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) or 7.03(b) cannot be satisfied and such breach or failure to be true is not curable or, if curable, is not curable by the Termination Date; (b) if OIS or any of the other Persons described in Section 6.02 as a Representative of OIS shall willfully or intentionally have taken any of the actions proscribed by Section 6.02; or (c) if MediVision receives an unsolicited bona fide written proposal from a third party and the Board of Directors of MediVision concludes in good faith that such proposal is, or is reasonably likely to result in, a MediVision Superior Proposal (as defined herein). “MediVision Superior Proposal” shall mean any bona fide offer or proposal that relates to (A) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving MediVision or any transaction or series of transactions involving the issuance or acquisition of shares or other equity securities of MediVision representing 50% or more (by voting power) of the outstanding share capital of MediVision, (B) any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, owning shares or other equity securities of MediVision representing 50% or more (by voting power) of the outstanding share capital of MediVision, or (C) the acquisition, license, purchase or other disposition of 50% or more of the consolidated business or assets of MediVision and its Subsidiaries (including the share capital or assets of any Subsidiary) outside the ordinary course of business consistent with past practice, which, in each such case, the Board of Directors of MediVision determines in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and after consultation with MediVision’s outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal including but not limited to the fact that if any cash consideration is involved, the proposal is not subject to any financing contingency and that receipt of all governmental and regulatory approvals required to consummate the Superior Proposal is likely, (1) would, if consummated, result in a transaction that is more favorable to MediVision’s shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this

Agreement and (2) is reasonably capable of being completed. The provisions of Section 6.02(d) above shall apply to the Superior Proposal. MediVision shall provide OIS, within three (3) days of the date of approval by MediVision’s Board of Directors of the MediVision Superior Proposal, with written notice of such approval; OIS shall be entitled, within fourteen (14) days of receiving MediVision’s notice, to provide MediVision with another proposal regarding the Merger and the other transactions contemplated hereunder, pursuant to terms and conditions more favorable to MediVision than the terms and conditions included in the MediVision Superior Proposal. MediVision, in its sole discretion, shall be entitled to accept or reject such other proposal, provided, however, that if MediVision determines to reject such proposal, it shall pay OIS liquidated damages in the sum of USD $500,000 and actual expenses in an amount not to exceed $500,000.

Section 8.04     Termination by OIS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of OIS if (a) there has been a breach of any representation, warranty, covenant or agreement made by MediVision in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) or 7.02(b) would not be satisfied and such breach or is not curable or, if curable, is not curable by the Termination Date; (b) if MediVision or any of the other Persons described in Section 6.02 as a Representative of MediVision shall willfully or intentionally have taken any of the actions proscribed by Section 6.02; or (c) if, at any time prior to the Effective Time, OIS receives an unsolicited bona fide written proposal from a third party and the Board of Directors of OIS concludes in good faith that such proposal is, or is reasonably likely to result in, an OIS Superior Proposal (as defined herein). “OIS Superior Proposal” shall mean any bona fide offer or proposal that relates to (A) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving OIS or any transaction or series of transactions involving the issuance or acquisition of shares or other equity securities of OIS representing 50% or more (by voting power) of the outstanding capital stock of OIS, (B) any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, owning shares or other equity securities of OIS representing 50% or more (by voting power) of the outstanding capital stock of OIS, or (C) the acquisition, license, purchase or other disposition of 50% or more of the consolidated business or assets of OIS and its Subsidiaries (including the capital stock or assets of any Subsidiary) outside the ordinary course of business consistent with past practice, which, in each such case, the Board of Directors of OIS determines in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and after consultation with OIS outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal including but not limited to the fact that if any cash consideration is involved, the proposal is not subject to any financing contingency and that receipt of all governmental and regulatory approvals required to consummate the Superior Proposal is likely, (1) would, if consummated, result in a transaction that is more favorable to OIS shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (2) is reasonably capable of being completed. The provisions of Section 6.02(d) above shall apply to the Superior Proposal. OIS shall provide MediVision, within three (3) days of the date of approval by OIS’s Board of Directors of the OIS Superior Proposal, with written notice of such approval; MediVision shall be entitled, within fourteen (14) days of receiving OIS’s notice, to provide OIS with another proposal regarding the Merger and the other transactions contemplated hereunder, pursuant to terms and conditions more favorable to OIS than the terms and conditions included in the OIS Superior Proposal. OIS, in its sole discretion, shall be entitled to accept or reject such other proposal; provided, however, that if OIS determines to reject such proposal, it shall pay MediVision liquidated damages in the sum of USD $500,000 and actual expenses in an amount not to exceed $500,000.

Section 8.05     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement, including without limitation, the representations and warranties of MediVision, OIS and Merger Sub contained in this Agreement, shall become void and of no effect (except for this Section 8.05 and Article VIII) with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement.

Section 8.06     Non Survival of Representations and Warranties. The Representations and warranties of MediVision, OIS and Merger Sub contained in this Agreement shall terminate and be of no further force and effect as of the Closing and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.01     Modification or Amendment. Subject to any limitations under applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

Section 9.02     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Section 9.03     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.04     Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)        Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT FOR MATTERS INVOLVING CORPORATE AFFAIRS OF MEDIVISION AND MERGER SUB AND THE PROVISIONS RELATED TO THE MERGER AND THE CONSEQUENCES OF THE MERGER AND THE FILING

THEREOF THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY ISRAELI LAW. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.05 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)        Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

(c)        Injunctive Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.05     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to OIS or Merger Sub:	Ophthalmic Imaging Systems 221 Lathrop Way, Suite 1 Sacramento, CA 95815 Attn: Gil Allon, President & CEO Phone: 916-646-2020 Fax: 916-646-0207 Email: Info@oisi.com
with a copy to:	Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Attn: Henry I. Rothman, Esq. Phone: 212-704-6000 Fax: 212-704-6288
and to:	Vedder Price P.C. 222 N. LaSalle St., Suite 2600 Chicago, IL 60601 Attention: Ernest W. Torain, Jr., Esq. Phone: 312-609-7500 Fax: 312-609-5005
if to MediVision:

MediVision Medical Imaging, Ltd.
Hermon Building, Industrial Park
PO Box 45
Yokneam Elit 20692, Israel
Attn: Noam Allon, President & CEO
Phone: 011-972-4-989-4884
Fax: 011-972-4-989-4883
Email: general@medivision-ois.com

with a copy to:

Shinar, Weissberger & Co-Attorneys

3 Azrieli Center (The Triangular Tower – 41st Floor)

Tel Aviv, Israel 67023

Attn: Nir Weissberger
Phone: 011-972-3-608-1919
Fax: 011-972-3-608-1918
Email: nirweissberger@israelilaw.com

and to:	Smith, Gambrell & Rusell, LLP Promenade II, Suite 3100 1230 Peachtree Street N.E. Atlanta, Georgia 30309 Attn: Jonathan M. Minnen, Esq. Phone: 404-815-3658 Fax: 404-685-6958

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.06     Entire Agreement. This Agreement (including any exhibits hereto), the MediVision Disclosure Letter and the OIS Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.07     No Third-Party Beneficiaries. OIS and MediVision hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08     Obligations of OIS and of MediVision. Whenever this Agreement requires a Subsidiary of OIS to take any action, such requirement shall be deemed to include an undertaking on the part of OIS to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of MediVision to take any action, such requirement shall be deemed to include an undertaking on the part of MediVision to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.09     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid when due; provided, however, that no amounts withheld pursuant to Section 4.02(h) of this Agreement or that are otherwise required to be withheld under applicable Law or income Taxes imposed on MediVision, its Subsidiaries and OIS and Merger Sub and any other subsidiary of OIS or any of the Holders shall be considered transfer (or similar) Taxes for purposes of this Section 9.09.

Section 9.10     Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.11     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12	Interpretation; Construction.

(a)        Headings, etc. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)        No Presumption. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)        Disclosure Letters. Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.13     Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS By: /s/ Gil Allon Name: Gil Allon Title: Chief Executive Officer
MEDIVISION MEDICAL IMAGING LTD. By: /s/ Noam Allon Name: Noam Allon Title: Chief Executive Officer
MV ACQUISITIONS LTD. By: /s/ Gil Allon Name: Gil Allon Title: Chief Executive Officer
By: /s/ Ariel Shenhar Name: Ariel Shenhar Title: Director

SCHEDULE  R-1

PRINCIPAL MV SHAREHOLDERS

1.	Agfa Gevaert N.V.
2.	Delta Trading and Services (1986) Ltd.
3.	Mr. Noam Allon
4.	Mr. Gil Allon
5.	Mr. Shlomo Allon
6.	Mr. Ariel Shenhar
7.	Mr. Yuval Shenhar

Schedule R-1 – Page 1

ANNEX A

DEFINED TERMS

Term	Section
Acquisition Proposal	6.02(a)(iii)
Affiliate	5.01(d)(iv)
Agreement	Preamble
Agreements	5.02(d)(i)
Articles	2.01
Bankruptcy and Equity Exception	5.01(c)(i)
Bankruptcy Code	5.02(p)(i)
business day	1.02
CBFA	5.01(d)(i)
CCS	5.01(a)(i)(A)
Certificate	4.01(a)
Charter	2.01
CIK Shares	4.01(a)
Closing	1.02
Closing Date	1.02
Code	4.02(i)
Companies Registrar	1.03
Constituent Corporations	Preamble
Contract	5.01(d)(ii)
Conversion Agent	4.02(a)
Conversion Fund	4.02(a)
Conversion Ratio	4.01(a)
Conversion Shares	4.01(a)
Current Premium	6.15(c)
D&O Insurance	6.15(c)
Effective Time	1.03
Employee	5.01(h)(i)(A)
Environmental Law	5.01(k)

Annex A – Page 1

Exchange Act	5.01(d)(iv)
Favorable MV Options	4.04(a)
GAAP	5.02(h)(iv)
Governmental Consents	7.01(g)
Governmental Entity	5.01(d)(i)
Grants	5.01(m)(i)
Hazardous Substance	5.01(k)
Holders	4.02(i)
IAS	5.01(e)(v)
Indemnified Parties	6.15(a)
Intellectual Property	5.01(o)(viii)
Investment Center	5.01(d)(i)
Investment Center Approval	5.01(d)(i)
IRI	5.01(o)(ii)
IRS	5.01(h)(iii)(E)
ISA	5.01(e)(ii)
ISOs	4.04(a)
Israeli Companies Law	Recitals
Israeli Prospectus	6.12(d)(i)
Israeli Securities Law	5.01(e)(ii)
Israeli Withholding Tax Ruling	6.12(c)(ii)
IT Assets	5.01(o)(viii)
knowledge	5.01(d)(iv)
Laws	5.01(j)
Letters of Transmittal	4.02(b)(i)(A)
License Agreements	5.02(n)(iv)
Licenses	5.01(j)
Lien	5.01(b)(i)
MediVision	Preamble
MediVision Benefit Plan	5.01(h)(i)(B)
MediVision Disclosure Letter	5.01

Annex A – Page 2

MediVision Employment Agreement	5.01(h)(i)(C)
MediVision ESE Reports	5.01(e)(i)
MediVision Labor Agreements	5.01(n)
MediVision Leased Property	5.01(r)(ii)
MediVision Material Adverse Effect	5.01(a)(ii)
MediVision Material Contracts	5.01(q)(i)(Q)
MediVision Option	4.04(a)
MediVision Product	5.01(t)
MediVision Product Certifications	5.01(u)
MediVision Recommendation	5.01(c)(ii)
MediVision Right	4.04(b)
MediVision Shareholders Meeting	6.05
MediVision Superior Proposal	8.03
MediVision Trade Secrets	5.01(o)(iii)
Memorandum of Association	2.01
Merger	Recitals
Merger Certificate	1.03
Merger Proposal	6.04(a)(i)
Merger Sub	Preamble
New Indemnificaiton Letters	6.15(a)
Nonqualified Stock Options	4.04(a)
OCS	5.01(d)(i)
OCS Approval	5.01(d)(i)
OCS Funded Technology	5.01(m)(i)
OIS	Preamble
OIS Amended and Restated Bylaws	Recitals
OIS Articles	Recitals
OIS Articles Amendments	Recitals
OIS Board	Recitals
OIS Common Stock	4.01(a)
OIS Copyrights	5.02(n)

Annex A – Page 3

OIS Disclosure Letter	5.02
OIS Employee	5.02(l)(i)(A)
OIS Employee Plan	5.02(l)(i)(B)
OIS Employment Agreement	5.02(l)(i)(C)
OIS Leased Property	5.02(v)(ii)
OIS Material Adverse Effect	5.02(a)(i)
OIS Material Contracts	5.02(u)(viii)
OIS Option Plans	5.02(c)
OIS Patents	5.02(n)
OIS Permits	5.02(f)(ii)
OIS Preferred Shares	5.02(c)
OIS Product	5.02(x)
OIS Product Certifications	5.02(y)
OIS Recommendation	5.02(d)(ii)
OIS Reports	5.02(h)(i)
OIS Special Committee	Recitals
OIS Stockholders Meeting	6.06(a)
OIS Superior Proposal	8.04
OIS Trademarks	5.02(n)
OIS Trade Secrets	5.02(n)
Option Plans	5.01(b)(i)(A)
Options Tax Ruling	6.12(c)(i)
Order	7.01(b)
Ordinance	4.02(i)
Person	4.02(f)
PFIC	5.01(l)(iii)
Principal MV Shareholders	Recitals
Product Liability Insurance Policies	5.02(t)
Prospectus/Proxy Statement	6.03(a)
Registered	5.01(o)(viii)
Registration Rights Agreement	Recitals

Annex A – Page 4

Replacement Option	4.04(a)
Replacement Right	4.04(b)
Representatives	6.02(a)
Requisite MediVision Vote	5.01(c)(i)
Requisite OIS Vote	5.02(d)(i)
ROFR Agreement	Recitals
S-4 Registration Statement	6.03(a)
Scheduled Intellectual Property	5.01(o)(i)
SEC	5.01(d)(i)
Share(s)	4.01(a)
Software	5.02(n)(xi)
Software Products	5.01(o)(vii)
Standstill Agreement	Recitals
Subsidiary	5.01(a)(i)
Substantial Creditors	6.04(b)(ii)
Surviving Corporation	1.01
Tax(es)	5.01(l)
Tax Return	5.01(l)
Termination Date	8.02
Voting Agreement	Recitals
Welfare Plan	5.01(h)(i)(B)
Withholding Tax Extension	6.12(c)(ii)

Annex A – Page 5

EXHIBIT A

OPHTHALMIC IMAGING SYSTEMS

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of ____________, 2008, by and among Ophthalmic Imaging Systems, a California corporation (“OIS”), and the parties listed on Schedule A (the “Principal MV Shareholders”) (OIS and the Principal MV Shareholders may be referred to in this Agreement collectively as the “Parties” and individually, as a “Party”).

WHEREAS, on the date hereof, OIS, MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), and MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of OIS (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub with and into MediVision, and the conversion of the outstanding ordinary shares of MediVision into shares of the common stock, no par value, of OIS (the “Common Stock”), with MediVision surviving as a wholly-owned subsidiary of OIS; and

WHEREAS, each of the Principal MV Shareholders is, directly or through a wholly-owned subsidiary, a holder, or a member of a group of related parties that holds, more than 5% of the outstanding ordinary shares of MediVision; and

WHEREAS, the Parties desire to set forth herein certain matters regarding the voting of the stock of OIS following the closing of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

VOTING

Section 1.1	Vote and Consent in Favor of the Merger.

(a)       Subject to that certain Stockholders’ Agreement dated as of [___________ __], 2008, by and among the Principal MV Shareholders and certain other parties listed therein, each Principal MV Shareholder agrees to vote (or cause to be voted) all shares of MediVision presently beneficially owned by such Principal MV Shareholder and all shares of MediVision with respect to which such Principal MV Shareholder in the future acquires beneficial ownership, at any meeting of the shareholders of MediVision, and in any action by written consent of the shareholders of MediVision, in favor of the approval, consent and ratification of the Merger Agreement and the Merger; provided, however, that each of the Principal MV Shareholders shall have been satisfied that such vote or action by written consent, at the time it is cast or executed, as the case may be, is not in breach of its duty, in its capacity as a shareholder of MediVision, to act bona fide in exercising its voting rights and not do so in a manner which may constitute deprivation of the minority shareholders(the “Shareholder’s Duty”). Each of the Principal MV Shareholders hereby confirms that at the date of executing this Agreement, such Principal MV Shareholder is satisfied that its Shareholder’s Duty is fulfilled under the terms and conditions hereof, assuming that the Closing (as defined in the Merger Agreement) were effected on the date of execution of this Agreement. To the extent inconsistent with the foregoing provisions of this Section 1.1, each Principal MV Shareholder hereby revokes any and all previous proxies with respect to any shares of MediVision stock that such Principal MV Shareholder owns or has the right to vote.

(b)       In furtherance of the foregoing, pursuant to Article 51A of the Articles of Association of MediVision, and any other provisions of any agreement relating to the ownership by Agfa Gevaert N.V. and its affiliates (collectively, “Agfa”), Agfa hereby consents to the entry by MediVision into the Merger Agreement and to the consummation of the Merger and the other transactions and actions to be taken pursuant to the Merger Agreement.

Section 1.2       Election of Directors. Following the Closing (as defined in the Merger Agreement), OIS will use its best efforts to cause to be nominated for election to OIS’s Board of Directors (the “Board of Directors”), and each Principal MV Shareholder agrees to vote all OIS voting securities (or the holders thereof shall consent pursuant to an action by written consent of the stockholders), whether directly or indirectly owned, and whether now owned or hereafter acquired, or which a Party may be empowered to vote (“OIS Shares”), from time to time and at all times, in whatever manner shall be necessary for the election of, at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, for the following nominees:

(a)       Two persons named by InterGamma Investment Ltd. or its subsidiary, Delta Trading and Services (1986) Ltd. (collectively, “InterGamma”), so long as InterGamma holds at least 12% of the outstanding Common Stock, on a fully diluted basis (as defined below), or one person named by InterGamma so long as InterGamma holds less than 12% but at least 5% of the outstanding Common Stock; plus, in either case, one additional person named by InterGamma so long as Ariel Shenhar remains (i) either Chief Financial Officer or a senior executive officer of OIS and (ii) a director of OIS;

(b)       Ariel Shenhar, so long as he remains Chief Financial Officer or a senior executive officer of OIS;

(c)       One person (in addition to Ariel Shenhar, if Mr. Shenhar is a director by virtue of Section 1.2(b)) named by Noam Allon, Gil Allon, Shlomo Allon, Ariel Shenhar and Yuval Shenhar (collectively, the “Allon/Shenhar Group”), so long as the Allon/Shenhar Group holds at least 5% of the outstanding Common Stock;

(d)       One person named by Agfa, so long as Agfa holds at least 5% of the outstanding Common Stock on a fully diluted basis, plus, if InterGamma actually nominates a third director pursuant to Section 1.2(a), a second person named by Agfa;

(e)	The then-current Chief Executive Officer of OIS;

(f)        Two “Independent Directors” as defined under the listing standards of Nasdaq, regardless of whether the Common Stock is then listed on Nasdaq, and all other applicable listing standards, and provided that each such person also has not been affiliated with MediVision for at least three years prior to his or her appointment, which two directors initially shall consist of Mr. William Greer and Mr. Jonathan R. Phillips, with all future Independent Directors to be nominated by the Board of Directors’ Nominating Committee (“Nominating Committee”), subject to approval by the full Board of Directors, as mandated by Nasdaq’s listing requirements, regardless of whether the Common Stock is then listed on Nasdaq, plus, if Agfa nominates a second director pursuant to Section 1.2(d), a third Independent Director whom OIS shall use its reasonable best efforts to nominate in the manner described herein; and

(g)       Such other directors as may be nominated by the Nominating Committee, subject to approval by the full Board of Directors; provided that, so long as any Principal MV Shareholder retains the right, as set forth above, to name one or more directors for nomination, the total number of directors shall not be less than seven (7) nor more than eleven (11).

Section 1.3	Election of Chairman and Vice Chairman.

(a)       The Parties agree to use their best efforts to cause a nominee of InterGamma serving as a member of the Board of Directors pursuant to Section 1.2(a) to be named by the Board of Directors as Chairman immediately following the Closing for as long as InterGamma holds at least 12% of the outstanding Common Stock on a fully diluted basis, or until his death, disability, removal or resignation from such position.

(b)       The Parties agree to use their best efforts to cause Mr. Noam Allon to be named by the Board of Directors as Vice Chairman immediately following the Closing to serve until his death, disability, removal or resignation from such position.

Section 1.4	Death, Disability, Removal or Resignation of Directors.

(a)       Any vacancy created by the death, disability, resignation or removal of a director elected pursuant to Section 1.2 shall be filled in accordance with the provisions of Section 1.2.

(b)       If any Party entitled to nominate a director for election pursuant to Section 1.2 (the “Nominating Party”) serves notice on the Board of Directors and the other Parties, whereby the Nominating Party wishes to remove or replace a serving director nominated thereby pursuant to Section 1.2, then all other Parties agree to vote in favor (or approve by written consent) of removing said director, and further agree that the Nominating Party shall have the right to nominate a replacement director for submission to a vote or consent of the other Parties of such new nominee to fill the vacancy, and in such event all other Parties undertake to vote in favor (or approve by written consent) of electing such new nominee as a replacement director.

Section 1.5       Determination of Ownership Percentage on a Fully Diluted Basis. The term “on a fully diluted basis” when used with respect to the ownership percentage of any Principal MV Shareholder on any date means the number of shares of Common Stock held by such Party on such date divided by the number of shares of Common Stock issued and outstanding on such date plus the number of shares of Common Stock issuable on exercise or conversion of any options, warrants, convertible securities, or other rights to acquire shares of Common Stock outstanding as of such date.

ARTICLE 2

TERMINATION

This Agreement shall continue in full force and effect with respect to each of the Parties, from the date hereof through the occurrence of any of the following:

(a)	The termination of the Merger Agreement prior to the Closing; or

(b)       No Principal MV Shareholders owns a number of shares of Common Stock that would entitle it to name persons to serve on the Board of Directors pursuant to Section 1.2.

ARTICLE 3

MISCELLANEOUS

Section 3.1       No Liability for Election of Recommended Directors. None of OIS, the Principal MV Shareholders, nor any officer, director, stockholder, partner, employee or agent of such Party, if any, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board of Directors by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

Section 3.2       Notice of Transfer; Agreement Binding on Affiliates. If and whenever OIS Shares are transferred by any Principal MV Shareholder, the transferring Principal MV Shareholder shall report, within three calendar days, such transaction to the Chairman of the Board of OIS together with a calculation of its post-transaction fully diluted ownership percentage of OIS as of the date of such transfer. Any transferee who is an “affiliate” of the transferring Principal MV Shareholder pursuant to Rule 144 of the Securities Act of 1933 shall take any such transferred OIS Shares subject to and shall comply with this Agreement.

Section 3.3       Specific Performance. The Parties hereby intend this Agreement to be an agreement pursuant to California Corporations Code Section 706 and further declare that it is impossible to measure in money the damages that will accrue to a Party by reason of a failure of a Party to perform any of the obligations under this Agreement. The Parties agree the terms of this Agreement shall be specifically enforceable. If any Party institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

Section 3.4       Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIAWITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT

IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. With respect to disputes involving OIS, the parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.13 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)       Notwithstanding Section 3.4(a), if any dispute, claim or controversy shall arise solely among the Principal MV Shareholders as to any issue arising under this Agreement or in respect of the obligations and rights contained herein, which does not involve OIS, the same shall be referred to and settled by the following “arbitration” procedure which may be requested upon the application of any interested party:

(i)               The Principal MV Shareholder(s) defending the claim (the “Defending Party”), may, by written notice to the Principal MV Shareholder(s) asserting the claim (the “Prosecuting Party”), demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator. The Prosecuting Party and the Defending Party shall use their respective best efforts to agree on the arbitrator, provided that if they cannot so agree within ten (10) business days (or such longer period as they may agree), either the Prosecuting Party or the Defending Party can request that Judicial Arbitration and Mediation Services select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Defending Party and Prosecuting Party an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the other of them about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the Prosecuting Party and the Defending Party. Notwithstanding the preceding sentence, either Party may file a judicial action to review the decision of the arbitrator, not for a trial on the merits, but rather solely as to the question of whether or not the arbitrator’s decision was in compliance with applicable law. In the event that the court finds that the arbitrator’s decision was not in compliance with applicable law, then the Parties shall be irrevocably deemed to have jointly requested, in lieu of any appeal or other judicial rights, that the arbitrator amend his decision so that it is in compliance with applicable law. All costs and expenses regarding the foregoing shall be the responsibility of the Prosecuting Party and the Defending Party.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.4(c).

Section 3.5       Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 3.7).

Section 3.6       Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 3.7       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.8       Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Common Stock and/or OIS Shares, as appropriate, for purposes of this Agreement.

Section 3.9       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 3.10     Waiver. No waivers of any breach of this Agreement extended by any Party to any other Party shall be construed as a waiver of any rights or remedies of any other Party hereto or with respect to any subsequent breach.

Section 3.11     Modification or Amendment. Subject to any limitations under applicable law, this Agreement may be amended, modified, or supplemented in writing by OIS and, with respect to its rights hereunder, any Principal MV Shareholder (provided, that no such amendment or supplement may (i) increase the rights of any Principal MV Shareholder hereunder without the consent of holders of a majority of the OIS Shares then held by the Principal MV Shareholders, or (ii) decrease the rights of any Principal MV Shareholder hereunder without the consent of such Principal MV Shareholder).

Section 3.12     Attorneys’ Fees. Subject to Section 3.4(b), in the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Section 3.13     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(a)	If to OIS:

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

Sacramento, CA 95815

Fax: 916-646-0207

Attn: Gil Allon, Chief Executive Officer

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Fax: 312-609-5005

Attn: Ernest W. Torain, Jr., Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax: 212-704-5950

Attn: Henry I. Rothman, Esq.

(b)       If to any Principal MV Shareholder, then notice shall be given to each and all of the Principal MV Shareholders, each at the address set forth on Schedule A (or in any case to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 3.13).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 3.14     Delays and Omissions. Subject to applicable law, no delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereof, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 3.15	Interpretation; Construction.

(a)       The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 3.16     Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.

* * * * * *

(Signature Page to Voting Agreement)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OPHTHALMIC IMAGING SYSTEMS By: __________________________________ Name:__________________________________ Title:___________________________________
AGFA GEVAERT N.V. By: __________________________________ Name:__________________________________ Title:___________________________________
DELTA TRADING AND SERVICES (1986) LTD. By: __________________________________ Name:__________________________________ Title:___________________________________

___________________________________
         Gil Allon

___________________________________
         Noam Allon

___________________________________
           Shlomo Allon

___________________________________
           Ariel Shenhar

___________________________________
           Yuval Shenhar

Schedule A

Principal MV Shareholders

Name	Address
Agfa Gevaert N.V.	[TO BE SUPPLIED]

Delta Trading and Services (1986) Ltd.	[TO BE SUPPLIED]

Gil Allon	[TO BE SUPPLIED]

Noam Allon	[TO BE SUPPLIED]

Shlomo Allon	[TO BE SUPPLIED]

Ariel Shenhar	[TO BE SUPPLIED]

Yuval Shenhar	[TO BE SUPPLIED]

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of ___________ __, 2008, by and among Ophthalmic Imaging Systems, a California corporation (the “Company”), and the undersigned shareholders (each, a “Principal MV Shareholder”, and collectively, the “Principal MV Shareholders”).

WHEREAS:

A.     In connection with the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of the Company (“Merger Sub”), and MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), the Company, Merger Sub and MediVision agreed to effect the merger of Merger Sub with and into MediVision, pursuant to which Merger Sub will cease to exist, MediVision’s outstanding shares will be converted into shares of the Company’s common stock, no par value (the “Common Stock”), and MediVision will become a wholly-owned subsidiary of the Company.

B.        The Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Principal MV Shareholders hereby agree as follows:

1.          Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

a.         “ Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

b.         “ Effective Date” means the date the Registration Statement has been declared effective by the SEC.

c.         “ Filing Date” means the date that the Registration Statement is initially filed with the SEC.

d.         “ Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the 1933 Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

e.         “ Registrable Securities” means the shares of Common Stock that the Principal MV Shareholders received in the Merger.

f.         “ Registration Expenses” shall mean all reasonable expenses incurred in effecting any registration pursuant to this Agreement, including in connection with the Principal MV Shareholders’ exercise of their registration rights under this Agreement, and further including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular audits incident to or required by any such registration, and reasonable fees and disbursements of counsel to the Principal MV Shareholders as a group for review of and all other attendance in connection with preparation and filing of the Registration Statement and related documents. The payment of expenses, and reasonable fees and disbursements of counsel to the Principal MV Shareholders shall include only fees and disbursements for one (1) designated counsel for all the Principal MV Shareholders as a group, for each registration.

g.         “ Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

h.         “ Required Holders” means the holders of at least a majority of the Registrable Securities.

i.          “ Rule  415” means Rule 415 promulgated under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis.

j.	“SEC ” means the United States Securities and Exchange Commission.

k.         “ Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and all fees and disbursements of counsel for the Principal MV Shareholders not included with “Registration Expenses.”

l.          “ Stockholders’ Agreement” means the Stockholders’ Agreement dated as of [___________ __], 2008, by and among the Principal MV Shareholders and certain other parties listed therein.

m.        “ Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for offering to the public.

2.	Registration.

a.         Upon demand by the Required Holders, and subject to Sections 2.3 and 3.1 of the Stockholders’ Agreement, the Company shall prepare and, as soon as practicable, to file a Registration Statement with the SEC for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act on Form SB-2 (or any comparable or successor form or forms, or, in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the 1933 Act) covering the Registrable Securities. The

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Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable following the Filing Date. No later than the second Business Day following the Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final Prospectus to be used in connection with sales pursuant to such Registration Statement.

b.         At any time after the effective date of the Merger, the Required Holders may notify the Company that the Principal MV Shareholders intend to distribute all or part of the Registrable Securities in an Underwritten Offering and, in connection with such Underwritten Offering, request the Company in writing to file a separate registration statement under the 1933 Act covering any shares of Registrable Securities held by or for the Principal MV Shareholder to reflect such Underwritten Offering (a “Demand Registration”). Following receipt of such request, the Company shall use its reasonable best efforts to cause the Registrable Securities specified in such request to be so registered as soon as reasonably practicable under the 1933 Act so as to permit such sale thereof, and in connection therewith prepare and file, on such appropriate form as shall be requested by the managing underwriter or underwriters, a registration statement under the 1933 Act (a “Demand Registration Statement”) to effect such registration and seek to have such registration statement (or amendment or post-effective amendment) become effective. If a Demand Registration Statement shall be filed pursuant to this Section 2(b), the Company may, contemporaneously with the sale of securities under such Demand Registration Statement, deregister from the Registration Statement filed pursuant to Section 2(a) the Registrable Securities sold pursuant to such Demand Registration Statement. The Company will have the right to select, subject to the consent of the holders of a majority of the Registrable Securities, which consent will not be unreasonably withheld, the lead managing underwriters to be used in connection with any Underwritten Offering.

c.         If the Registrable Securities are to be sold in an Underwritten Offering, the Company will use its reasonable best efforts to cooperate in a customary fashion in the consummation of any such Underwritten Offering, including, but not limited to:

(i)        entering into customary underwriting or similar agreements with the managing underwriter of such offering and performing its obligations thereunder;

(ii)       providing customary cooperation with underwriters and placement agents in connection with any such Underwritten Offering, including facilitating reasonable and customary due diligence investigations;

(iii)      causing to be delivered to the underwriter or underwriters an opinion of counsel to the Company, dated the date of delivery of any Registrable Securities, (which counsel and opinion (in form, scope and substance) shall be reasonably satisfactory to the underwriter or underwriters and addressed to the underwriter or underwriters) covering the matters customarily covered in opinions requested in secondary underwritten public offerings;

(iv)      causing to be delivered at the time of delivery of any Registrable Securities a “comfort” letter from the Company’s independent registered public accounting firm addressed to each underwriter in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accounting firms in connection with secondary underwritten public offerings;

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(v)       causing its senior management to be available to participate in reasonable road shows, information meetings and investor limitations customary for secondary underwritten public offerings;

(vi)      making available for inspection by a representative or representatives any underwriter participating in any disposition pursuant to a Demand Registration Statement, and any attorney or accountant retained by such underwriter, all financial and other records customary for secondary underwritten offerings, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Demand Registration Statement;

(vii)     incorporating the indemnification and contribution provisions and procedures similar to those contained in Sections 6 and 7;

(viii)    obtaining any required governmental or regulatory approvals; and

(ix)      delivering such documents and certificates as may be reasonably requested by the underwriter or underwriters.

d.         After the Required Holders have made a demand for an Underwritten Offering, then unless such Underwritten Offering was not consummated due to any act or omission of the Company, the Required Holders shall not be entitled to make a further demand for an Underwritten Offering until a period of twelve (12) months have elapsed from the date of the preceding demand. If, in the written opinion of the lead underwriter, an Underwritten Offering is not expected to yield aggregate proceeds of at least One Million Dollars ($1,000,000), either the Company or the Required Holders may withdraw or terminate the Underwritten Offering, in which case the Required Holders shall not be entitled to make a further demand for an Underwritten Offering until a period of twelve (12) months have elapsed from the date of the withdrawal or termination. If for any reason the Required Holders request that a pending Underwritten Offering, which is pending due to a Demand Registration, be withdrawn, then the Company shall withdraw such Underwritten Offering, and the Required Holders shall not be entitled to make a further demand for an Underwritten Offering until a period of twelve (12) months has elapsed from the date of the withdrawal.

3.          Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company and all Selling Expenses shall be borne by the Principal MV Shareholders pro-rata to their respective holdings of OIS Shares on the Closing Date.

4.          Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Principal MV Shareholders advised in writing as to the initiation of each registration and as to the completion thereof. The Company will:

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a.         Use its reasonable best efforts to keep such registration continuously effective on the earlier to occur of (i) the date that the Registrable Securities may be sold without restriction pursuant to Rule 144 and (ii) the date that all Registrable Securities held by the Principal MV Shareholders represent less than 5% of the then outstanding shares of Common Stock.

b.         Furnish such number of Prospectuses and amendments and supplements thereto and other documents incident thereto as any Principal MV Shareholder from time to time may reasonably request.

c.         Prepare and file with the SEC such amendments and post-effective amendments to a Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to such Prospectus.

d.         Notify each of the holders of Registrable Securities included in the Registration Statement, and the underwriters, if any, promptly (but in no event later than three Business Days thereafter) (1) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the SEC for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (3) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (5) of the happening of any event as a result of which the Prospectus included in the Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading and (6) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment.

e.         Upon the occurrence of any event contemplated by Section 4(d)(2)-(6) and immediately upon the expiration of any suspension pursuant to a Blocking Notice (as defined in Section 5) prepare, if the occurrence of such event or period requires such preparation, a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

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f.         Use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

g.         Use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Principal MV Shareholder or underwriter of Registrable Securities reasonably requests in writing; use its best efforts to keep each such registration or qualification effective, including through new filings or amendments or renewals, during the period such Registration Statement is required to be kept effective and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required to qualify to do business or take any action that would subject it to taxation or general service of process in any jurisdiction where it is not then so qualified or subject.

h.         Use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities in accordance with the chosen method or methods of distribution.

i.          At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the "Exchange Act"), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall use its reasonable best efforts to make publicly available and available to the Principal MV Shareholders pursuant to Rule 144, such information as is necessary to enable such shareholders to make sales of Registrable Securities pursuant to that Rule. The Company shall use its reasonable best efforts to comply with the current public information requirements of Rule 144.

5.          Suspensions of Effectiveness. The Company may suspend dispositions under the Registration Statement and notify the Principal MV Shareholders that they may not sell the Registrable Securities pursuant to the Registration Statement or Prospectus (a “Blocking Notice”) if the Company’s Board of Directors determines (x) in its reasonable good faith judgment that the Company’s obligation to ensure that such Registration Statement and Prospectus are current and complete would require the Company to take actions that might reasonably be expected to have a materially adverse detrimental effect on the Company and its stockholders; or (y) there exists any fact or any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue in any material respect, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus, in

6

order to make the statements therein not misleading in any material respect, provided that such suspension pursuant to a Blocking Notice may not exceed one hundred and twenty (120) days (whether or not consecutive) in any twelve (12) month period. The Principal MV Shareholders agree that, upon receipt of a Blocking Notice from the Company indicating the existence of any fact of the kind described in the previous sentence, such Principal MV Shareholders shall not dispose of, sell or offer for sale the Registrable Securities pursuant to the Registration Statement until such Principal MV Shareholders receive (i) copies of the supplemented or amended Prospectus, or until counsel for the Company shall have determined that such disclosure is not required due to subsequent events or (ii) notification in writing from the Company advising that the use of the Prospectus may be resumed. If so directed by the Company in connection with any such notice, each Principal MV Shareholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Principal MV Shareholders’ possession, of the Prospectus covering such Registrable Securities that was current immediately prior to the time of receipt of such notice.

6.	Indemnification.

a.          Company Indemnity. The Company will indemnify each Principal MV Shareholder, each of its officers, directors and partners, and each person controlling such Principal MV Shareholder, within the meaning of Section 15 of the 1933 Act with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the 1933 Act, any underwriter, against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement (including any Prospectus), or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) that is made in reliance upon and in conformity with written information furnished to the Company by such Principal MV Shareholder or the underwriter and stated to be specifically for use therein. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

b.          Principal MV Shareholders Indemnity. Each Principal MV Shareholder (severally and without joint liability) will, if Registrable Securities held by it are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the 1933 Act, each other Principal MV Shareholder (if any), and each of their officers, directors and partners, and each person controlling such other Principal MV Shareholder against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the registration statement (including any Prospectus or other document incident to any such registration or related qualification or compliance with state securities laws),

7

or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse the Company and such underwriters and other Principal MV Shareholders and their directors, officers and partners, or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in strict conformity with written information furnished to the Company by such Principal MV Shareholder and stated or known to be specifically for use therein, and provided that no Principal MV Shareholder shall be liable under this indemnity for an amount in excess of net proceeds received by such Principal MV Shareholder from the sale of his Registrable Securities pursuant to such Registration Statement. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Principal MV Shareholders (which consent will not be unreasonably withheld).

c.          Procedure. Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. The Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

7.	Contribution.

a.         If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Principal MV Holders on the one hand and the Principal MV Shareholders or

8

underwriters, as the case may be, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Principal MV Shareholders on the one hand and the Principal MV Holders or underwriters, as the case may be, on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Principal MV Shareholders or underwriters, as the case may be, on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and the Principal MV Shareholders on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Principal MV Shareholders in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

b.         The relative benefits received by the Company on the one hand and the Principal MV Shareholders or the underwriters, as the case may be, on the other shall be deemed to be in the same proportion as the proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company from the initial sale of the Registrable Securities, the proceeds received by the Principal MV Shareholders from the sale of Registrable Securities pursuant to the Registration Statement or the total underwriting discounts and commissions received by the underwriters as set forth in the table on the cover page of the Prospectus contained in the Registration Statement, as the case may be. The relative fault of the Company on the one hand and of the Principal MV Shareholders or underwriters, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, by the Holders or by the underwriters.

c.         In no event shall the obligation of any Indemnifying Party (other than the Company) to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

d.         The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

8.          Lock-up Agreement. In connection with an Underwritten Offering, each Principal MV Shareholder agrees that it shall not sell, make any short sale of, or otherwise dispose of, any Registrable Securities without the prior written consent of the underwriter or underwriters, for a period of up to 180 days from the closing date of such Underwritten Offering, on such terms as the managing underwriter may reasonably request.

9.          Survival. The indemnity and contribution agreements contained in Sections 6 and 7 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

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10.        Covenants of Principal MV Shareholders. Each Principal MV Shareholder shall promptly furnish to the Company such information regarding such Principal MV Shareholder and the sale of Registrable Securities proposed by such Principal MV Shareholders as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. All information provided to the Company by such Principal MV Shareholder shall be accurate and complete in all material respects and such Principal MV Shareholder shall promptly notify the Company if any such information becomes incorrect or incomplete prior to the date any registration with respect to which such information was provided, becomes effective. Each Principal MV Shareholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

11.        Transfer or Assignment of Registration Rights. The rights under this Agreement shall be automatically assignable by the Principal MV Shareholders to any transferee of all or any portion of such Principal MV Shareholder’s Registrable Securities if: (i) the Principal MV Shareholder agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii)  to the extent required by applicable law, immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein that apply to such transferor; and (v) such transfer shall have been made in accordance with all applicable securities laws.

12.	Miscellaneous.

a.          Entire Agreement. This Agreement contains the entire understanding and agreement of the parties and may not be amended, waived, discharged, modified or terminated except by a written agreement signed by the Company and the Principal MV Shareholders.

b.         Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(i)	If to OIS:

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

10

Sacramento, CA 95815

Fax: 916-646-0207

Attn: Gil Allon, Chief Executive Officer

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Fax: 312-609-5005

Attn: Ernest W. Torain, Jr., Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax: 212-704-5950

Attn: Henry I. Rothman, Esq.

(ii)       If to any Principal MV Shareholder then notice shall be given to each and all of the Principal MV Shareholders, each, at the address set forth on such Principal MV Shareholder’s signature page hereto (or in any case to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12(b)).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

c.          Gender of Terms. All terms used herein shall be deemed to include the masculine, the feminine and the neuter, and the singular and the plural, as the context requires.

d.          Choice of Law and Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or

11

proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e.          Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

f.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterpart and all of which together shall constitute one instrument.

* * * * * *

12

(Signature Page to Registration Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS By: _______________________________________ Name: Title:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above. The Principal MV Shareholder, intending to be legally bound, hereby executes and delivers to the Company this signature page to the Registration Rights Agreement and authorizes the Company to attach it to the counterpart of the Registration Rights Agreement executed or to be executed by the Company, which when so attached shall be considered effective and one and the same agreement.

[  _____________________________________________
_______________________________________________
_______________________________________________
_______________________________________________]

(Insert full legal name that the Principal MV Shareholder desires to appear on the stock certificate and warrant as the registered holder and such Principal MV Shareholder’s address)

By:____________________________________________
       Name:
       Title:

EXHIBIT C

RIGHT OF FIRST REFUSAL AND PREEMPTIVE RIGHTS AGREEMENT

RIGHT OF FIRST REFUSAL AND PREEMPTIVE RIGHTS AGREEMENT (this “Agreement”), dated ___________, 2008, among Ophthalmic Imaging Systems, a California corporation (“OIS”), and the parties listed on Schedule A (the “Principal MV Shareholders”).

WHEREAS, on the date hereof, OIS, MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), and MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of OIS (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub with and into MediVision, and the conversion of the outstanding ordinary shares of MediVision into shares of the common stock, no par value, of OIS (the “Common Stock”), with MediVision surviving as a wholly-owned subsidiary of OIS;

WHEREAS, each of the Principal MV Shareholders is, directly or through a wholly-owned subsidiary, a holder, or a member of a group of related parties that holds, more than 5% of the outstanding ordinary shares of MediVision;

WHEREAS, the Parties desire to set forth herein certain matters regarding the stock of OIS following the closing of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01  Defined Terms. In addition to terms defined elsewhere herein, the following terms shall have the following meanings:

(a)       “Agfa” means Agfa Gevaert N.V. and its affiliates, one of the Principal MV Shareholders.

(b)	“Closing” means the closing of the Merger.

(c)       “Closing Price” on any date shall mean the average, over the 60 trading days ending on the last trading day prior to such date, of the closing prices per share of the Common Stock on the principal exchange on which the Common Stock is listed or, if not so listed, as reported on the OTC Bulletin Board.

(d)       “Confidential Information” means the giving of a Notice, and all information furnished by OIS to any Principal MV Shareholder in connection therewith (including the terms of any Offered Securities, the terms on which they are offered, the identity of any Offeror, and all information provided in connection with any Principal MV Shareholder’s consideration of its response to any Notice, collectively, (“Notice Information”)), and all statements, notes, analyses, compilations, studies, and other documents, whether prepared by a Principal MV Shareholder or others, which contain or otherwise reflect such information; provided that “Confidential Information” (including but not limited to Notice Information) shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Principal MV Shareholder or its Representatives, (ii) was available to the Principal MV Shareholder on a non-confidential basis prior to its disclosure to the Principal MV Shareholder or its Representatives by OIS or its Representatives, or (iii) becomes available to the Principal MV Shareholder on a non-confidential basis from a source other than OIS, another Principal MV Shareholder, or either of their Representatives provided that such source is not bound by a confidentiality agreement with OIS or otherwise prohibited from transmitting the information by a contractual, legal, or fiduciary obligation.

(e)       “Excluded Issuances” means issuances of Subject Securities (i) in exchange for services, (ii) on exercise or conversion of options, warrants, convertible securities, or similar securities (A) outstanding immediately following the Closing (including by assumption of MediVision securities) or issued under any stock plan in existence at the Closing or thereafter approved by OIS’s stockholdersor (B) as to which the Principal MV Shareholders were offered preemptive rights in accordance with Article III hereof, or (iii) in an underwritten public offering for cash.

(f)        “Non-Cash Consideration” means consideration offered by an Offeror in the form of assets or securities.

(g)       “Notice” means a notice from OIS, together with a reasonably detailed term sheet or letter of intent for the issuance of Subject Securities, which notice states that such letter of intent or term sheet has been approved by the OIS Board of Directors and the related Offeror. Any Notice (or the accompanying letter or intent or term sheet) shall set forth the number and description of the Offered Securities, the aggregate Value, and the Value per unit of Offered Security, to be offered pursuant thereto, and any other material terms.

(h)       “Offered Securities” means the Subject Securities subject to an offer as described in a Notice.

(i)        “Offeror” means a person or persons offering to purchase Subject Securities.

(j)        “Proportionate Share” of any Principal MV Shareholder at any date with respect to any number of Subject Securities means such number of Subject Securities multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by such Principal MV Shareholder (or its wholly-owned subsidiary) at such date and the denominator of which is the number of shares of Common Stock outstanding at such date.

(k)       “Representatives” of any party shall mean such party’s officers, directors, partners, members, managers, employees, agents, and representatives.

(l)        “Subject Securities” means shares of the Company’s Common Stock or other securities exercisable for or convertible into shares of the Company’s Common Stock.

(m)      “Threshold” at any date means the Value of investments in OIS Agfa’s Executive Committee can then approve, without approval of Agfa’s board of directors, under Agfa’s policies as in effect from time to time, as last communicated by Agfa to OIS pursuant to Section 2.02.

(n)	“Value” of the consideration offered for any Subject Securities shall be:

(i)             If such consideration is cash, the dollar amount (or equivalent in euros as of the date of the Notice sent by OIS pursuant to Article II or III, as applicable) of such consideration.

(ii)	If such consideration consists of Non-Cash Consideration:

(A)              If the Offered Securities are shares of Common Stock, the Value of such Non-Cash Consideration shall be deemed to be equal to the number of such shares to be offered as set forth in the related Notice multiplied by the Closing Price on the trading day preceding the date of the Notice, as set forth in such Notice.

(B)              If the Offered Securities are not shares of Common Stock, the value of such Non-Cash Consideration shall be as reasonably determined by OIS, consistent with its intended method of accounting for the issuance of the Offered Securities, as set forth in the related Notice.

In each case, such value shall not include the exercise price of any warrants included in the Offered Securities.

ARTICLE II

RIGHT OF FIRST REFUSAL

Section 2.01     Right of First Refusal. If OIS shall propose to issue to any Offeror that is a competitor of Agfa any Subject Securities (the “Offered Securities”), other than in Excluded Issuances or in issuances which, pursuant to Article Nine of OIS’s Restated Articles of Incorporation, as amended, require approval of the holders of 67% of the outstanding shares of Common Stock, OIS shall, before consummating such proposed issuance, (i) deliver a Notice to Agfa two weeks prior to the date of such proposed issuance, which Notice shall also include the timing of closingand a statement as to OIS’s obligation to confirm receipt of an ROFR Acceptance, and (ii) provide Agfa the right of first refusal to purchase all but not less than all of the Offered Securities (subject to Article III), on the same terms and conditions as OIS proposed to issue such Offered Securities to such Offeror, except as otherwise provided herein. Such right of first refusal shall be exercisable by Agfa if it gives a notice (an “ROFR Acceptance”) exercising such right within

(a)       if the Value of the aggregate proposed consideration for the Offered Securities exceeds the Threshold as then in effect, six weeks after delivery by OIS to Agfa of a Notice relating to such Offered Securities, or

(b)       if the Value of the aggregate proposed purchase price for the Offered Securities does not exceed the Threshold, three weeks after delivery to Agfa of a Notice relating to such Offered Securities;

provided that, in either case, OIS and Agfa shall cooperate and use their reasonable efforts to enable Agfa, and Agfa shall use its reasonable efforts, to either exercise its right of first refusal, or inform OIS that it will waive such right, as promptly as practicable after delivery by OIS of a Notice.

Section 2.02     Threshold. Agfa represents to OIS that, as of the date of this Agreement, the Threshold is €5 million. Agfa shall promptly inform OIS of any change in the Threshold, and OIS shall forward notice of such change to each Principal MV Shareholder.

Section 2.03     Exclusion. Notwithstanding the foregoing, Agfa shall not have the right of first refusal provided for in Section 2.01 if the Offeror’s principal business is primarily focused in the ophthalmic arena.

Section 2.04     Effect of Election. If Agfa gives a ROFR Acceptance in response to any Notice, Agfa shall be irrevocably obligated to purchase, and, subject to Article III, OIS shall be irrevocably obligated to issue and sell to Agfa, the Offered Securities, at the aggregate purchase price and on the other terms, set forth in the Notice, except as provided herein.

Section 2.05     Payment of or in Lieu of Non-Cash Consideration. If the consideration offered by an Offeror for the Offered Securities consists of Non-Cash Consideration, Agfa, if it gives an ROFR Acceptance, may elect in the ROFR Acceptance to either:

(a)       provide comparable Non-Cash Consideration (“Agfa Non-Cash Consideration”), provided that Agfa certifies in the ROFR Acceptance that it can so provide the Agfa Non-Cash Consideration, with reasonably detailed specifications, sources, or means of providing the same, and OIS reasonably agrees that the Agfa Non-Cash Consideration is comparable to the Non-Cash Consideration offered by the Offeror; provided, however, notwithstanding anything to the contrary contained herein, if OIS and Agfa are in disagreement as to whether the Agfa Non-Cash Consideration is comparable to the Non-Cash Consideration offered by the Offeror, and an agreement cannot be reached within three weeks after delivery of the ROFR Acceptance, such determination shall be made by an independent third party evaluator selected byOIS, and the fees, expenses, and costs of such third party evaluator shall be borne equally by OIS and Agfa, or

(b)       elect to pay cash in an amount equal to the value of the Non-Cash Consideration offered by the Offeror, as determined pursuant to Section 2.04; provided, that Agfa shall not have the right to elect to pay cash if OIS states in the Notice that it needs to obtain the Non-Cash Consideration to pursue a material part of its business or business plans and cannot obtain the same for cash at such value.

Section 2.06     Definitive Documentation and Closing. If Agfa gives an ROFR Acceptance in response to any Notice, OIS and Agfa shall as promptly as practicable enter into definitive agreements for the purchase and sale of the Offered Securities, and shall hold a closing of such purchase and sale as promptly as practicable thereafter, subject to Article III.

Section 2.07     Effect of Non-Election. If Agfa does not give an ROFR Acceptance in response to any Notice, OIS may, subject to Article III, sell to the proposed Offeror the Offered Securities, at the same purchase price and payment terms described in the Notice and upon such other terms not more favorable to the Offeror than as described in the Notice, provided that definitive agreements for such purchase and sale are entered into within threemonths after the expiration of the period for giving of an ROFR Acceptance or Agfa’s earlier waiver of its rights under this Article II (the “Offer Period”).Thereafter, the provisions of this Article II shall again apply to any proposed issuance of any of the Offered Securities to any Offeror that is a competitor of Agfa.

ARTICLE III

PREEMPTIVE RIGHTS

Section 3.01     Preemptive Right. If OIS shall propose to issue to any Offeror any Offered Securities, other than in Excluded Issuances, OIS shall, before consummating such proposed issuance, (i) deliver a Notice to each Principal MV Shareholder two weeks prior to the date of such proposed issuance, which Notice shall also include the timing of closing and a statement as to OIS’s obligation to confirm receipt of a Preemptive Rights Acceptance, and (ii) provide each Principal MV Shareholder the right of first refusal to purchase any or all of such Principal MV Shareholder’s Proportionate Share of such Offered Securities (or, if OIS in the Notice makes the election provided in Section 3.02 to offer a Grossed Up Number of Subject Securities, such Principal MV Shareholder’s Proportionate Share of such Grossed Up Number of Subject Securities), at the price per Offered Security, and otherwise on the same terms and conditions, as OIS proposed to issue such Offered Securities to such Offeror, except as otherwise provided herein. Such right of first refusal shall be exercisable by each Principal MV Shareholder if it gives a notice (a “Preemptive Rights Acceptance”) stating that it is exercising such right, and stating the number of Subject Securities within, or the percentage of, its Proportionate Share with respect which it is exercising such right, within

(a)       if the Value of the proposed purchase price of Agfa’s Proportionate Share of the Offered Securities exceeds the Threshold as then in effect, six weeks after delivery by OIS to the Principal MV Shareholders of a Notice relating to such Offered Securities, or

(b)       if the Value of the proposed purchase price of Agfa’s Proportionate Share of the Offered Securities does not exceed the Threshold, three weeks after delivery by OIS to the Principal MV Shareholders of a Notice relating to such Offered Securities;

provided that, in either case, OIS and the Principal MV Shareholders shall cooperate and use their reasonable efforts to enable the Principal MV Shareholders, and each Principal MV Shareholder shall use its reasonable efforts to either exercise its right of first refusal or inform OIS that it will waive such right as promptly as practicable after delivery by OIS of a Notice.

Section 3.02     Gross-Up. OIS may, in any Notice, elect to include in the Offered Securities a sufficient number of Offered Securities (the “Grossed-Up Number of Offered Securities”) such that, if each Principal MV Shareholder exercises its right to purchase all of its Proportionate Share of such Grossed-Up Number of Offered Securities, the remaining Offered Securities will be the number of Offered Securities OIS intended to sell to the Offeror (or Agfa if it has and exercises a right of first refusal under Article II).

Section 3.03     Effect of Election. If any Principal MV Shareholder gives a Preemptive Rights Acceptance in response to any Notice, such Principal MV Shareholder shall be irrevocably obligated to purchase, and, subject to Section 3.04, OIS shall be irrevocably obligated to issue and sell to such Principal MV Shareholder, its Proportionate Share of the Offered Securities (or, if OIS made the election provided in Section 3.02, of the Grossed-Up Number of Offered Securities), at the purchase price per Offered Security, and on the other terms, set forth in the Notice, except as provided herein.

Section 3.04     Election Not to Sell. OIS may, at any time prior to the consummation of a sale of Offered Securities, determine not to sell any Offered Securities to the Offeror, or to reduce the number of Offered Securities to be sold to the Offeror, in which event, and provided there is no further change during the Offer Period of the number of Offered Securities, each Principal MV Shareholder, including Agfa, if applicable, shall have the right to purchase only its Proportionate Share, if any, of such Offered Securities (or, if applicable, the Grossed-Up Number of Offered Securities on such reduced basis).

Section 3.05     Payment of or in Lieu of Non-Cash Consideration. If the consideration offered by an Offeror for the Offered Securities consists of Non-Cash Consideration, any Principal MV Shareholder that gives a Preemptive Rights Acceptance shall, in lieu of such Non-Cash Consideration, pay for the Subject Securities it purchases in cash in an amount equal to the Value per Offered Security of the Non-Cash Consideration offered by the Offeror multiplied by the number of Offered Securities so purchased by such Principal MV Shareholders.

Section 3.06     Definitive Documentation and Closing. If any Principal MV Shareholder gives a Preemptive Rights Acceptance in response to any Notice, OIS and the Principal MV Shareholders who have given such Preemptive Rights Acceptances shall as promptly as practicable enter into definitive agreements for the purchase and sale of the Offered Securities to be purchased by such Principal MV Shareholders, and shall hold a closing of such purchase and sale as promptly as practicable thereafter, subject to Article II.

Section 3.07     Sale of Remaining Offered Securities. Subject to that certain Stockholders’ Agreement dated as of [___________ __], 2008, by and among the Principal MV Shareholders and certain other parties listed therein, OIS shall be entitled to sell to the proposed Offeror any Offered Securities not purchased by the Principal MV Shareholders pursuant to this Article III, at the same purchase price and payment terms described in the Notice and upon such other terms not more favorable to the Offeror than as described in the Notice, provided that definitive agreements for such purchase and sale are entered into within three months after the expiration of the period for giving of Preemptive Rights Acceptances or the earlier waiver by each Principal MV Shareholder of its rights under this Article III. Thereafter, the provisions of this Article III shall again apply to any proposed issuance of any of the Offered Securities.

ARTICLE IV

TERMINATION

Section 4.01     Merger Agreement. This Agreement shall terminate and be of no force or effect if the Merger Agreement shall be terminated prior to the Closing.

Section 4.02     Expiration of Term. This Agreement, and the rights and obligations of the parties under Articles II and III, shall terminate on the date on which Agfa owns less than 5% of the outstanding shares of Common Stock.

Section 4.03     Effect of Termination. Any Notice given prior to the termination of this Agreement under Section 4.02 shall remain in effect.This Section 4.03 and Article V shall survive any termination of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01     Confidentiality. Each Principal MV Shareholder agrees that it and its Representatives will keep confidential any Notice and any other Confidential Information concerning OIS that OIS may provide to such Principal MV Shareholder in connection with any Notice and such Principal MV Shareholder’s consideration of exercising its rights with respect thereto and, except with the specific prior written consent of OIS or as required by law, will not disclose or permit its Representatives to disclose such Confidential Information to any person. Each Principal MV Shareholder may disclose any such Confidential Information to those of its Representatives who require such material for the purpose of evaluating the Notice and such Principal MV Shareholder’s response thereto, provided that such Principal MV Shareholder informs such Representatives of the confidential nature of such Confidential Information. Each Principal MV Shareholder further agrees that it and its Representatives will not use any of the Confidential Information for any reason or purpose other than to evaluate such Principal MV Shareholder’s response to a Notice. Each Principal MV Shareholder shall be responsible for any breach of this Agreement by its Representatives.

Section 5.02     Modification or Amendment. Subject to any limitations under applicable law, this Agreement may be amended, modified, or supplemented in writing by OIS and, with respect to its rights hereunder, any Principal MV Shareholder; provided, that no such amendment or supplement may increase the rights of any Principal MV Shareholder hereunder without the consent of the holders of 75% of the shares of Common Stock then held by the Principal MV Shareholders; provided further that Article III may be amended, or its application to any proposed issuance or issuances may be waived, by a writing signed by OIS and the Principal MV Shareholders that hold 75% of the shares of Common Stock then held by all Principal MV Shareholders.

Section 5.03     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.04     Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.05 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.04(b).

(c)       The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 5.05     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(a)	If to OIS:

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

Sacramento, CA 95815

Fax: 916-646-0207

Attn: Gil Allon, Chief Executive Officer

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Fax: 312-609-5005

Attn: Ernest W. Torain, Jr., Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax: 212-704-5950

Attn: Henry I. Rothman, Esq.

(b)       If to any Principal MV Shareholder then notice should be given to each and all of the Principal MV Shareholders, each at the address set forth on Schedule A (or in any case to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5.05).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 5.06     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.07     No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 5.10).

Section 5.08     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any person or any circumstance is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.09	Interpretation; Construction.

(a)       The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.10     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that a Principal MV Shareholder may assign its rights (i) under Section 3 above to any other Principal MV Shareholder without restrictions and (ii) otherwise hereunder only to a person who has acquired all of the shares of Common Stock owned by such Principal MV Shareholder in a transaction not involving a public offering and who agrees in writing reasonably acceptable to OIS to be bound by this Agreement and any other applicable agreement. Any purported assignment in violation of this Agreement is void.

* * * * * *

(Signature Page to Right of First Refusal and Preemptive Rights Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS By: __________________________________ Name:__________________________________ Title:___________________________________
AGFA GEVAERT N.V. By: __________________________________ Name:__________________________________ Title:___________________________________
DELTA TRADING AND SERVICES (1986) LTD. By: __________________________________ Name:__________________________________ Title:___________________________________

___________________________________
         Gil Allon

___________________________________
         Noam Allon

___________________________________
           Shlomo Allon

___________________________________
           Ariel Shenhar

___________________________________
           Yuval Shenhar

Schedule A

Principal MV Shareholders

Name	Address
Agfa Gevaert N.V.	[TO BE SUPPLIED]

Delta Trading and Services (1986) Ltd.	[TO BE SUPPLIED]

Gil Allon	[TO BE SUPPLIED]

Noam Allon	[TO BE SUPPLIED]

Shlomo Allon	[TO BE SUPPLIED]

Ariel Shenhar	[TO BE SUPPLIED]

Yuval Shenhar	[TO BE SUPPLIED]

S-A

EXHIBIT D

FORM OF LOCK-UP AND STANDSTILL AGREEMENT

THIS LOCK-UP AND STANDSTILL AGREEMENT (this “Agreement”), is entered into as of ___________, 2008, by and among Ophthalmic Imaging Systems, a California corporation (the “Company”), and the undersigned shareholders (each, a “Principal MV Shareholder,” and collectively, “the “Principal MV Shareholders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, this Agreement is made pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated March __, 2008, among the Company, MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of the Company (“Merger Sub”), and MediVision Medical Imaging Ltd., an Israeli company (“MediVision”).

WHEREAS, the Company has entered into the Merger Agreement pursuant to which, among other things, Merger Sub will merge with and into MediVision and cease to exist (the “Merger”), and each outstanding ordinary share of MediVision held by the Principal MV Shareholders immediately prior to the Effective Time (the “MV Shares”) will be converted into 1.66 shares of common stock, no par value, of the Company (the “Merger Shares”); and

WHEREAS, it is a condition of the Merger Agreement that the Principal MV Shareholders enter into a lock-up and standstill agreement with the Company in the form of this Agreement relating to the MV Shares and the Merger Shares.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Agreement, the Company and each of the Principal MV Shareholders hereby agree as follows:

1.    Standstill by the Principal MV Shareholders. From the date of this Agreement and thereafter to the Effective Time, without the prior written consent of the Board of Directors of the Company (the “Board”), each Principal MV Shareholder, its affiliates, agents and representatives will not, directly or indirectly: (a) effect or seek, offer, or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or of beneficial ownership thereof) or assets of the Company or MediVision, (ii) any tender or exchange offer, merger, or other business combination involving the Company or MediVision, (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to the Company, or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934) with respect to the Company; (c) take any action which might reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Nothing in this Agreement, however, shall preclude the Principal MV Shareholders from taking any of the actions otherwise prohibited by Sections (a) through (d) of the preceding sentence if such action is necessary to consummate the Merger.

2.    Lock-Up of the MV Shares and the Merger Shares.

(a)       The Company agreed to prepare and file a registration statement with the United States Security and Exchange Commission (the “SEC”) covering the Merger Shares on Form SB-2, or such other form as may be applicable, upon demand by the Principal MV Shareholders holding at least a majority of the Merger Shares and to use its reasonable best efforts to have such registration statement declared effective by the staff of the SEC as soon as practicable following the date such registration statement is filed. Regardless of the effective date of the registration statement, the Principal MV Shareholders (not including Agfa Gevaert N.V.) may not offer, sell, contract to sell, pledge or grant any option to purchase any of the Merger Shares for a period commencing on the date hereof and ending on the second (2nd) anniversary from the date hereof, without the prior written consent of the Board; provided, however, that the Principal MV Shareholders may transfer any Merger Shares: (1) to any partner, shareholder or member of such Principal MV Shareholder if, prior to such transfer, such partner, shareholder or member agrees in writing to be bound by the restrictions set forth herein; or (2) to any controlled affiliate of such Principal MV Shareholder if, prior to such transfer, such affiliate agrees in writing to be bound by the restrictions set forth herein.

(b)       From the date of this Agreement and thereafter to the earlier to occur of (a) the Effective Date or (b) the termination of this Agreement by mutual written consent of the parties hereto, the Principal MV Shareholders may not offer, sell, contract to sell, pledge or grant any option to purchase any of the MV Shares, without the prior written consent of the Board; provided, however, that the Principal MV Shareholders may transfer any MV Shares: (1) to any partner, shareholder or member of such Principal MV Shareholder if, prior to such transfer, such partner, shareholder or member agrees in writing to be bound by the restrictions set forth herein; or (2) to any controlled affiliate of such Principal MV Shareholder if, prior to such transfer, such affiliate agrees in writing to be bound by the restrictions set forth herein.

(c)       The Principal MV Shareholders hereby consent to the Company issuing a stop transfer instruction to the transfer agent of MediVision and the Company in accordance with the terms of this Agreement. Any sale of MV Shares or Merger Shares in violation of this Agreement by any Principal MV Shareholder without the consent of the Board shall constitute a material breach of this Agreement.

3.          Non-Disclosure. The parties hereto will not disclose, directly or indirectly, the terms of or reveal the existence of this Agreement to any person, firm or entity, other than their respective attorneys, accountants, lenders and representatives who are required to be informed thereof in connection with their approval of the proposed transaction or their representation of the parties in connection with the transaction. Except as otherwise required by the Securities Exchange Act of 1934, no press release or governmental notification, report or other filing by either party relating to the proposed transaction shall be made without the other party’s prior written approval.

4.    Miscellaneous.

(a)        Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(b)        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(i)	If to OIS:

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

Sacramento, CA 95815

Fax: 916-646-0207

Attn: Gil Allon, Chief Executive Officer

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Fax: 312-609-5005

Attn: Ernest W. Torain, Jr., Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax: 212-704-5950

Attn: Henry I. Rothman, Esq.

(ii)       If to any Principal MV Shareholder, then notice shall be given to each and all of the Principal MV Shareholders, each at the address set forth on Annex I attached hereto (or in any case to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 4(b)).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(c)        Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(d)        Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

(e)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

(f)         Enforcement Costs. Any party who breaches this Agreement shall, promptly upon demand, pay any costs incurred by any non-breaching party or parties to enforce the terms hereof and/or to obtain damages and/or other relief on account of or arising from such breach.

(g)        Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(h)        Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(i)         Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York court, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)         Counterparts. This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

OPHTHALMIC IMAGING SYSTEMS By: ___________________________ Name:______________________________ Title:_______________________________
Agfa Gevaert N.V. By: ___________________________ Name:______________________________ Title:_______________________________
Delta Trading and Services (1986) By: ___________________________ Name:______________________________ Title:_______________________________
___________________________________ Noam Allon
___________________________________ Gil Allon
___________________________________ Shlomo Allon
___________________________________ Ariel Shenhar
____________________________________ Yuval Shenhar

ANNEX I

THE PRINCIPAL MV SHAREHOLDERS: Agfa Gevaert N.V. __________________________________________ __________________________________________ __________________________________________
Delta Trading and Services (1986) __________________________________________ __________________________________________ __________________________________________
Mr. Noam Allon __________________________________________ __________________________________________
Mr. Gil Allon __________________________________________ __________________________________________
Mr. Shlomo Allon __________________________________________ __________________________________________
Mr. Ariel Shenhar __________________________________________ __________________________________________
Mr. Yuval Shenhar __________________________________________ __________________________________________

EXHIBIT E

CERTIFICATE OF SECOND AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

OPHTHALMIC IMAGING SYSTEMS

The undersigned officers of Ophthalmic Imaging Systems (the “Corporation”), a corporation organized and existing under and by virtue of the California General Corporation law (the “CGCL”), DO HEREBY CERTIFY:

1.      The Board of Directors of the Corporation has duly adopted, pursuant to Section 307 of the CGCL, resolutions setting forth the proposed amendments to the Restated Articles of Incorporation of the Corporation (the “Restated Articles”) set forth herein, approving such amendments and directing that such amendments be presented to the Corporation’s shareholders for consideration and approval.

2.         The amendments to the Restated Articles set forth herein were approved by the required vote of the shareholders in accordance with Section 902 of the CGCL and shall become effective upon the effective date of that certain merger by and among MediVision Medical Imaging, Ltd., an Israeli company, and MV Acquisitions Ltd., an Israeli company and wholly-owned subsidiary of the Corporation, which date shall not occur more than ninety (90) days from the date of filing hereof. The total number of outstanding shares of each class entitled to vote with respect to the amendments set forth herein is as follows:_______________________. The number of shares of each class voting in favor of the amendment equaled or exceeded the vote required which was, in the case of item 3 below, a majority of the total shares outstanding, in the case of item 4 below, a majority of the total shares outstanding, and, in the case of item 5 below, seventy five percent (75%).

3.         The Restated Articles are hereby amended by adding the following Article SEVEN:

SEVEN: As long as that certain voting agreement dated ___________ ____, 2008 among certain stockholders of the Corporation (the “Voting Agreement”) remains in effect, the Board of Directors of the Corporation shall consist of not less than seven (7) nor more than eleven (11) members. Upon termination of the Voting Agreement, the Board of Directors of the Corporation will determine the number of its members.

4.         The Restated Articles are hereby further amended by adding the following Article EIGHT:

EIGHT: Effective as of the date the Corporation becomes a listed corporation as defined in Section 301.5(d) of the CGCL, cumulative voting is eliminated. This provision shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the CGCL.

5.         The Restated Articles are hereby further amended by adding the following Article NINE:

NINE: Until the first date on which Agfa Gevaert N.V., together with its affiliates (collectively “Agfa”), ceases to be the owner of at least 5% of the outstanding common stock of the Corporation, and to the extent permitted by California law, the following actions of the Corporation shall require either (i) the affirmative vote or consent of sixty-seven percent (67%) of the shares of the Corporation entitled to vote on such action, or (ii) the unanimous approval or consent of the Board of Directors of the Corporation:

(1)       Any merger of the Corporation that results in the shareholders of the Corporation prior to the merger holding less than 50% of the voting shares of the surviving company in the merger;

(2)       Any acquisition or disposition, by the Corporation or its subsidiaries, of assets (including securities) for purchase or a sale price equal to or greater than 33% of the Market Value of the outstanding shares of common stock of the Corporation as of the date the Corporation or one or more of its subsidiaries enter into definitive agreements for such purchase or sale (provided that this paragraph (2) shall not apply to transactions solely among the Corporation and one or more of its wholly-owned subsidiaries). The “Market Value” of the outstanding shares of common stock of the Corporation on any date shall mean the number of shares of the Corporation’s common stock outstanding as of the close of business on such date, multiplied by the 60-day average of (a) the daily closing prices of the Corporation’s shares on the principal exchange on which such shares are listed or (b) if such shares are not listed on any exchange, the closing price reported on the OTC Bulletin Board or similar organization succeeding to its functions of reporting prices.

(3)       The issuance by the Corporation of a number of shares of its common stock (or securities exercisable for or convertible into a number of shares of the Corporation’s common stock) greater than 33% of the number of shares of the Corporation’s common stock then outstanding on a fully diluted basis, including in a merger, acquisition, or other business combination, or in exchange for assets, services or securities;

(4)       A change in the principal business purpose of the Corporation from medical devices and information technology;

(5)	The liquidation or dissolution of the Corporation; and
(6)	Any amendment of the foregoing provisions of this Article NINE.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment are true and correct.

____________________________________	____________________________________
President	Secretary

2

EXHIBIT F

SURVIVING CORPORATION DIRECTORS

[TO COME]

EXHIBIT G

SURVIVING CORPORATION OFFICERS

[TO COME]

EXHIBIT I

AMENDED AND RESTATED BYLAWS

OF

OPHTHALMIC IMAGING SYSTEMS

A CALIFORNIA CORPORATION

ARTICLE I

OFFICES

Section 1.      PRINCIPAL OFFICE. The principal office for the transaction of business of the corporation is located at 221 Lathrop Way, Suite 1, 95815, City of Sacramento, County of Sacramento, State of California. The location may be changed by approval of a majority of the authorized Directors, and additional offices may be established and maintained at such other place or places, either within or without California, as the Board of Directors may from time to time designate.

Section 2.        OTHER OFFICES. Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the corporation is qualified to do business.

ARTICLE II

DIRECTORS - MANAGEMENT

Section 1.        RESPONSIBILITY OF BOARD OF DIRECTORS. Subject to the provisions of the General Corporation Law and to any limitations in the Articles of Incorporation of the corporation relating to action required to be approved by the Shareholders, as that phrase is defined in Sec. 153 of the California Corporations Code (as defined in Article X), or approved by the outstanding shares, as that phrase is defined in Sec. 152 of the California Corporations Code, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. The Board of Directors may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person, provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board of Directors.

Section 2.        NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of Directors shall be the number set forth in the corporation’s Articles of Incorporation until changed by a duly adopted amendment to the Articles of Incorporation. The Board of Directors may set the number of Directors of the corporation within the range provided in the corporation’s Articles of Incorporation.

Section 3.        ELECTION AND TERM OF OFFICE OF DIRECTORS. Directors shall be elected at each annual meeting of the Shareholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Section 4.        VACANCIES. Vacancies in the Board of Directors may be filled by a majority of the remaining Directors, though less than a quorum, or by a sole remaining Director, except that a vacancy created by the vote or written consent of the Shareholders or by a court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each Director so elected shall hold office until the next annual meeting of the Shareholders and until a successor has been elected and qualified.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation or removal of any Director, or if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony, or if the Board of Directors resolves to increase the number of Directors within the range permitted by the corporation’s Articles of Incorporation, or if the Shareholders fail, at any meeting of Shareholders at which any Director or Directors are elected, to elect the number of Directors to be voted for at the meeting.

The Shareholders may elect a Director or Directors at any time to fill any vacancy or vacancies not filled by the Directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director’s term of office expires.

Following appointment by the Board of Directors of any person to fill any vacancy pursuant to these Bylaws, the Board of Directors shall call a meeting as soon as reasonably practicable to allow the Shareholders to elect a successor Director to fill such vacancy.

Section 5.        REMOVAL OF DIRECTORS; CALLING OF MEETING TO ELECT SUCCESSOR. The entire Board of Directors or any individual Director may be removed from office as provided by Sections 302, 303 and 304 of the California Corporations Code. In such case, the remaining Directors may elect a successor Director to fill such vacancy until such Director’s replacement is elected by the Shareholders of the corporation.

Section 6.        PLACE AND MANNER OF MEETINGS. Meetings of the Board of Directors shall be held at the principal executive office of the corporation, unless some other place is designated in the notice of the meeting. Members of the Board may participate in a meeting through use of a conference telephone or other electronic communications devices as provided in Sec. 307(a)(6) of the California Corporations Code, so long as all members participating in such a meeting can hear one another. Accurate minutes of any meeting of the Board, or any committee thereof, shall be maintained as required by Sec. 1500 of the California Corporations Code by the Secretary or other person designated for that purpose.

Section 7.        ORGANIZATION MEETINGS. The organization meetings of the Board of Directors shall be held immediately following adjournment of the annual meeting of the Shareholders.

Section 8.        OTHER REGULAR MEETINGS. Prior to the last day of January of each calendar year, the Secretary of the corporation shall distribute, either personally or by mail, to the Board of Directors a proposed schedule of regular meetings of the Board of Directors, which shall consist of four quarterly meetings intended for, and scheduled with a view to, review of quarterly results of operations, one additional meeting to discuss the prior year’s results and discuss issues related to business strategy, and one additional meeting to review and approve a budget for the following year for a total of six regular meetings per year. Each member of the Board of Directors may, within ten (10) Business Days of receipt of such proposed schedule, request a change in the date of any quarterly meeting by up to three (3) days (or seven (7) days, in the case of the meeting to review the prior year’s results and the annual budget meeting). As soon as practicable after receipt of such requested changes, the Chairman of the Board shall resolve any conflicts, and the Secretary shall distribute a revised schedule, which shall accommodate the requested changes to the extent possible and such revised schedule shall constitute the schedule of regular meetings of the Board of Directors for the year.

The schedule of regular meetings described herein, and notices of special meetings described in Section 9 of this Article II, shall state the time and place of the meeting(s). Each such meeting shall begin at approximately 9:30 a.m. Pacific Standard or Daylight (as then in effect) Time, subject to such adjustments as the Chairman of the Board may determine and set forth in the schedule or notice of meetings in order to ensure as nearly as possible the availability of the greatest number of Directors, unless all Directors otherwise agree. No meeting shall be scheduled for a Friday. Any Director may waive any notice before or after a meeting. Any Director may participate in a meeting by means of conference telephone or similar electronic communications equipment as provided in Sec. 307(a)(6) of the California Corporations Code, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 9.        SPECIAL MEETINGS - NOTICES - WAIVERS. Special meetings of the Board may be called by the Chairman, or by the Secretary at the request of any two (2) Directors (one of whom may be the Secretary if the Secretary is also a Director), on five (5) Business Days’ notice delivered by mail, except that a special meeting may be held on two (2) Business Days’ notice delivered personally or by telephone, including a voice messaging system or by electronic transmission, if the Chairman or Secretary states in the notice of such meeting that such meeting must be held on an emergency basis, specifying in such notice the general nature of such emergency. “An emergency” shall mean an action or approval by the Board of Directors the need for which could not reasonably have been foreseen in order to permit the giving of the greater notice otherwise provided for herein.

“Business Day” for purposes of counting the number of days in a notice period shall mean any day commencing at 9:00 a.m. local time and ending at 5:00 p.m. local time, other than Saturday, Sunday, or a day on which banks located in Sacramento, California; Brussels, Belgium; or Tel Aviv, Israel shall be authorized or required by law to close.

Notice of a meeting of the Board of Directors need not be given to a director who provides a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof in writing, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to that director. These waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Sections 8 and 9 of this Article II may be amended only by unanimous vote or consent of the Directors until after the date on which Agfa Gevaert N.V. Ltd., together with its affiliates, owns less than 5% of the outstanding common stock of the corporation, after which such provisions may be amended by a majority of the Board of Directors.

Section 10.      DIRECTORS ACTION BY UNANIMOUS WRITTEN CONSENT. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting and with the same force and effect as if taken by a unanimous vote of Directors, if authorized by a writing signed individually or collectively by all members of the Board of Directors. Such consent shall be filed with the regular minutes of the Board of Directors.

Section 11.      QUORUM. A majority of the number of Directors as fixed by the Articles of Incorporation or Bylaws shall be necessary to constitute a quorum for the transaction of business, and the action of a majority of the Directors present at any meeting at which there is a quorum, when duly assembled, is valid as a corporate act; provided that a minority of the Directors, in the absence of a quorum, may adjourn from time to time but may not transact any business. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by a majority of the required quorum for such meeting.

Section 12.      NOTICE OF ADJOURNMENT. Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned and held within twenty-four (24) hours, but, if adjourned more than twenty-four (24) hours, notice shall be given to all Directors not present at the time of the adjournment.

Section 13.      COMPENSATION OF DIRECTORS. Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board of Directors a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board of Directors; provided that nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.

Section 14.      COMMITTEES. Committees of the Board may be appointed by resolution passed by a majority of the whole Board. Each Committee shall be composed of two (2) or more members of the Board of Directors and shall have such powers of the Board of Directors as may be expressly delegated to it by resolution of the Board of Directors, except those powers expressly made non-delegable by Sec. 311 of the California Corporations Code.

Section 15.      RESIGNATIONS. Any Director may resign effective upon giving written notice to the Chairman of the Board, the Chief Executive Officer, the Secretary or the Board of Directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

ARTICLE III

OFFICERS

Section 1.        OFFICERS. The Officers of the corporation shall be a Chief Executive Officer, a Secretary, a Chief Financial Officer and a Chief Technology Officer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Vice Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other Officers as may be appointed in accordance with the provisions of Section 3 of this Article III. Any number of offices may be held by the same person.

Section 2.        ELECTION. The officers of the corporation, except such Officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article III, shall be chosen annually by the Board of Directors, and each shall hold office until he or she shall resign or shall be removed or otherwise disqualified to serve, or a successor shall be elected and qualified.

Section 3.        SUBORDINATE OFFICERS, ETC. The Board of Directors may appoint such other Officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board of Directors may from time to time determine.

Section 4.        REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, any Officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting of the Board, or, except in case of an Officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the Officer is a party.

Section 5.        VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the Bylaws for regular appointments to that office.

Section 6.        CHAIRMAN OF THE BOARD. The Chairman of the Board, if such an Officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned by the Board of Directors or prescribed by the Bylaws. If there is no Chief Executive Officer, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 7 of this Article III.

Section 7.        CHIEF EXECUTIVE OFFICER. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an Officer, the Chief Executive Officer of the corporation shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and Officers of the corporation. He or she shall preside at all meetings of the Shareholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. Subject to applicable laws, the Chief Executive Officer shall be ex officio a member of all the standing committees, including the Executive Committee, if any, shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws.

Section 8.        PRESIDENT. The President shall have such powers and duties as may be prescribed by the Board of Directors or the Bylaws.

Section 9.        VICE PRESIDENT. In the absence or disability of the Chief Executive Officer, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the Bylaws.

Section 10.      SECRETARY. The Secretary shall keep, or cause to be kept, a book of minutes, at the principal office or such other place as the Board of Directors may order, of all meetings of Directors and Shareholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at Shareholders’ meetings and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal office or at the office of the corporation’s transfer agent, a share register, or duplicate share register, showing the names of the Shareholders and their addresses; the number and classes of shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all the meetings of the Shareholders and of the Board of Directors required by the Bylaws or by law to be given. He or she shall keep the seal of the corporation in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

Section 11.      CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or surplus) and shares. The books of account shall at all reasonable times be open to inspection by any Director.

The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the Chief Executive Officer and Directors, whenever they request it, an account of all of his or her transactions and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

ARTICLE IV

SHAREHOLDERS' MEETINGS

Section 1.        PLACE OF MEETINGS. All meetings of the Shareholders shall be held at the principal executive office of the corporation unless some other appropriate and convenient location be designated for that purpose from time to time by the Board of Directors.

Section 2.        ANNUAL MEETINGS. An annual meeting of the Shareholders for the election of directors and for the transaction of any other business as may properly come before the meeting shall be held on such date and at such time as the Board of Directors may specify by resolution.

Section 3.        SPECIAL MEETINGS. Special meetings of the Shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, a Vice President, the Secretary or one or more Shareholders holding not less than ten percent (10%) of the voting power of the corporation. Except as next provided, notice shall be given as for the annual meeting.

Upon receipt of a written request addressed to the Chairman, Chief Executive Officer, Vice President or Secretary, mailed or delivered personally to such officer by any person (other than the Board) entitled to call a special meeting of Shareholders, such Officer shall cause notice to be given, to the Shareholders entitled to vote, that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of such request. If such notice is not given within twenty (20) days after receipt of such request, the persons calling the meeting may give notice thereof in the manner provided by these Bylaws or apply to the Superior Court as provided in Sec. 305(c) of the California Corporations Code.

Section 4.        NOTICE OF MEETINGS - REPORTS. Notice of meetings, annual or special, shall be given in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting to Shareholders entitled to vote thereat. Such notice shall be given by the Secretary or the Assistant Secretary, or if there be no such Officer, or in the case of his or her neglect or refusal, by any Director or Shareholder.

Such notices or any reports shall be given personally or by mail or other means of communication as provided in Sec. 601 of the California Corporations Code and shall be sent to the Shareholder’s address appearing on the books of the corporation, or supplied by him or her to the corporation for the purpose of notice, and in the absence thereof, as provided in Sec. 601 of the California Corporations Code.

Notice of any meeting of Shareholders shall specify the place, the day and the hour of meeting, and (1) in case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted or (2) in the case of an annual meeting, those matters which the Board at the date of mailing intends to present for action by the Shareholders. At any meetings at which Directors are to be elected, notice shall include the names of the nominees, if any, intended at the date of notice to be presented by management for election.

If a Shareholder supplies no address, notice shall be deemed to have been given if mailed to the place where the principal executive office of the corporation is situated, or published at least once in some newspaper of general circulation in the County of said principal office.

Notice shall be deemed given at the time it is delivered personally or deposited in the mail or sent by other means of written communication. The Officer giving such notice of report shall prepare and file an affidavit or declaration thereof.

When a meeting is adjourned for forty-five (45) days or more, notice of the adjourned meeting shall be given as in case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of adjournment or of the business to be transacted at an adjourned meeting other than by announcement at the meeting at which such adjournment is taken.

Section 5.        WAIVER OF NOTICE OR CONSENT BY ABSENT SHAREHOLDERS. The transactions of any meeting of Shareholders, however called and noticed, shall be valid as though had at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the Shareholders entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance shall constitute a waiver of notice, unless objection shall be made as provided in Sec. 601(e) of the California Corporations Code.

Section 6.        SHAREHOLDERS ACTING WITHOUT A MEETING. Unless otherwise provided in the articles, any action that may be taken at any annual or special meeting of Shareholders may be taken without a meeting and without prior notice, if a consent in writing, as specified in of the Sec. 195 California Corporations Code setting forth the action so taken, shall be provided by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 7.        Any action that may be taken at a meeting of the Shareholders may be taken without a meeting or notice of meeting if authorized by a writing signed by all of the Shareholders entitled to vote at a meeting for such purpose and filed with the secretary of the corporation, provided further, that while ordinarily Directors can be elected only by unanimous written consent under Sec. 603(d) of the California Corporations Code, if the Directors fail to fill a vacancy, then a Director to fill that vacancy may be elected by the written consent of persons holding a majority of shares entitled to vote for the election of Directors.

Section 8.        QUORUM. The holders of a majority of the shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. If, however, such majority shall not be present or represented at any meeting of the Shareholders, then the Shareholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time until the requisite amount of voting shares shall be present. At such adjourned meeting at which the requisite amount of voting shares shall be represented, any business may be transacted that might have been transacted at a meeting as originally notified.

If a quorum be initially present, the Shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action taken is approved by a majority of the Shareholders required to initially constitute a quorum.

Section 9.        VOTING. Only persons in whose names shares entitled to vote stand on the stock records of the corporation on the day of any meeting of Shareholders, unless some other day, be fixed by the Board of Directors for the determination of Shareholders of record, and then on such other day, shall be entitled to vote at such meeting.

Until the elimination of cumulative voting in accordance with the corporation’s Articles of Incorporation, and provided the candidate’s name has been placed in nomination prior to the voting and one or more Shareholders has given notice at the meeting prior to the voting of the Shareholder’s intent to cumulate the Shareholder’s votes, every Shareholder entitled to vote at any election for Directors of any corporation for profit may cumulate their votes and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which his or her shares are entitled, or distribute his or her votes on the same principle among as many candidates as he or she thinks fit. The candidates receiving the highest number of votes up to the number of Directors to be elected are elected.

Section 10.      PROXIES. Every Shareholder entitled to vote, or to execute consents, may do so, either in person or by written proxy executed in accordance with the provisions of Sec. 604 of the California Corporations Code and filed with the Secretary of the corporation.

Section 11.      ORGANIZATION. The Chief Executive Officer, or in the absence of the Chief Executive Officer, any Vice President, shall call the meeting of the Shareholders to order and shall act as chairman of the meeting. In the absence of the Chief Executive Officer and all of the Vice Presidents, Shareholders shall appoint a chairman for such meeting. The Secretary of the corporation shall act as Secretary of all meetings of the Shareholders, but in the absence of the Secretary at any meeting of the Shareholders, the presiding Officer may appoint any person to act as Secretary of the meeting.

Section 12.      INSPECTORS OF ELECTION. In advance of any meeting of Shareholders the Board of Directors may, if it so elects, appoint inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election shall not be so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any such meeting may, and on the request of any Shareholder or his or her proxy shall, make such appointment at the meeting in which case the number of inspectors shall be either one (1) or three (3) as determined by a majority of the Shareholders represented at the meeting.

ARTICLE V

CERTIFICATES AND TRANSFER OF SHARES

Section 1.        CERTIFICATES FOR SHARES. Directors may designate and shall state the name of the record holder of the shares represented thereby; its number; its date of issuance; the number of shares for which it is issued; a statement of the rights, privileges, preferences and restrictions, if any; a statement as to the redemption or conversion, if any; a statement of liens or restrictions upon transfer or voting, if any; if the shares be assessable or, if assessments are collectible by personal action, a plain statement of such facts.

All certificates shall be signed in the name of the corporation by the Chairman of the Board or Vice Chairman of the Board or the Chief Executive Officer or Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the Shareholder.

Any or all of the signatures on the certificate may be facsimiles. In case of any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate who shall have ceased to be that Officer, transfer agent or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

Section 2.        TRANSFER ON THE BOOKS. Upon surrender to the Secretary or transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.        LOST OR DESTROYED CERTIFICATES. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and shall, if the Directors so require, give the corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in at least double the value of the stock represented by said certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

Section 4.        TRANSFER AGENTS AND REGISTRARS. The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, which shall be an incorporated bank or trust company, either domestic or foreign, who shall be appointed at such times and places as the requirements of the corporation may necessitate and the Board of Directors may designate.

Section 5.        CLOSING STOCK TRANSFER BOOKS - RECORD DATE. In order that the corporation may determine the Shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting nor more than sixty (60) days prior to any other action.

If no record date is fixed, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining Shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is given.

Section 6.        LEGEND CONDITION. In the event any shares of this corporation are issued pursuant to a permit or exemption therefrom requiring the imposition of a legend condition, the person or persons issuing or transferring said shares shall make sure said legend appears on the certificate and shall not be required to transfer any shares free of such legend unless an amendment to such permit or a new permit be first issued so authorizing such a deletion.

ARTICLE VI

RECORDS - REPORTS - INSPECTION

Section 1.        RECORDS. The corporation shall maintain, in accordance with generally accepted accounting principles, adequate and correct accounts, books and records of its business and properties. All such books, records and accounts shall be kept at its principal executive office in the state of California, as fixed by the Board of Directors from time to time.

Section 2.        INSPECTION OF BOOKS AND RECORDS. All books and records provided for in Sec. 1500 of the California Corporations Code shall be open to inspection of the Directors and Shareholders from time to time and in the manner provided in Sections 1600 - 1602 of the California Corporations Code.

Section 3.        CERTIFICATION AND INSPECTION OF BYLAWS. The original or a copy of these Bylaws, as amended or otherwise altered to date, certified by the Secretary, shall be kept at the corporation’s principal executive office and shall be open to inspection by the Shareholders of the corporation at all reasonable times during office hours as provided in Sec. 213 of the California Corporations Code.

Section 4.        CHECKS, DRAFTS, ETC. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 5.        CONTRACTS, ETC. - HOW EXECUTED. The Board of Directors may authorize any Officer or Officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, no Officer, agent or employee shall have any power or authority to bind the corporation by any contract or agreement, or to pledge its credit, or to render it liable for any purpose or to any amount, except as provided in Sec. 313 of the California Corporations Code.

ARTICLE VII

ANNUAL REPORTS

Section 1.        REPORT TO SHAREHOLDERS DUE DATE. The Board of Directors shall cause an annual report to be sent to the Shareholders not later than one hundred twenty (120) days after the close of the fiscal or calendar year adopted by the corporation. This report shall be sent at least fifteen (15) days before the annual meeting of Shareholders to be held during the next fiscal year and in the manner specified in Section 4 of Article IV of these Bylaws for giving notice to Shareholders of the corporation. The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year, accompanied by any report of independent accountants or, if there is no such report, the certificate of an authorized Officer of the corporation that the statements were prepared without audit from the books and records of the corporation.

ARTICLE VIII

AMENDMENTS TO BYLAWS

Section 1.        AMENDMENT BY SHAREHOLDERS. Subject to Section 9 of Article II, new Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Articles of Incorporation of the corporation set forth the number of authorized Directors of the corporation, the authorized number of Directors may be changed only by an amendment of the Articles of Incorporation.

Section 2.        POWERS OF DIRECTORS. Subject to the right of the Shareholders to adopt, amend or repeal Bylaws, as provided in Section 1 of this Article VIII, and subject to the limitations of Sec. 204(a)(5) and Sec. 212 of the California Corporations Code, the Board of Directors may adopt, amend or repeal any of these Bylaws other than a Bylaw or amendment thereof changing the authorized number of Directors.

Section 3.        RECORD OF AMENDMENTS. Whenever an amendment or new Bylaw is adopted, it shall be copied in the book of Bylaws with the original Bylaws, in the appropriate place. If any Bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or written assent was filed shall be stated in said book.

ARTICLE IX

CORPORATE SEAL

The corporate seal shall be circular in form and shall have inscribed thereon the name of the corporation, the date of its incorporation and the word “California.”

ARTICLE X

MISCELLANEOUS

Section 1.        REFERENCES TO CODE SECTIONS. “Sec.” references herein refer to the equivalent Sections of the California General Corporation Law effective January 1, 1977, as amended (the “California Corporations Code”). Capitalized terms used but not defined herein are as defined in the California Corporations Code.

Section 2.        REPRESENTATION OF SHARES IN OTHER CORPORATIONS. Shares of other corporations standing in the name of this corporation may be voted or represented, and all incidents thereto may be exercised, on behalf of the corporation by the Chairman of the Board, the Chief Executive Officer or any Vice President and the Secretary or an Assistant Secretary.

Section 3.        SUBSIDIARY CORPORATIONS. Shares of this corporation owned by a subsidiary shall not be entitled to vote on any matter. A subsidiary for these purposes is defined as a corporation or other entity, the shares of which possessing more than 25% of the total combined voting power of all classes of shares entitled to vote, are owned directly or indirectly through one (1) or more subsidiaries.

Section 4.        INDEMNITY. The corporation shall indemnify any Director, Officer, agent or employee as to those liabilities to the fullest extent allowed pursuant to Sec. 317 of the California Corporations Code. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons, whether or not the corporation would have the power to indemnify such person against the liability insured against.

Section 5.        ACCOUNTING YEAR. The accounting year of the corporation shall be fixed by resolution of the Board of Directors.

CERTIFICATE OF SECRETARY

I certify:

(1)       That I am the duly elected and acting Secretary of Ophthalmic Imaging Systems, a California corporation; and

(2)       That the foregoing Bylaws, comprising thirteen (13) pages, constitute the Bylaws of such corporation on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate effective as of _________, 2007.

________________, Secretary

EXHIBIT J

SURVIVING CORPORATION MEMORANDUM OF ASSOCIATION

[TO COME]

EXHIBIT K

OIS OPTION PLANS

1.	1997 Stock Option Plan
2.	2000 Stock Option Plan
3.	2003 Stock Option Plan
4.	2005 Stock Option Plan

EXHIBIT L

NEW INDEMNIFICATION LETTERS

1.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Mira Nesher
2.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Mira Kerbs
3.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Noam Allon
4.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Doron Maor
5.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Gabriel Buganium
6.	Indemnification Agreement dated as of February 3, 2008 from Medivision Medical Imaging Ltd. to Maria Clerch

EXHIBIT M

MERGER PROPOSAL

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